UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE YANKEE CANDLE COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share, of The Yankee Candle Company, Inc. (“Yankee Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

39,938,837 shares of Yankee Common Stock, including 93,700 shares of Yankee Common Stock that are comprised of restricted Yankee Common Stock, options to purchase 1,962,434 shares of Yankee Common Stock with an exercise price less than $34.75 and 123,950 shares of Yankee Common Stock to be issued in respect of performance share awards.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 39,938,837 shares of Yankee Common Stock, including 93,700 shares of Yankee Common Stock that are comprised of restricted Yankee Common Stock, multiplied by $34.75 per share; (B) (i) 123,950 shares of Yankee Common Stock to be issued in respect of performance share awards multiplied by $34.75 per share, (ii) 111,285 shares of Yankee Common Stock to be issued in respect of performance share awards multiplied by $0.50 per share, and (iii) 12,665 shares of Yankee Common Stock to be issued in respect of performance share awards multiplied by $0.25 per share; and (C) options to purchase 1,962,434 shares of Yankee Common Stock with exercise prices less than $34.75, multiplied by $10.94 per share (which is the difference between $34.75 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.000107 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$1,413,709,684.96

(5)	Total fee paid:

$151,266.94

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

16 YANKEE CANDLE WAY

SOUTH DEERFIELD, MASSACHUSETTS 01373

[•]

Dear Stockholder:

The Yankee Candle Company, Inc. (“Yankee”) has entered into an agreement and plan of merger (the “Merger Agreement”) providing for the merger (the “Merger”) of Yankee with an affiliate of Madison Dearborn Partners, LLC, a private equity firm. If the Merger is completed, you will receive $34.75 in cash, without interest and less any required withholding taxes, for each share of common stock, par value $0.01 per share, of Yankee (“Yankee Common Stock”), you own and Yankee will become wholly-owned by an entity controlled by affiliates of Madison Dearborn Partners, LLC.

At a special meeting (the “Special Meeting”) of the Yankee stockholders, you will be asked to consider and vote on a proposal to approve and adopt the Merger and the Merger Agreement. After careful consideration, our board of directors (“Board of Directors”) (other than Mr. Dale F. Frey, who recused himself due to his affiliation with a bidder, other than Madison Dearborn Partners, LLC) unanimously approved the Merger and the Merger Agreement and determined that the Merger is advisable and in the best interests of Yankee and our stockholders. THE BOARD OF DIRECTORS (OTHER THAN MR. DALE F. FREY, WHO RECUSED HIMSELF DUE TO HIS AFFILIATION WITH A BIDDER, OTHER THAN MADISON DEARBORN PARTNERS, LLC) UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT.

The time, date and place of the Special Meeting are as follows:

on [•] at [•] at The Yankee Candle Employee Health and Fitness Center, 25 Greenfield Road (Routes 5 & 10), South Deerfield, Massachusetts 01373 (adjacent to Yankee’s South Deerfield flagship store).

The proxy statement attached to this letter provides you with information about the proposed Merger and the Special Meeting. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to carefully read the entire proxy statement, including the annexes. You may also obtain more information about Yankee from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. Because approval and adoption of the Merger and the Merger Agreement require the affirmative vote of the holders of a majority of the outstanding shares of Yankee Common Stock entitled to vote as of the close of business on the record date for the Special Meeting, a failure to vote will have the same effect as a vote against approval and adoption of the Merger and the Merger Agreement.

Whether or not you plan to attend the Special Meeting in person and regardless of the number of shares you own, it is important that your shares be represented and voted at the Special Meeting. Accordingly, you are requested to vote the enclosed proxy at your earliest convenience. Your shares will then be represented at the Special Meeting, and we will be able to avoid the expense of further solicitation.

Submitting your proxy will not prevent you from voting your shares in person if you subsequently choose to attend the Special Meeting.

Thank you for your cooperation and continued support.

Very truly yours,

Craig W. Rydin

Chairman of the Board of Directors and

Chief Executive Officer

THIS PROXY STATEMENT IS DATED [•]

AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT [•]

16 YANKEE CANDLE WAY

SOUTH DEERFIELD, MASSACHUSETTS 01373

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [•]

To the Stockholders:

NOTICE IS HEREBY given that a special meeting (the “Special Meeting”) of stockholders of The Yankee Candle Company, Inc. (“Yankee”), will be held on [•] at [•] at The Yankee Candle Employee Health and Fitness Center, 25 Greenfield Road (Routes 5 & 10), South Deerfield, Massachusetts 01373 (adjacent to Yankee’s South Deerfield flagship store). At the Special Meeting, stockholders will be asked to consider and act upon the following matters:

•	Approve and adopt the merger (the “Merger”) and the agreement and plan of merger (the “Merger Agreement”) that provides for the acquisition of Yankee by YCC Holdings LLC, which we refer to as Parent, an entity formed on behalf of Madison Dearborn Capital Partners V-A, L.P., Madison Dearborn Capital Partners V-C, L.P., and Madison Dearborn Capital Partners Capital V Executive-A, L.P. (collectively, “Madison Dearborn”), which are limited partnerships of which Madison Dearborn Partners, LLC (“MDCP”) is the ultimate general partner. As further described in this proxy statement, the Merger Agreement provides for the Merger of Yankee Acquisition Corp., an indirect wholly-owned subsidiary of Parent, which we refer to as Merger Sub, with and into Yankee pursuant to which each outstanding share of common stock, par value $0.01 per share, of Yankee (“Yankee Common Stock”) (other than shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, shares held in the treasury of Yankee and shares held by any stockholders who are entitled to and who properly exercise appraisal rights under Massachusetts law), will be converted into the right to receive $34.75 in cash, without interest and less any required withholding taxes (the “Merger Consideration”).

•	Adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve and adopt the Merger and the Merger Agreement, if proposed by the Board of Directors.

Whether or not you plan to attend the Special Meeting, we encourage you to vote by proxy as soon as possible. To vote your proxy, mark your vote on the enclosed proxy card, sign it correctly, and return it in the envelope provided. If you receive more than one proxy card because your shares are registered in different names or at different addresses, each proxy card should be voted to ensure that all of your shares will be counted. You may revoke your proxy at any time prior to the Special Meeting, and if you are present at the Special Meeting, you may withdraw your proxy and vote in person.

YOUR VOTE IS IMPORTANT. Only stockholders of record on the close of business on [•] are entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement of the Special Meeting. On the record date, we had outstanding [•] shares of Yankee Common Stock. Each share of Yankee Common Stock is entitled to one vote on each matter to come before the Special Meeting. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Yankee Common Stock entitled to vote as of the record date is necessary to constitute a quorum at the Special Meeting. Approval and adoption of the Merger and the Merger Agreement require the affirmative vote of the holders of a majority of the outstanding shares of Yankee Common Stock entitled to vote as of the close of business on the record date for the Special Meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval and adoption of the Merger and the Merger Agreement. If you fail to return your proxy card and do not attend the Special Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote against the approval and adoption of the Merger and the Merger Agreement. All stockholders of record are cordially invited to attend the Special Meeting in person. A complete list of stockholders of record entitled to vote at the Special Meeting will be open to the examination of any stockholder at the Special Meeting and at our headquarters during normal business hours at 16 Yankee Candle Way, South Deerfield, Massachusetts 01373 for a period beginning two business days after this notice of the Special Meeting is given continuing through the Special Meeting.

This notice, the accompanying proxy statement and the enclosed proxy card are sent to you by order of the board of directors (the “Board of Directors”) of The Yankee Candle Company, Inc.

James A. Perley

Senior Vice President, General Counsel

and Secretary

[date]

Yankee believes that you are not entitled to appraisal rights under the Massachusetts Business Corporation Act (Chapter 156D of the Massachusetts General Laws) (the “MBCA”) in connection with the Merger. However, the relevant section of the MBCA has not yet been the subject of judicial interpretation. Therefore, any stockholder who believes he, she or it is entitled to appraisal rights and who wishes to preserve those rights should carefully follow the procedures described in the proxy statement. A copy of the applicable MBCA provisions is attached as Annex D to the accompanying proxy statement.

Please do not send your stock certificates at this time. If the Merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

i

ii

In this proxy statement, the terms “Yankee”, “we”, “our”, “ours”, and “us” refer to The Yankee Candle Company, Inc.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. This summary is not meant to be a substitute for the information contained in the remainder of the proxy statement. To understand fully the potential acquisition of Yankee by Madison Dearborn, which we refer to as the Merger, and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement.

The Parties to the Merger

Yankee, a Massachusetts corporation, is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry. Yankee sells its products through a North American wholesale customer network of approximately 17,454 store locations, a growing base of Yankee owned and operated retail stores (409 stores located in 42 states as of September 30, 2006, including 15 Illuminations stores), direct mail catalogs, its Internet website (www.yankeecandle.com), international distributors and to a European wholesale customer network of approximately 2,428 store locations.

Parent is a Delaware limited liability company formed by Madison Dearborn solely for the purpose of, and has not carried on any business, conducted any operations or incurred any liabilities other than in connection with, consummating the Merger and the transactions contemplated by the Merger Agreement.

Yankee Holding Corp. is a Delaware corporation and wholly-owned subsidiary of Parent formed by Madison Dearborn solely for the purpose of, and has not carried on any business, conducted any operations or incurred any liabilities other than in connection with, consummating the Merger and the transactions contemplated by the Merger Agreement.

Merger Sub is a Massachusetts corporation, an indirect wholly-owned subsidiary of Parent and a direct wholly-owned subsidiary of Yankee Holding Corp., formed by Madison Dearborn solely for the purpose of, and has not carried on any business, conducted any operations or incurred any liabilities other than in connection with, consummating the Merger and the transactions contemplated by the Merger Agreement. Subject to the terms and conditions of the Merger Agreement and in accordance with Massachusetts law, at the consummation of the Merger, Merger Sub will merge with and into Yankee. Merger Sub has de minimis assets and no operations.

MDCP is a leading private equity investment firm based in Chicago, Illinois. MDCP has raised over $14 billion of equity capital, and makes new investments through its most recent fund, Madison Dearborn Capital Partners V.

Reasons for the Merger (Page 27)

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board of Directors consulted with Yankee’s management, financial advisors and legal counsel. In concluding that the Merger is advisable and in the best interests of Yankee and its stockholders, the Board of Directors considered a variety of factors including, among others:

•	the current and historical prices of Yankee Common Stock and the fact that the Merger Consideration of $34.75 per share in cash represents a premium of approximately 57% to the closing sale price of Yankee Common Stock on the New York Stock Exchange (“NYSE”) on July 25, 2006, the last trading day before we publicly announced exploration of our strategic alternatives;

•	the possible alternatives to the Merger, including continuing to operate Yankee as an independent publicly traded company, and the risks and uncertainties associated with such alternatives, including the risks associated with our ability to meet our projections for future results of operations, compared to the certainty of realizing in cash a fair value for their investment provided to our stockholders by the Merger;

•	the comprehensive and thorough auction process conducted by us, with the assistance of our financial and legal advisors, which involved engaging in discussions with forty-five parties to determine their interest in acquiring Yankee, entering into confidentiality agreements with thirty parties and the receipt of two definitive proposals to acquire Yankee;

•	the specific terms of the Merger Agreement; and

•	the fact that the Merger and the Merger Agreement are subject to the approval of the holders of a majority of the outstanding shares of Yankee Common Stock.

For a description of the factors that the Board of Directors considered in concluding that the Merger is advisable and in the best interests of Yankee and its stockholders, see “The Merger—Reasons for the Merger”.

Recommendation of the Board of Directors (Page 29)

After careful consideration, the Board of Directors (other than Mr. Dale F. Frey, who recused himself due to his affiliation with a bidder, other than Madison Dearborn) unanimously approved the Merger and the Merger Agreement and determined that the Merger is advisable and in the best interests of Yankee and our stockholders and recommends that Yankee stockholders vote “FOR” approval and adoption of the Merger and the Merger Agreement.

Opinions of Yankee’s Financial Advisors (Page 29 and Annexes B and C)

In connection with the Merger, each of Lehman Brothers, Inc. (“Lehman Brothers”) and Peter J. Solomon Company, L.P. (“PJSC”) delivered a written opinion, dated October 24, 2006, to the Board of Directors as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Yankee Common Stock. The full text of the written opinions of Lehman Brothers and PJSC are attached to this proxy statement as Annex B and Annex C, respectively. We encourage you to read each of these opinions carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. See “Opinions of Yankee’s Financial Advisors” beginning on page 29 of this proxy statement. Lehman Brothers’ and PJSC’s opinions were provided to the Board of Directors in connection with its evaluation of the Merger Consideration, do not address any other aspect of the proposed transactions and do not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Financing the Merger (Page 41)

It is estimated that the total amount of funds necessary to complete the Merger and the related transactions to be approximately $1.6 billion, which includes approximately $1.4 billion to be paid out to Yankee’s stockholders and holders of other equity-based interests in Yankee and approximately $148.0 million to refinance existing indebtedness of Yankee (based on estimated year-end indebtedness), with the remainder to be applied to pay related fees and expenses in connection with the Merger and the financing arrangements. These payments are expected to be funded by equity financing from Madison Dearborn, debt financing and, to the extent available, Yankee’s available cash.

Funding of the equity and debt financing is subject to conditions set forth in the commitment letters under which the financing will be provided.

Equity Financing

Madison Dearborn has delivered an equity commitment letter for $433.3 million to Parent, which constitutes the equity portion of the merger financing. This equity commitment will be reduced on a dollar for dollar basis for any purchase by any co-investor (including affiliates of Madison Dearborn and Yankee’s officers) of equity securities of Parent.

Debt Financing

In connection with the execution and delivery of the Merger Agreement, Merger Sub and Parent have entered into a debt financing commitment letter with Lehman Brothers Inc.; Lehman Brothers Commercial Bank; Lehman Commercial Paper Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; and Merrill Lynch Capital Corporation to provide up to $1.3 billion in debt financing, consisting of (1) senior secured credit facilities in aggregate amount of up to $775.0 million, consisting of a term loan facility of up to $650.0 million and a revolving credit facility of up to $125.0 million, (2) a senior unsecured increasing rate bridge facility in an aggregate amount of up to $300.0 million, and (3) a senior subordinated increasing rate bridge facility in an aggregate amount of up to $225.0 million.

Interests of Yankee’s Directors and Executive Officers in the Merger (Page 44)

In considering the recommendation of the Board of Directors with respect to the Merger, Yankee stockholders should be aware that executive officers and directors of Yankee have certain interests in the Merger that may be different from, or in addition to, the interests of Yankee stockholders generally. The Board of Directors was aware of the interests and considered them, among other matters, when approving the Merger Agreement and recommending that Yankee stockholders vote to approve and adopt the Merger Agreement. The aggregate amount of compensatory payments and benefits that our executive officers and directors will receive as a result of the Merger (including with respect to the cancellation of their outstanding equity awards) is $21,971,274, which amount does not include Merger Consideration to which such individuals will be entitled in respect of shares of Yankee Common Stock owned by them as of the record date for the Special Meeting.

Treatment of Options (Page 44)

All options to purchase Yankee Common Stock under the Yankee stock plans (each, an “Option”) that are outstanding immediately prior to the consummation of the Merger (whether or not then vested or exercisable) will be canceled at the consummation of the Merger and each holder of an Option will be entitled to receive from the surviving corporation, for each share of Yankee Common Stock subject to such Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option.

Please see page 45 for a table that summarizes the number, the weighted average exercise price and the value of vested and unvested Options held by our named executive officers, other executive officers as a group, and directors as of November 13, 2006.

Treatment of Restricted Stock (Page 44)

In addition, any shares of Yankee Common Stock granted by Yankee under any stock plan of Yankee (each, a share of “Restricted Stock”), which are outstanding immediately prior to the consummation of the Merger, will vest and become free of any restrictions as of the consummation of the Merger, and will be converted into the right of the holders thereof to receive from the surviving corporation, for each such share of Restricted Stock, an amount in cash equal to the Merger Consideration.

Please see page 45 for a table that summarizes the number and value of shares of Restricted Stock held by our named executive officers, other executive officers as a group, and directors as of November 13, 2006.

Treatment of Performance Share Awards (Page 46)

In each of 2004, 2005 and 2006, Yankee granted performance share awards in respect of Yankee Common Stock (“Performance Share Awards”) to certain of our officers and key employees pursuant to Award of Performance Shares Agreements. Each such agreement provides that Yankee will issue shares of Yankee Common Stock, pursuant to the Performance Share Awards, under certain Yankee stock plans to the recipient (the “Performance Shares”), subject to Yankee attaining pre-approved targeted levels of cumulative earnings per share for the three fiscal years covered by each agreement. Under the terms of the Merger Agreement, and in accordance with determinations made by Yankee’s Board of Directors, immediately prior to the consummation of the Merger, Yankee will issue to each holder of a Performance Share Award a number of Performance Shares equal to (i) with respect to the 2004-2006 performance period, 60% of the target number of such holder’s Performance Share Awards, (ii) with respect to the 2005-2007 performance period, 66.7% of the target number of such holder’s Performance Share Awards and (iii) with respect to the 2006-2008 performance period, 33.33% of the target number of such holder’s Performance Share Awards. At the consummation of the Merger, each such Performance Share will be converted into the right of holders thereof to receive, for each Performance Share, the Merger Consideration. The surviving corporation will also pay to each holder of Performance Shares so issued, an amount of cash equal to the sum of (i) the product of (x) $0.50 and (y) the number of Performance Shares in respect of the 2004-2006 and 2005-2007 periods held by such holder, and (ii) the product of (x) $0.25 and (y) the number of Performance Shares in respect of the 2006-2008 period held by such holder; these cash payments represent the “dividend equivalent payments” contemplated under the Award of Performance Shares Agreements.

Please see page 46 for a table that sets forth the number and value of Performance Shares to be issued to Yankee’s named executive officers, and Yankee’s other executive officers as a group, immediately prior to consummation of the Merger pursuant to the above formula, as well as the dividend equivalent payments to be made upon completion of the Merger.

Other Matters (Page 46)

Yankee is party to various executive severance agreements with certain of its officers, including the named executive officers. These agreements provide for certain severance benefits to the executive in the event his or her employment is terminated (i) by Yankee without cause prior to or more than two years after the consummation of the Merger or (ii) if the executive’s employment is terminated within two years of the consummation of the Merger by Yankee without cause or by the executive for good reason. See page 47 for a table that sets forth the cash severance pay to which Yankee’s named executive officers and other officers as a group would be entitled under the plan if their employment terminated under either of the above circumstances.

Yankee’s Board of Directors established the Special Retention Bonus Plan for the benefit of Yankee’s executive officers and certain other key employees of Yankee. The plan provides that each participating employee who remains employed with Yankee through the date three months following the Merger or whose employment is terminated by Yankee without cause prior to such date will receive a special retention bonus in an amount equal to either a specified percentage of his or her annual base salary (as of the date the plan was adopted) or a specified dollar amount. If the Merger does not occur by April 1, 2007, the plan will terminate unless extended by the Board of Directors in its discretion. Please see page 47 for a table that shows the special retention bonuses for the named executive officers and Yankee’s other executive officers as a group.

The Merger Agreement provides for director and officer indemnification and insurance and for the continuation of certain employee benefits for specified time periods. Parent has agreed to cause the surviving corporation and its subsidiaries (for purposes of this section, we refer to them together with their successors, as the “indemnifying parties”) to establish and maintain for a period of not less than six years from and after the consummation of the Merger, provisions in their articles of organization, by-laws and other organizational documents concerning the indemnification (including provisions relating to expense advancement) of Yankee’s former and current officers, directors, employees and agents that are no less favorable to those persons than the provisions of the articles of organization, by-laws and other organizational documents of Yankee and our subsidiaries as in effect on October 24, 2006, and not to amend, repeal or otherwise modify such provisions in any respect adverse to such former and current officers, directors, employees and agents, except as required by applicable law. For a description of these provisions, please see “The Merger Agreement—Directors’ and Officers’ Indemnification” beginning on page 60.

Parent has agreed, for the period beginning on the consummation of the Merger and ending not less than two years following the consummation of the Merger, to cause the surviving corporation to at least maintain the base salary or base wages of the current employees of Yankee and our subsidiaries and the employee benefit plans and foreign plans (other than equity-based plans) in effect on October 24, 2006, or to provide base salary or base wages and employee benefits (other than equity-based plans) to each current employee of Yankee and our subsidiaries that, taken as a whole, are not materially less favorable in the aggregate to each such employee than those benefits in effect for each such employee on October 24, 2006. For a description of these provisions, please see “The Merger Agreement—Benefit Plans” beginning on page 67.

Immediately following the Merger, participants in Yankee’s Executive Deferred Compensation Plan will receive distributions as well as a pro-rata matching contribution (assuming they are eligible to receive matching contributions under the plan).

As of the date of this proxy statement, no member of our management or Board of Directors has entered into any agreement or arrangement with Madison Dearborn or its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent. Although we believe members of our management team are likely to enter into such arrangements, such matters are subject to further negotiations and discussion and no terms or conditions have been finalized. Any such new arrangements are expected to be entered into prior to the completion of the Merger.

Material United States Federal Income Tax Consequences (Page 48)

The receipt of cash in the Merger (or pursuant to the exercise of appraisal rights, if applicable) by U.S. holders of Yankee Common Stock will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. holder of Yankee Common Stock will recognize gain or loss equal to the difference between the amount of cash received (inclusive of any cash withheld for tax purposes) in exchange for such Yankee Common Stock and the U.S. holder’s adjusted tax basis in such Yankee Common Stock. See “The Merger—Material United States Federal Income Tax Consequences” for a more detailed discussion.

Regulatory Approvals (Page 50)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or Hart-Scott-Rodino Act, and related rules provide that transactions such as the Merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On October 31, 2006, Yankee and Madison Dearborn Capital Partners V-A, L.P. each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. Early termination of the Hart-Scott-Rodino Act waiting period was granted by the Federal Trade Commission effective as of November 14, 2006.

The German, Irish and Austrian merger control laws require that transactions which exceed certain thresholds based on worldwide and local sales in the previous fiscal year not be implemented until the governmental entity approves the transaction. Madison Dearborn has determined that the thresholds are met in Germany and Austria, and possibly in Ireland, and will cause the filing of the required information with the German Federal Cartel Office and the Austrian Federal Competition Authority promptly, and with the Irish Competition Authority as soon as possible after a conclusive determination has been made by MDCP that the merger control thresholds are met. The parties expect clearances no later than [December 31, 2006].

Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act, the filings under the merger control laws in Germany and Austria, and possibly in Ireland, and the filing of the articles of merger in Massachusetts at or before the consummation of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.

Litigation (Page 51)

On October 25, 2006, a putative stockholder class action lawsuit, entitled Schwartz v. Yankee Candle Company, Inc. et al., C.A. No. 06-118, was filed against Yankee and its directors, as well as against MDCP, in

Superior Court in Massachusetts. The complaint alleges that Yankee and its directors breached their fiduciary duties to Yankee’s stockholders in approving the proposed transaction between Yankee and Madison Dearborn, and that MDCP aided and abetted the directors’ alleged breaches of their fiduciary duties. Specifically, among other things, the complaint alleges that the directors (i) failed to properly value Yankee; (ii) failed to take steps to maximize the value of Yankee by failing to adequately solicit alternative potential acquirors or alternative transactions; and (iii) favored the Madison Dearborn transaction over other potential transactions due to loyalty to current management. The complaint seeks, among other things, an injunction preventing the completion of the proposed transaction, rescission if the transaction is consummated, monetary damages, attorneys’ fees and expenses associated with the lawsuit, and any other further equitable relief as the court may deem just and proper.

The defendants are currently due to respond to the complaint on December 22, 2006. To date, plaintiffs have not filed a motion seeking any injunction preventing the completion of the proposed transaction. The defendants believe the suit is without merit and intend to defend against it vigorously.

Solicitation (Page 62)

In the Merger Agreement, we have agreed not to:

•	solicit, knowingly encourage or initiate, or take any other action to knowingly facilitate any acquisition proposal other than the transactions contemplated by the Merger Agreement, or

•	enter into, participate, continue or otherwise engage in discussions or negotiations with, or provide any non-public information to any person (other than Parent, Merger Sub and their representatives) with respect to any inquiries regarding, or the making of, an acquisition proposal, or

•	approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to an acquisition proposal.

Notwithstanding anything to the contrary in the Merger Agreement, prior to (but not after) the receipt of stockholder approval of the Merger, we may:

•	provide information in response to a request by a person who has made a bona fide written acquisition proposal that was not initiated or solicited in violation of the non-solicitation provisions of the Merger Agreement; and/or

•	engage in discussions or negotiations with any person who has made a bona fide written acquisition proposal that was not initiated or solicited in violation of the non-solicitation provisions of the Merger Agreement, if, in each case, our Board of Directors:

•	determines in good faith (after consultation with outside legal counsel) that failure to take such action would reasonably be expected to result in a breach of its fiduciary duties under applicable law, and

•	determines in good faith that the acquisition proposal either constitutes a superior proposal in comparison to the Merger or is reasonably likely to lead to a superior proposal in comparison to the Merger.

At any time prior to receipt of stockholder approval of the Merger and the Merger Agreement, if our Board of Directors (after consultation with our financial advisor and outside counsel) determines in good faith that any acquisition proposal which was not solicited in violation of the non-solicitation provisions of the Merger Agreement constitutes a superior proposal in comparison to the Merger and (after consultation with our outside counsel) the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to our stockholders under applicable laws, our Board of Directors may:

•	withdraw or modify its approval or recommendation of the Merger and the Merger Agreement,

•	approve or recommend such superior proposal,

•	cause Yankee or any of our subsidiaries to enter into a binding written agreement with respect to, and containing the terms of, such superior proposal, and

•	terminate the Merger Agreement in accordance with, and after complying with all the termination provisions of the Merger Agreement, as described below.

Conditions to Consummation of the Merger (Page 69)

The consummation of the Merger depends on the satisfaction, at or prior to the Merger, of a number of conditions to the obligations of the parties to effect the Merger, including the following:

•	adoption and approval of the Merger and the Merger Agreement by the requisite vote of the holders of Yankee Common Stock;

•	absence of any statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any governmental entity or other legal restraint or prohibition preventing, or rendering illegal, the consummation of the Merger;

•	expiration or termination of the waiting period applicable to the Merger under the Hart-Scott-Rodino Act;

•	accuracy of representations and warranties made by the other party in the Merger Agreement at the closing of the Merger, to the extent specified in the Merger Agreement; and

•	performance of obligations and covenants required to be performed or complied with by the other party under the Merger Agreement at or prior to the closing of the Merger, to the extent specified in the Merger Agreement.

In addition, Parent and Merger Sub are not obligated to complete the Merger until the expiration of a marketing period to permit them to complete the debt financing of the Merger, as described under “The Merger Agreement—The Merger; Effective Time; Marketing Period”.

Termination of the Merger Agreement (Page 70)

The Merger Agreement may be terminated at any time prior to the consummation of the Merger:

•	by mutual written consent of Parent and Yankee;

•	by either Parent or Yankee:

•	if the consummation of the Merger has not occurred on or before April 24, 2007, but such right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the consummation of the Merger to occur on or before April 24, 2007, including our failure to take all action reasonably necessary to call and hold the Special Meeting in accordance with the provisions of the Merger Agreement, and the failure of Parent to use its reasonable best efforts to obtain the financing in accordance with the provisions of the Merger Agreement;

•	if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action has become final and nonappealable such that it would result in a failure to satisfy the closing condition relating to the absence of injunctions or restraints; provided that such right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the principal cause of, or resulted in, such action; or

•	if, upon a vote at a duly held Special Meeting (including any adjournment or postponement thereof) to obtain stockholder approval of the Merger and the Merger Agreement, stockholder approval is not obtained;

•	by Parent, if we breach or fail to perform any of our representations, warranties, covenants or obligations contained in the Merger Agreement, in any case, as a result of which a closing condition relating to Parent’s and Merger Sub’s obligation to consummate the Merger (other than receipt of the resignations of all of the directors of Yankee) is incapable of being satisfied as of April 24, 2007 and, in any such case, such breach (if curable) has not been cured within 30 days after notice to us or waived by Parent (provided that Parent or Merger Sub is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement);

•	by Parent:

•	if prior to the receipt of stockholder approval of the Merger and the Merger Agreement, our Board of Directors publicly withdraws its approval or recommendation of the Merger Agreement or the Merger or recommends to Yankee stockholders any acquisition proposal other than the Merger; or

•	if we have entered into a definitive agreement for a superior proposal;

•	by Yankee, if Parent or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or obligations contained in the Merger Agreement, in any case, as a result of which a closing condition relating to Yankee’s obligation to consummate the Merger is incapable of being satisfied as of April 24, 2007 and, in any such case, such breach (if curable) has not been cured within 30 days after notice to Parent or waived by us (provided that we are not then in material breach of any representation, warranty or covenant contained in the Merger Agreement);

•	subject to Yankee and our subsidiaries’ compliance with the provisions of the Merger Agreement regarding non-solicitation and payment of termination fees, by Yankee prior to the receipt of stockholder approval of the Merger and the Merger Agreement in order to enter into a definitive agreement for a superior proposal; or

•	by Yankee, if all of the conditions regarding each party’s obligation to consummate the Merger have been satisfied and the conditions to Parent and Merger Sub’s obligation to consummate the Merger would be then capable of being satisfied at a closing of the Merger, and on or after the last day of the marketing period Parent has failed to effect the closing of the Merger and deposit cash in an aggregate amount equal to the amount necessary to pay our securityholders in connection with the Merger as set forth in the Merger Agreement.

Fees and Expenses (Page 72)

Except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that (a) the filing fees required to be paid in connection with the filing of the Notification and Report Form under the Hart-Scott-Rodino Act and the costs and expenses incurred in connection with the printing and mailing of this proxy statement will be shared equally by Parent and Yankee, and (b) the costs and expenses incurred in connection with the printing and mailing of this proxy statement will be paid entirely by us (and any amounts previously paid by Parent will be promptly reimbursed by Yankee) in the event the Merger Agreement is terminated:

•	by us prior to the receipt of stockholder approval of the Merger and the Merger Agreement in order to enter into a definitive agreement for a superior proposal; or

•	by Parent because:

•	prior to the receipt of stockholder approval of the Merger and the Merger Agreement, our Board of Directors publicly withdraws its approval or recommendation of the Merger Agreement or the Merger or recommends to Yankee stockholders any acquisition proposal other than the Merger; or

•	we have entered into a definitive agreement for a superior proposal; or

•	by Parent because we have breached or failed to perform any of our representations, warranties, covenants or obligations contained in the Merger Agreement, as a result of which a closing condition relating to Parent’s and Merger Sub’s obligation to consummate the Merger (other than receipt of the resignations of all of the directors of Yankee) is incapable of being satisfied as of April 24, 2007 and, in any such case, such breach (if curable) has not been cured within 30 days after notice to us or waived by Parent (provided that Parent or Merger Sub is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement).

Fees and Expenses Payable by Yankee

We have agreed to pay to an affiliate of Madison Dearborn a fee equal to $56,548,000 if:

•	the Merger Agreement is terminated by Parent (in which case, the fee will be payable within two business days after such termination) because:

•	prior to the receipt of stockholder approval of the Merger and the Merger Agreement, our Board of Directors publicly withdraws its approval or recommendation of the Merger Agreement or the Merger or recommends to Yankee stockholders any acquisition proposal other than the Merger; or

•	we have entered into a definitive agreement for a superior proposal;

•	the Merger Agreement is terminated by us prior to the receipt of stockholder approval of the Merger and the Merger Agreement in order to enter into a definitive agreement for a superior proposal (in which case, the fee will be payable at the time of termination); or

•	the Merger Agreement is terminated by either Parent or us (in which case, the fee will be payable within two business days after such event) because (i) (x) the consummation of the Merger has not occurred on or before April 24, 2007 and an acquisition proposal is known to us, or (y) stockholder approval is not obtained upon a vote at a duly held Special Meeting (including any adjournment or postponement thereof) to obtain stockholder approval of the Merger and the Merger Agreement and an acquisition proposal is made directly to our securityholders or otherwise is publicly known and was not publicly withdrawn at least 3 business days prior to the Special Meeting and (ii) prior to the Special Meeting but after October 24, 2006, an acquisition proposal (except that all references to 30% in the definition of acquisition proposal will be deemed references to “more than 50%”) for us has been made (other than by Parent or its affiliates) and within twelve months after such termination either we have entered into a definitive agreement relating to an acquisition proposal for Yankee or a transaction contemplated by an acquisition proposal for Yankee has been consummated.

Parent has agreed that the termination fee described above will be the sole and exclusive remedy of Parent upon termination of the Merger Agreement under circumstances giving rise to an obligation (or potential obligation) of Yankee to pay the amounts set forth above and such remedy will be limited to the aggregate of the sums to be paid as described above. In no event will Yankee be required to pay more than one termination fee pursuant to the termination provisions of the Merger Agreement described above.

Fees and Expenses Payable by Parent

If the Merger Agreement is terminated by Yankee because of a failure by Parent to effect the closing as a result of its failure to receive the proceeds of the debt financing or any alternative debt financing, Parent will be obligated to pay a termination fee of $56,548,000. This termination fee is the sole and exclusive remedy of Yankee unless Parent or Merger Sub is otherwise in breach of the Merger Agreement, in which case, the cap on the liability of Parent, Merger Sub and Madison Dearborn is $113,096,000 in the aggregate for all losses or damages relating to or arising out of the Merger Agreement or the equity commitment letter including any willful or intentional breach thereof.

Limited Guarantee (Page 74)

In connection with the Merger Agreement, Madison Dearborn agreed to guarantee the prompt and complete payment, performance and discharge of all obligations and liabilities of Parent and Merger Sub under the Merger

Agreement, up to a maximum amount of $113,096,000. The guarantee will terminate on the earlier of the consummation of the Merger or April 24, 2008, unless there is litigation pending relating to the guarantee at such time, in which case, the guarantee will terminate promptly after the termination of the litigation.

We can seek specific performance to prevent breaches by Parent or Merger Sub of the Merger Agreement. However, we are not entitled to specific performance if there is a financing failure not due to a breach by Parent or Merger Sub, and our sole and exclusive remedy in this case is a termination fee of $56,548,000 payable to us in the circumstances described under “The Merger Agreement—Fees and Expenses”. Additionally, in no event can we seek to recover in excess of $113,096,000 for a breach of the Merger Agreement by Parent or Merger Sub.

Market Price of Yankee’s Stock (Page 75)

The closing sale price of Yankee Common Stock on the NYSE on July 25, 2006, which was the last trading day before we publicly announced exploration of our strategic alternatives, was $22.08 per share. The closing sale price of Yankee Common Stock on the NYSE on October 24, 2006, which was the last full trading day before our Board of Directors met to consider approval of the Merger and the Merger Agreement, was $28.72 per share. On [•], 2006, the last trading day before the date of this proxy statement, the closing price for Yankee Common Stock on the NYSE was $[•]. You are encouraged to obtain current market quotations for Yankee Common Stock in connection with voting your shares.

As of [•], 2006, the last trading day before the date of this proxy statement, there were [•] registered holders of Yankee Common Stock.

Rights of Appraisal (Page 78 and Annex D)

Section 13.02(a)(1) of the MBCA provides generally that stockholders of a Massachusetts corporation are entitled to appraisal rights in the event of a merger, subject to certain exceptions. One of the exceptions to this general rule applies to a merger in which cash is the sole consideration received by the stockholders, provided that no director, officer or controlling stockholder of the corporation has a direct or indirect material financial interest in the merger other than in (i) his, her or its capacity as a stockholder of the corporation, (ii) his, her or its capacity as a director, officer, employee or consultant of the corporation or the acquiring company pursuant to bona fide arrangements with the corporation or the acquiring company or (iii) any other capacity so long as the stockholder owns less than 5% of the voting securities of the corporation.

Yankee believes that this exception is applicable in this transaction and that you are not entitled to appraisal rights in connection with the Merger. However, the MBCA took effect on July 1, 2004, and Section 13.02 has not yet been the subject of judicial interpretation. Accordingly, it is possible that a court could conclude that this exception is not applicable and that Yankee stockholders are entitled to appraisal rights under Massachusetts law.

Any stockholder who believes he, she or it is entitled to appraisal rights and who wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of Part 13 of the MBCA, attached as Annex D to this Proxy Statement, which sets forth the procedures to be complied with in perfecting any such rights. Among other things, these sections require that you deliver to Yankee written notice of your intent to demand payment for your shares of common stock before the vote on the approval and adoption of the Merger and the Merger Agreement is taken, and that you NOT vote for the approval and adoption of the Merger and the Merger Agreement. Failure to strictly comply with the procedures specified in Part 13 of the MBCA would result in the loss of any appraisal rights to which you may be entitled.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions regarding the Special Meeting and the proposed Merger that you, as a stockholder, may have, and answers to those questions. These questions and answers are not meant to be a substitute for the information contained in the remainder of the proxy statement. We urge you to read the entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement before making any decision.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Yankee by Parent, an entity formed by Madison Dearborn, pursuant to an Agreement and Plan of Merger, dated as of October 24, 2006, by and among Yankee, Parent and Merger Sub, an indirect wholly-owned subsidiary of Parent. Once the Merger and the Merger Agreement have been approved and adopted by our stockholders and the other conditions to closing under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Yankee. Yankee will be the surviving corporation in the Merger and will become an indirect wholly-owned subsidiary of Parent.

Q:	When is the Merger expected to be completed? What is the “marketing period”?

A:	We are working to complete the Merger as soon as possible. We currently anticipate completing the Merger [•], subject to the approval and adoption of the Merger and the Merger Agreement by stockholders and the satisfaction of the other closing conditions in the Merger Agreement. In addition, Parent and Merger Sub are not obligated to complete the Merger until the expiration of a 30 consecutive day “marketing period”, commencing not earlier than January 3, 2007 and subject to extension in limited circumstances, throughout which (1) all the conditions to the obligations of Parent and Merger Sub to complete the Merger are satisfied or would be satisfied if the closing were then scheduled to occur and (2) Parent and Merger Sub have certain financial and other information about Yankee. See “The Merger Agreement—The Merger; Effective Time; Marketing Period” and “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 52 and page 69, respectively.

Q:	What will I receive in the Merger?

A:	Upon completion of the Merger, if you hold shares of Yankee Common Stock, you will be entitled to receive $34.75 in cash, without interest and less any required withholding taxes, for each share of Yankee Common Stock that you own. You will not own shares in the surviving corporation.

Q:	What will happen to Yankee after completion of the Merger?

A:	Upon completion of the Merger, Yankee will cease to be a publicly owned company and will be an indirect wholly-owned subsidiary of Parent. Your shares of Yankee Common Stock will be cancelled and will represent only the right to receive your portion of the Merger Consideration. In addition, trading in shares of Yankee Common Stock on the NYSE will cease and price quotations for shares of Yankee Common Stock will no longer be available.

Q:	Where and when is the Special Meeting?

A:	The Special Meeting will take place on [•], at [•], at The Yankee Candle Employee Health and Fitness Center, 25 Greenfield Road (Routes 5 & 10), South Deerfield, Massachusetts 01373 (adjacent to Yankee’s South Deerfield flagship store).

Q:	What matters will be considered at the Special Meeting?

A:	You will be asked to consider and vote on a proposal to approve and adopt the Merger and the Merger Agreement and to consider and vote on a proposal to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the Merger and the Merger Agreement.

Q:	Who is entitled to vote at the Special Meeting?

A:	Stockholders of record of Yankee Common Stock on the close of business on [•], the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and at any adjournments or postponements thereof. A complete list of stockholders of record entitled to vote at the Special Meeting will be open to the examination of any stockholder at the Special Meeting and at our headquarters during normal business hours at 16 Yankee Candle Way, South Deerfield, Massachusetts 01373 for a period beginning two business days after notice of the Special Meeting is given continuing through the Special Meeting.

Q:	What is the quorum requirement and required vote to approve and adopt the Merger and the Merger Agreement?

A:	Each holder of record of shares of Yankee Common Stock as of the close of business on the record date for the Special Meeting is entitled to cast one vote per share at the Special Meeting on each proposal. As of [•], the record date for the Special Meeting, [•] shares of Yankee Common Stock were entitled to vote at the Special Meeting. The presence of the holders of Yankee Common Stock having a majority of the voting power of the stock entitled to be voted at the Special Meeting, present in person or represented by proxy, is necessary to constitute a quorum for the transaction of business at the Special Meeting. Approval and adoption of the Merger and the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Yankee Common Stock entitled to vote as of the close of business on the record date for the Special Meeting. A failure to vote your shares of Yankee Common Stock or an abstention will have the same effect as a vote “AGAINST” the Merger.

Q:	How do I vote my shares?

A:	After carefully reading this proxy statement, including the annexes, and considering how the Merger affects you, please ensure that your shares are voted at the Special Meeting. To vote your proxy, mark your vote on the enclosed proxy card, sign it correctly, and return it in the envelope provided. If you hold shares registered in the street name of a broker, bank or other nominee, the broker, bank or other nominee has enclosed or will provide a voting instruction card for your use in directing your broker, bank or other nominee how to vote those shares.

Q:	How will shares be voted at the Special Meeting?

A:	All shares of Yankee Common Stock represented by properly executed proxies received before or at the Special Meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” approval and adoption of the Merger and the Merger Agreement and any adjournment or postponement of the Special Meeting.

A properly executed proxy marked “ABSTAIN” with respect to any proposal will be counted as present for purposes of determining whether there is a quorum at the Special Meeting. An abstention will have the same practical effect as a vote “AGAINST” approval and adoption of the Merger and the Merger Agreement.

If you hold shares of Yankee Common Stock in street name through a broker, bank or other nominee, the broker, bank or other nominee may vote your shares only in accordance with your instructions. If you do not give specific instructions to your broker, bank or other nominee as to how you want your shares voted, your broker, bank or other nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote”. Broker non-votes will be counted for purposes of determining whether there is a quorum present at the Special Meeting, and broker non-votes will have the same effect as a vote “AGAINST” approval and adoption of the Merger and the Merger Agreement.

If any other matters are properly brought before the Special Meeting, the people named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.

Q:	What happens if I do not vote?

A:	Because the required vote of Yankee stockholders is based on the number of outstanding shares of Yankee Common Stock entitled to vote, abstentions from voting and “broker non-votes” will have the same effect as voting “AGAINST” the approval and adoption of the Merger and the Merger Agreement. If you return your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the approval and adoption of the Merger and the Merger Agreement and any proposal to adjourn or postpone the Special Meeting to solicit additional proxies in favor of approval and adoption of the Merger and the Merger Agreement.

Q:	May I vote in person?

A:	Yes. You may attend the Special Meeting of Yankee’s stockholders and vote your shares in person rather than submitting a proxy by mail. If you wish to vote in person and your shares are held in street name through a broker, bank or other nominee, you must obtain a proxy from the broker, bank or other nominee authorizing you to vote your shares held in the broker’s, bank’s or other nominee’s name.

Q:	What is required for admission to the Special Meeting?

A:	Only stockholders of Yankee as of the record date for the Special Meeting may attend the Special Meeting. If you are a registered stockholder and plan to attend the Special Meeting in person, please bring valid photo identification with you to the Special Meeting. If you are a beneficial owner of Yankee Common Stock that is held in street name by a broker, bank or other nominee, you will need a legal proxy from the broker, bank or other nominee that holds your shares and valid photo identification to be admitted to the Special Meeting.

Q:	May I change my vote?

A:	Yes, you may change your vote at any time before your proxy is voted at the Special Meeting. If you are a registered stockholder, you may revoke your proxy by notifying Yankee’s Corporate Secretary in writing or by submitting a new proxy by mail, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the Special Meeting and voting in person (you must actually vote in person, simply attending the Special Meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in street name and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to change your vote.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards or vote instruction cards you receive (or submit your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	How will the solicitation of proxies be handled?

A:	We expect to solicit proxies primarily by mail, but our directors, officers and regular employees may also solicit by personal interview, telephone or similar means. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of Yankee Common Stock held of record by those persons.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the Merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to or process your book-entry shares with the paying agent in order to receive the Merger Consideration. You should use the letter of transmittal to exchange stock certificates for the Merger Consideration to which you are entitled as a result of the Merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	How can I obtain additional information about Yankee?

A:	We will provide a copy of our Annual Report on Form 10-K for the year ended December 31, 2005, excluding certain of its exhibits, and other filings with the Securities and Exchange Commission, or SEC, including our reports on Form 10-Q, without charge to any stockholder who makes a written request to The Yankee Candle Company, Inc., 16 Yankee Candle Way, South Deerfield, Massachusetts 01373. Our Annual Report on Form 10-K and other SEC filings may also be accessed at the SEC’s website at http://www.sec.gov or at Yankee’s website at http://www.yankeecandle.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find Additional Information”.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, the Special Meeting or this proxy statement or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact [•], toll-free at [•]. If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain a number of forward-looking statements. Any statements contained herein and therein, including without limitation statements under the headings “Summary” and “The Merger” and statements to the effect that Yankee or its management “believes”, “expects”, “anticipates”, “plans” and similar expressions, that relate to prospective events or developments, possible or assumed future results of operations of Yankee, the expected completion and timing of the Merger and other information relating to the Merger should be considered forward-looking statements. Yankee claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Yankee. There is no assurance that the Merger and the Merger Agreement will be approved by our stockholders, and there is no assurance that the other conditions to the completion of the Merger will be satisfied. In connection with the Merger, we will be subject to several risks, including the following:

•	the current market price of Yankee Common Stock may reflect a market assumption that the Merger will occur, and a failure to complete the Merger could result in a decline in the market price of Yankee Common Stock,

•	certain costs relating to the Merger, such as legal, accounting and certain financial advisory fees, are payable by us whether or not the Merger is completed,

•	under certain circumstances specified in the Merger Agreement, if the Merger is not completed we may be required to pay an affiliate of Madison Dearborn a termination fee of up to approximately $56,548,000,

•	there may be substantial disruption of our business and a distraction of our management and employees from day-to-day operations, because matters related to the Merger may require substantial commitments of their time and resources,

•	uncertainty about the effect of the Merger may adversely affect our relationships with our employees, customers, suppliers and other persons with whom we have business relationships,

•	a putative shareholder class action lawsuit was filed against Yankee, our Board of Directors and MDCP upon the announcement of the Merger, which seeks, among other things, an injunction and monetary damages, and it is possible that there could be additional similar lawsuits filed relating to the Merger, and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find Additional Information”. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained in this proxy statement, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made in this proxy statement remain accurate as of any future date. Moreover, management undertakes no obligation to publicly update or revise forward-looking statements or publicly update or revise the reasons that actual results could differ materially from those anticipated in forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

THE PARTIES TO THE MERGER

The Yankee Candle Company, Inc.

Yankee is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry. Yankee sells its products through a North American wholesale customer network of approximately 17,454 store locations, a growing base of Yankee owned and operated retail stores (409 stores located in 42 states as of September 30, 2006, including 15 Illuminations stores), direct mail catalogs, its Internet website (www.yankeecandle.com), international distributors and to a European wholesale customer network of approximately 2,428 store locations.

Yankee is a Massachusetts corporation with its principal executive offices at 16 Yankee Candle Way, South Deerfield, Massachusetts 01373 and its telephone number is (413) 665-8306.

YCC Holdings LLC

Parent is a Delaware limited liability company formed by Madison Dearborn solely for the purpose of, and has not carried on any business, conducted any operations or incurred any liabilities other than in connection with, consummating the Merger and the transactions contemplated by the Merger Agreement.

Parent’s principal executive offices are at c/o Madison Dearborn Partners, LLC, Three First National Plaza, 38th Floor, Chicago, Illinois 60602, and its telephone number is (312) 895-1000.

Yankee Holding Corp.

Yankee Holding Corp. is a Delaware corporation and wholly-owned subsidiary of Parent formed by Madison Dearborn solely for the purpose of, and has not carried on any business, conducted any operations or incurred any liabilities other than in connection with, consummating the Merger and the transactions contemplated by the Merger Agreement.

Yankee Acquisition Corp.

Merger Sub is a Massachusetts corporation, an indirect wholly-owned subsidiary of Parent and a direct wholly-owned subsidiary of Yankee Holding Corp., formed by Madison Dearborn solely for the purpose of, and has not carried on any business, conducted any operations or incurred any liabilities other than in connection with, consummating the Merger and the transactions contemplated by the Merger Agreement. Subject to the terms and conditions of the Merger Agreement and in accordance with Massachusetts law, at the consummation of the Merger, Merger Sub will merge with and into Yankee. Merger Sub has de minimis assets and no operations.

Merger Sub’s principal executive offices are at c/o Madison Dearborn Partners, LLC, Three First National Plaza, 38th Floor, Chicago, Illinois 60602, and its telephone number is (312) 895-1000.

MDCP is a leading private equity investment firm based in Chicago, Illinois. MDCP has raised over $14 billion of equity capital, and makes new investments through its most recent fund, Madison Dearborn Capital Partners V.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our Board of Directors for use at the Special Meeting. The Special Meeting will be held on [•], starting at [•], at The Yankee Candle Employee Health and Fitness Center, 25 Greenfield Road (Routes 5 & 10), South Deerfield, Massachusetts 01373 (adjacent to Yankee’s South Deerfield flagship store), unless it is postponed or adjourned. The purpose of the Special Meeting is for our stockholders to consider and vote upon the approval and adoption of the Merger and the Merger Agreement. If the stockholders fail to approve and adopt the Merger and the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A.

Matters to Be Considered

At the Special Meeting, Yankee stockholders will be asked to consider and act upon the following matters:

•	approve and adopt the Merger and the Merger Agreement; and

•	adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the Merger and the Merger Agreement.

Stockholders Entitled to Vote

The close of business on [•] has been fixed by the Board of Directors as the record date for the determination of those holders of Yankee Common Stock who are entitled to notice of, and to vote at, the Special Meeting and at any adjournments or postponements thereof.

At the close of business on the record date for the Special Meeting, there were [•] shares of Yankee Common Stock outstanding and entitled to vote, held by approximately [•] holders of record. A complete list of stockholders of record entitled to vote at the Special Meeting will be open to the examination of any stockholder at the Special Meeting and at our headquarters during normal business hours at 16 Yankee Candle Way, South Deerfield, Massachusetts 01373 for a period beginning two business days after this notice of the Special Meeting is given continuing through the Special Meeting.

Quorum and Required Vote

Each holder of record of shares of Yankee Common Stock as of the close of business on the record date for the Special Meeting is entitled to cast one vote per share at the Special Meeting on each proposal. The holders of Yankee Common Stock having a majority of the voting power of the stock entitled to be voted at the Special Meeting, present in person or represented by proxy, is necessary to constitute a quorum for the transaction of business at the Special Meeting. Approval and adoption of the Merger and the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Yankee Common Stock entitled to vote as of the close of business on the record date for the Special Meeting.

As of [•], the record date for the Special Meeting, directors and executive officers of Yankee and their affiliates beneficially owned an aggregate of [•] shares of Yankee Common Stock entitled to vote at the Special Meeting. These shares represent [•]% of the Yankee Common Stock outstanding and entitled to vote as of the record date for the Special Meeting. Although these individuals are not party to any voting agreements with Yankee and do not have any obligations to vote in favor of the approval and adoption of the Merger and the Merger Agreement, they have indicated their intention to Yankee to vote their outstanding shares of Yankee Common Stock in favor of the approval and adoption of the Merger and the Merger Agreement. Furthermore, no stockholder is a party to any voting agreement with Yankee and no one has indicated to Yankee that he or she is a party to any agreement containing any obligations to vote in favor of the approval and adoption of the Merger and the Merger Agreement.

How Shares Will Be Voted at the Special Meeting

All shares of Yankee Common Stock represented by properly executed proxies received before or at the Special Meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval and adoption of the Merger and the Merger Agreement and any adjournment or postponement of the Special Meeting.

A properly executed proxy marked “ABSTAIN” with respect to any proposal will be counted as present for purposes of determining whether there is a quorum at the Special Meeting. However, because approval and adoption of the Merger and the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the Special Meeting, an abstention will have the same effect as a vote “AGAINST” approval and adoption of the Merger and the Merger Agreement.

If you hold shares of Yankee Common Stock in street name through a broker, bank or other nominee, the broker, bank or nominee may vote your shares only in accordance with your instructions. If you do not give specific instructions to your broker, bank or nominee as to how you want your shares voted, your broker, bank or nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote”. Broker non-votes will be counted for purposes of determining whether there is a quorum present at the Special Meeting, and because approval and adoption of the Merger and the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote as of the close of business on the record date, broker non-votes will have the same practical effect as a vote “AGAINST” approval and adoption of the Merger and the Merger Agreement.

How to Vote Your Shares

Registered Stockholders

To vote your proxy, mark your vote on the enclosed proxy card, sign it correctly, and return it in the envelope provided. If you receive more than one proxy card because your shares are registered in different names or at different addresses, each proxy card should be voted to ensure that all of your shares will be counted. You may also vote in person at the Special Meeting.

Street-name Stockholders

If your shares are held by a broker, bank or other nominee, you must follow the instructions on the form you receive from your broker, bank or other nominee in order for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the Special Meeting, you must request a legal proxy from the broker, bank or other nominee that holds your shares and present that proxy and proof of identification at the Special Meeting to vote your shares.

Based on the instructions provided by the broker, bank or other nominee holder of record of their shares, street-name stockholders may generally vote by one of the following methods:

•	By mail. You may vote by marking, signing, dating and returning your proxy card in the enclosed envelope;

•	By methods listed on your voting card. Please refer to your voting card or other information forward by your broker, bank or other nominee holder of record to determine whether you may vote by telephone or electronically on the Internet; or

•	In person with a proxy from the record holder. A street-name stockholder who wishes to vote at the Special Meeting will need to obtain a legal proxy from his or her broker, bank or other nominee. Please refer to your voting card or other information forwarded by your broker, bank or other nominee to determine how to obtain a legal proxy to vote in person at the Special Meeting.

How to Change Your Vote

If you are a registered stockholder, you may revoke your proxy at any time before the shares are voted at the Special Meeting by:

•	sending a written notice to the Corporate Secretary of Yankee, 16 Yankee Candle Way, South Deerfield, Massachusetts 01373, by the close of business on [•], indicating that you are revoking your earlier proxy;

•	completing, signing and timely submitting a proxy card to the addressee indicated on the envelope enclosed with your initial proxy card by the close of business on [•]. The latest dated and signed proxy actually received by such addressee before the Special Meeting will be counted, and any earlier proxies will be considered revoked; or

•	attending the Special Meeting and voting in person.

Merely attending the Special Meeting will not revoke any prior votes or proxies. You must vote at the Special Meeting to revoke a prior proxy.

If you are a street-name stockholder and you vote by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

Solicitation of Proxies

We expect to solicit proxies primarily by mail, but our directors, officers and regular employees may also solicit by personal interview, telephone or similar means. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of Yankee Common Stock held of record by those persons, and Yankee will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing.

Special Meeting Admission

Only stockholders of Yankee as of the record date for the Special Meeting may attend the Special Meeting. If you are a registered stockholder and plan to attend the Special Meeting in person, please bring valid photo identification with you to the Special Meeting. If you are a beneficial owner of Yankee Common Stock that is held in street name by a broker, bank or other nominee, you will need a legal proxy from the broker, bank or other nominee that holds your shares and valid photo identification to be admitted to the Special Meeting.

THE MERGER

Background of the Merger

As part of their ongoing evaluation of Yankee’s business and financial performance, our Board of Directors and management regularly evaluate Yankee’s long-term strategic alternatives and prospects for continued operations as an independent company. From time to time, Yankee has also been approached by third parties interested in discussing a possible acquisition of Yankee. In fall 2005, Yankee was approached by a private equity firm, who we will refer to as “Buyer A”, interested in pursuing discussions concerning a possible transaction with Yankee. After carefully considering the matter, the Board of Directors authorized a special committee of the Board of Directors to pursue exploratory conversations with Buyer A. A confidentiality agreement was executed by Yankee and Buyer A and limited due diligence discussions ensued. While no offer was made, Buyer A indicated verbally a per share price range at which it would be interested in pursuing more substantive discussions, which price range was considerably lower than the $34.75 per share price represented by the proposed Merger. After carefully considering the matter, and consulting with its legal and financial advisors, the Board elected not to pursue further discussions with Buyer A. In spring 2006, Buyer A again approached Yankee seeking to renew the prior discussions. Anticipating that such discussions might lead to the consideration of a higher price range, the Board of Directors contacted Lehman Brothers to provide financial advisory services in the event Buyer A submitted an offer. Following a brief period of additional discussions, Buyer A again indicated that it remained interested in pursuing more formal discussions at the same price range that it had provided earlier. After carefully considering the matter, and consulting with its legal and financial advisors, the Board of Directors again concluded that it was not interested in pursuing the matter further at the price range suggested.

Although the preliminary discussions with Buyer A had ended, Yankee and the Board of Directors determined that it would be in Yankee’s interest to discuss with Lehman Brothers the potential strategic alternatives available to Yankee at an upcoming Board meeting. Accordingly, at the Board of Directors’ meeting on June 8, 2006, representatives of Lehman Brothers discussed with the Board of Directors their preliminary views on the potential strategic alternatives available to Yankee and answered questions from the Board of Directors. In an executive session following the meeting, the Board of Directors reviewed the discussions with Lehman Brothers and indicated their interest in reviewing further the various strategic alternatives available to Yankee.

Accordingly, on July 24, 2006, a meeting of the Board of Directors was held to discuss and consider two strategic alternatives: a recapitalization transaction and a possible sale of Yankee. Certain senior members of management also participated in the meeting. At the meeting, representatives from an investment bank reviewed with the Board of Directors a potential recapitalization transaction, answered questions from the Board of Directors and then left the meeting. Subsequently, representatives from Lehman Brothers joined the meeting and reviewed and discussed with the Board of Directors other potential strategic alternatives including, without limitation, a possible sale of Yankee, and the likelihood of third party interests in pursuing a transaction with Yankee.

After an extensive discussion and consideration of relevant issues at this meeting, the consensus of the Board of Directors was that, while they remained confident in Yankee and its long-term prospects, given the market’s current valuation of Yankee’s stock and the length of time that it could take to return the stock to a more acceptable valuation, the Board of Directors believed it was in the best interest of Yankee’s stockholders for Yankee to explore its strategic alternatives. Accordingly, the Board of Directors resolved to begin a process to explore strategic alternatives to enhance stockholder value, including a possible sale of Yankee. The Board of Directors recognized that it would be impractical to pursue both a sale and a large recapitalization transaction contemporaneously and, based upon their collective assessment of the two alternatives discussed at the meeting, elected to focus first on exploring the feasibility of a possible sale. The Board of Directors agreed to retain Lehman Brothers to act as the financial advisor to Yankee in the process. The Board of Directors and Lehman Brothers then discussed prospective strategic and financial purchasers who were considered likely to be interested parties, outlined a preliminary time line of the process, discussed what would likely be required of management and agreed upon a communication strategy, both internal and external. The Board of Directors appointed two of its independent members, Sandra J. Horbach and Ronald L. Sargent, to act as the Special Committee of the Board of Directors (the “Special Committee”). The Board of Directors authorized the Special Committee to act on behalf of the Board of Directors in connection with, among other things, the oversight of the process of identifying and selecting potential purchasers, and conducting negotiations with any such potential purchasers during the process of pursuing a possible sale of Yankee; provided, however, that no actual transaction involving Yankee would be entered into without the approval of the full Board of Directors.

Yankee subsequently retained Lehman Brothers as its financial advisor and Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) as its special outside counsel.

On July 26, 2006, Yankee publicly announced that it was considering strategic alternatives, including a possible sale, and that it had retained Lehman Brothers to assist Yankee in this process. Yankee stated that no decision had been made yet to engage in a transaction or transactions resulting from the Board of Directors’ exploration of strategic alternatives, and that there could be no assurance that any transaction would occur.

Between late July and early August 2006, Lehman Brothers, at Yankee’s request, contacted or responded to requests from forty-five possible prospective purchasers (four strategic purchasers and forty-one financial purchasers) to assess their interest regarding a potential transaction to acquire Yankee. These parties were selected primarily on the basis of their expected financial resources and level of interest in a transaction with Yankee, including any previous expressions of interest in Yankee. Yankee, working together with its legal and financial advisors, executed confidentiality agreements with twenty-nine prospective purchasers. The confidentiality agreements included customary non-solicit and standstill provisions, and also prohibited the prospective purchaser from discussing the proposed transaction with any co-investor or equity financing source without the prior consent of Yankee. Two of the prospective purchasers (one strategic purchaser and one financial purchaser) requested the ability to co-invest with another prospective purchaser, in each case, a financial sponsor, which Yankee permitted after execution of appropriate confidentiality agreements. Each party who executed a confidentiality agreement was provided a confidential information memorandum about Yankee.

With a view towards facilitating the auction process, the Special Committee and Lehman Brothers subsequently discussed the possibility of Lehman Brothers offering a financing package whereby prospective purchasers would have the option of using such financing package to fund, in part, the purchase price for Yankee. The Special Committee and Lehman Brothers noted that, if such financing package were to be offered, the prospective purchasers would not be obligated in any way to use Lehman Brothers as their debt financing source in connection with the auction process and that such financing package would be made available to a prospective purchaser only if such purchaser needed such financing. The Special Committee and Lehman Brothers discussed the potential benefits of making such financing available to prospective purchasers, including the ways in which such financing could enhance confidentiality, speed, and certainty in exploring and completing a potential transaction. To address concerns regarding a potential conflict of interest that might arise from Lehman Brothers’ role as both Yankee’s financial advisor and a possible financing source in connection with a third-party acquisition of Yankee, Lehman Brothers stated that it was its customary practice to institute certain internal procedural safeguards to ensure the separation between the financing teams and the financial advisory team assisting Yankee, and suggested that Yankee undertake certain safeguards also with regard to such potential conflict, including obtaining a fairness opinion from another investment bank. Following a discussion of the risks and benefits of asking Lehman Brothers to provide such financing if and as needed by the prospective purchasers, the Special Committee determined that allowing Lehman Brothers to offer a financing package would facilitate the sale process and, therefore, requested that Lehman Brothers offer a financing package to prospective purchasers, subject to instituting the necessary procedural safeguards described above.

On August 11, 2006, Lehman Brothers, at Yankee’s request, sent an initial bid process letter to the twenty-nine parties who had received the confidential information memorandum specifying, among other things, that: (i) submission of the preliminary indications of interest by the prospective purchasers would be due by

August 24, 2006, (ii) prospective purchasers who were selected on the basis of the preliminary indications of interest received would be invited to conduct a more detailed investigation of Yankee, including a management presentation, access to the data room and facilities visits, and (iii) upon the completion of such due diligence, prospective purchasers would be asked to submit binding final proposals. In response to this letter, eleven parties (all financial purchasers) submitted letters of preliminary interest, each of which included a preliminary per share bid price (or range of per share bid prices) ranging from $28.00 to $34.00.

On August 29, 2006, a meeting of the Special Committee was held by teleconference to discuss and evaluate the preliminary indications of interest received. Craig A. Rydin (Chairman of the Board and Chief Executive Officer of Yankee), James A. Perley (Senior Vice President and General Counsel of Yankee) and representatives from Lehman Brothers and Fried Frank also participated in the meeting. Representatives from Lehman Brothers gave a report on the status of the auction process to date and led an extensive review of the eleven preliminary bids received and each of the bidding parties. After a review and discussion of the preliminary bids, the per share bid prices, the perceived level of interest and work done to date by the bidders, the views of Lehman Brothers and the Special Committee, as well as other pertinent factors, the Special Committee decided to proceed with eight of the eleven prospective purchasers to the next phase of the auction process, including extending to those parties an invitation to attend management presentations and to obtain access to the online data room.

Over the first two weeks of September, the eight prospective purchasers, along with their respective potential financing sources and consultants, attended management presentations with Yankee in New York and Boston, and were also provided access to Yankee’s online data room. Due to a potential conflict of interest arising from an affiliation with one of the prospective purchasers in the auction process, other than Madison Dearborn, Mr. Dale F. Frey, a member of the Board of Directors, recused himself from meetings of the Board of Directors where the Board of Directors would be discussing the auction process and possible sale of Yankee resulting therefrom. On September 9, 2006, Lehman Brothers, at Yankee’s request, provided these eight prospective purchasers with a second round bid letter that, among other things, included a September 21, 2006 deadline for submitting their second round proposals. The letter informed the prospective purchasers that those who proceeded to the final phase of the auction process would be provided further access to management, facilities visits, and access to Yankee’s auditors. The prospective purchasers were also asked to indicate their willingness to accept certain key contractual provisions that Yankee proposed to include in the merger agreement.

On September 14, 2006, a meeting of the Board of Directors was held at which James A. Perley and representatives from Lehman Brothers and Fried Frank also participated. Representatives from Lehman Brothers updated the Board of Directors on the progress of the auction process to date, discussed the continuing potential purchasers as well as those who had dropped out of the process, and also discussed the second round bid process. The Board of Directors asked questions and discussed the progress of the auction process. After members of management left the meeting, the Chair of the Compensation Committee of the Board of Directors discussed the recommendations of the Compensation Committee with respect to various retention and change in control arrangements, including retention bonuses and severance agreements for certain Yankee employees and the treatment of existing equity grants and awards, in light of the auction process and possible change in control of Yankee. The Chair of the Compensation Committee noted that the Compensation Committee had worked with Towers Perrin, an independent compensation consultant that has advised the Compensation Committee with respect to Yankee’s executive compensation matters since 2004, to determine an appropriate approach in light of market practice, and noted that the Compensation Committee’s recommendations were generally conservative as compared to market practice. The Board of Directors reviewed and approved the recommended retention and change in control arrangements for certain Yankee employees. In discussing these arrangements, the Board of Directors specifically noted the importance of giving employees an incentive to remain with Yankee during a change of control process. The Board of Directors also discussed and approved the Compensation Committee’s recommendations regarding (i) the cash-out of Yankee’s Options, Restricted Stock, and a certain percentage of Performance Share Awards and (ii) an amendment to Yankee’s executive deferred compensation plan to provide for the distribution of all account balances, in each case, upon a change of control. For a discussion of Yankee’s retention and change in control arrangements and the treatment of Yankee’s equity awards in relation to the

Merger, see “The Merger—Interests of Yankee’s Directors and Executive Officers in the Merger” beginning on page 44 and “The Merger Agreement—Treatment of Options and other Awards” beginning on page 54.

On September 19, 2006, a meeting of the Special Committee was held by teleconference to discuss the draft merger agreement that had been previously provided to the Special Committee members, and that was proposed to be provided to bidders in connection with the proposed sale of Yankee. Craig A. Rydin, James A. Perley and representatives from Lehman Brothers and Fried Frank also participated in the meeting. Representatives from Fried Frank described the draft merger agreement generally, discussed alternative approaches to certain key contractual provisions and commented generally on market practice. The Special Committee asked questions of the representatives from Lehman Brothers and Fried Frank, and following a detailed discussion, provided guidance to Lehman Brothers and Fried Frank as to the approach to be taken in the draft merger agreement.

On September 24, 2006, a meeting of the Special Committee was held by teleconference to discuss the status of the auction process. Craig A. Rydin, James A. Perley and representatives from Lehman Brothers and Fried Frank also participated in the meeting. Representatives from Lehman Brothers updated the Special Committee on the progress of the auction process, noting that, of the eight parties that had proceeded to the second round of the auction process and attended Yankee’s management presentations, four parties had submitted updated indications of interest in the second round bid process. Of the bids submitted, the lowest bid submitted was $30.00 and the highest bid was a range of $32.50 to $33.50, submitted by Madison Dearborn. The Special Committee then engaged in a detailed discussion of the second round bids from each of the four bidders, including but not limited to, their current bid, their previous bid, their willingness to accept certain contractual provisions, the amount of diligence that had been conducted to date by each bidder, the time required by each bidder to complete the diligence, their potential financing sources, and other pertinent aspects of the bids and the bidders. In addition, representatives from Lehman Brothers also discussed the four bidders who had opted not to proceed further in the auction process. After an extensive discussion, it was agreed that three of the four bidders, including Madison Dearborn, should proceed to the next round. The Special Committee instructed representatives from Lehman Brothers to offer the fourth bidder an opportunity to remain in the process under the expectation that the bidder would increase its bid price following further due diligence review of Yankee. In addition, because it was determined that this fourth bidder had submitted a bid at the same price as one of the bidders that had been dismissed after the first round of the auction process, the Special Committee requested that the bidder that had been dismissed in the first round be contacted by representatives from Lehman Brothers and given the same opportunity to increase its bid price.

At this meeting, the Special Committee also discussed the role that Lehman Brothers might have in the financing of any potential transaction and, in light of the potential conflict of interest Lehman Brothers may have if it were to enter into a debt commitment letter with any prospective purchaser, the Special Committee decided that it was desirable to retain an additional financial advisor. The Special Committee decided to approach PJSC, which had met with Yankee in the past and was familiar with its business. The Special Committee subsequently retained PJSC as an additional financial advisor to Yankee with respect to rendering a fairness opinion regarding the consideration proposed to be received by the holders of Yankee Common Stock in the merger.

On September 26, 2006, the Board of Directors met to obtain a status report on the auction process and an update from the Special Committee on its deliberations at its September 24, 2006 meeting. James A. Perley and representatives from Lehman Brothers and Fried Frank also participated in the meeting. At this meeting, representatives from Lehman Brothers updated the Board on the progress of the sale process. Lehman Brothers also informed the Board of Directors that, based on the Special Committee’s instructions, Lehman Brothers had contacted the fourth bidder from the second round process and offered it the opportunity to increase its bid price and therefore remain in the auction process, but the fourth bidder had opted not to progress further. Representatives from Lehman Brothers also informed the Board of Directors that the bidder from the first round who had been contacted by Lehman Brothers at the Special Committee’s request had decided to increase its per share bid price and re-enter the auction process. We will refer to this bidder as “Bidder X”. The Board of Directors then discussed the outstanding bids and asked questions.

On September 29, 2006, Lehman Brothers, at Yankee’s request, circulated to each of the four continuing prospective purchasers (i) the final bid process letter setting forth the requisite components for the final proposal, and (ii) a draft of the merger agreement and related disclosure schedules. The prospective purchasers were requested to submit written bid packages indicating the price per share to be paid for 100% of the equity securities of Yankee and consisting of, among other items (i) a copy of the draft merger agreement marked with any proposed changes, (ii) a detailed description of financing sources, including commitment letters, (iii) a guarantee from a creditworthy entity, (iv) a description of any potential governmental and regulatory approvals required and plans to obtain those approvals, and (v) confirmation that the proposal was not subject to further diligence or other conditions. Pursuant to the bidding instructions, each prospective purchaser was asked to submit any comments it might have to the draft merger agreement by October 13, 2006, several days in advance of the final bid submission date of October 23, 2006.

The Special Committee, in consultation with their legal and financial advisors, instructed the senior management of Yankee that prior to board authorization of a definitive agreement, management should not have any discussions regarding the specific terms and conditions of any employment arrangements or equity investment by management in the entity surviving the proposed merger; provided, however, that prospective purchasers could generally explain to Mr. Rydin (in the presence of a representative from Lehman Brothers) how they typically structured an equity investment by management.

During the second week of October, one of the four prospective purchasers informed Yankee through Lehman Brothers that it would not proceed any further in the process. Also, during the second week of October, Bidder X requested the ability to bring in a second co-investor (a financial sponsor), which Yankee permitted following the execution of a confidentiality agreement by the new co-investor.

On October 13, 2006, one of the remaining three prospective purchasers, who we will refer to as “Bidder Y”, provided a mark-up of the draft merger agreement to Fried Frank. Bidder X and Madison Dearborn indicated that they would submit their mark-ups of the draft merger agreement the following week. Madison Dearborn and Bidder X provided their respective mark-ups of the draft merger agreement to Fried Frank on October 16 and October 18, 2006, respectively.

During the week of October 16, 2006, in advance of the receipt of the bid proposals, representatives from Fried Frank contacted counsel to each of the three bidders who had submitted mark-ups of the draft merger agreement in order to discuss and negotiate material issues raised by their comments and to attempt to narrow the legal issues. Bidder X’s proposed merger agreement terms, as reflected in their submitted mark-up, were significantly more conditional in nature than the other two bidders’ proposed terms, and this was communicated to Bidder X’s counsel by Fried Frank.

On October 20 and October 22, 2006, respectively, counsel to Madison Dearborn and Bidder X provided revised draft merger agreements and sponsor limited guarantees to Fried Frank, which drafts incorporated some of the terms and issues negotiated and discussed during the week, as described above. Madison Dearborn’s revised draft, in the aggregate, provided improved terms for Yankee. However, Bidder X’s revised draft, while also somewhat more favorable to Yankee than its prior draft, failed to address certain material concerns that Fried Frank had previously identified and discussed with counsel to Bidder X. On October 23, 2006, Fried Frank had discussions with counsel to Madison Dearborn and Bidder X in order to discuss and negotiate the outstanding merger agreement issues in advance of the final bid submission that evening.

On the evening of October 23, 2006, Madison Dearborn and Bidder X submitted their binding proposals, including certain financing commitments. Both bidders provided a per share bid price of $34.00 to purchase all of the equity interests of Yankee. Bidder Y did not submit a revised draft merger agreement or a binding proposal, and informed Lehman Brothers that it would not participate further in the process.

After the final bids were received, a meeting of the Special Committee was held by teleconference on October 23, 2006, the purpose of which was to discuss and compare the final proposals submitted by Madison Dearborn and Bidder X. Craig A. Rydin, James A. Perley and representatives from Lehman Brothers and Fried Frank also participated in the meeting. Representatives from Lehman Brothers and Fried Frank reviewed the key provisions of the draft merger agreements, the debt financing commitments, as well as other legal and financial aspects of the proposals submitted by Madison Dearborn and Bidder X. It was noted that Bidder X’s proposal did not include any equity commitment letters, while Madison Dearborn’s proposal was supported by a committed equity financing letter. Representatives from Fried Frank provided an overview of material differences in the key provisions of the proposed merger agreements and debt commitment letters submitted by the two bidders, including but not limited to, the terms relating to the conditionality and timing of each bidder’s obligation to consummate the merger and the remedies of both the purchaser and Yankee in the event there was a breach or termination of the merger agreement. Based on the comparison, it was agreed that, at that stage in the process, Madison Dearborn’s proposed merger agreement and financing commitments were more favorable to Yankee than Bidder X’s corresponding documents. Mr. Rydin confirmed that there were currently no agreements or other arrangements between management and either bidder regarding individual compensation or retention terms and discussed management’s willingness generally to work with either bidder following the consummation of a transaction. Representatives from Lehman Brothers noted that both bidders had indicated in their respective proposals that they would be offering options and other standard equity incentives to senior management. The Special Committee then discussed the two proposals in detail, including among other things, the per share bid price, the certainty of closing, the bidders’ prior experience in completing both deals of a similar size and deals in the retail industry, the execution risks relating to each bid proposal, and the other material changes made by each bidder to the draft merger agreement. Representatives from Fried Frank and Lehman Brothers also responded to questions from the Special Committee. Following this discussion, the Special Committee, while noting that the proposed purchase price of $34.00 per share was very attractive, instructed Yankee’s advisors to seek best and final bids, including improved financial and legal terms from both bidders.

Following the meeting of the Special Committee, on the night of October 23, 2006, Lehman Brothers, on Yankee’s behalf, called both Madison Dearborn and Bidder X to inform them that their bids were identical in price and asked them to reconsider their bid price, as well as address certain key issues in the draft merger agreement. Representatives from Lehman Brothers told the two bidders to submit their best and final proposals by the following afternoon. Representatives from Fried Frank also had conversations on October 23 and 24, 2006 with counsel to Bidder X and Madison Dearborn to discuss certain issues regarding their proposed drafts of the merger agreement. Counsel to Bidder X contacted Fried Frank in the early hours of October 24, 2006 and agreed to provide certain revised provisions in their merger agreement that were more favorable to Yankee than what they had previously submitted.

On the afternoon of October 24, 2006, Madison Dearborn and Bidder X submitted revised proposals, which included increased bid prices, financing commitments, and a revised draft of the merger agreement, which incorporated some of the terms and issues negotiated and discussed to date. Madison Dearborn raised its bid price to $34.75 per share and Bidder X raised its bid price to $34.50 per share. The Special Committee, Craig A. Rydin, James A. Perley and representatives from Lehman Brothers and Fried Frank then held a teleconference to discuss the revised proposals. The Special Committee, in consultation with its legal and financial advisors, discussed and compared the two revised proposals in detail, including among other things, the per share bid prices, the certainty of closing, the bidders’ prior experience in completing both deals of a similar size and deals in the retail industry, the execution risks relating to each bid proposal, and the other material changes made by each bidder to the draft merger agreement. In particular, the Special Committee noted that Madison Dearborn had considerable experience in closing both transactions of a similar size and transactions in the retail industry, the substantial premium to the pre-announcement market price presented by Madison Dearborn’s proposal, and the risk of withdrawal and forfeiture of such proposal if Yankee further extended the bidding process and delayed proceeding to sign a definitive agreement with Madison Dearborn. The Special Committee also noted that Madison Dearborn had expressed to Lehman Brothers a desire and willingness to proceed to execution of a definitive agreement promptly following the Board meeting if a decision were made to proceed with Madison

Dearborn. Based upon such discussions, the Special Committee decided to recommend the Madison Dearborn proposal to the Board of Directors for its approval at a meeting to occur that evening.

A meeting of the Board of Directors was held on the evening of October 24, 2006. James A. Perley and representatives from Fried Frank, Lehman Brothers and PJSC also participated in the meeting. The Special Committee reported on the proposals submitted by Madison Dearborn and Bidder X, the bidding and negotiation process, and its evaluation of the bids. The Special Committee noted and discussed, among other things, that both Madison Dearborn and Bidder X had been asked to submit their best and final proposals, Madison Dearborn’s proposal presented a substantial premium to the pre-announcement market price and reasonable certainty of closing, Madison Dearborn had prior experience in completing both deals of a similar size and deals in the retail industry, and there was a risk of withdrawal and forfeiture of the Madison Dearborn proposal if Yankee further extended the bidding process and delayed proceeding to sign a definitive agreement with Madison Dearborn. The Special Committee then recommended that the Board of Directors accept, on behalf of Yankee, the Madison Dearborn proposal. Next, on behalf of management, Mr. Rydin confirmed that there were currently no agreements or arrangements between management and Madison Dearborn but that Yankee’s management was comfortable working with Madison Dearborn going forward. Representatives from Lehman Brothers then provided the Board of Directors with an overview of the auction process to date, noting that the auction process had been comprehensive and thorough, and had included numerous strategic and financial buyers. Lehman Brothers then presented Lehman Brothers’ financial analysis of the Madison Dearborn proposal and delivered to the Board of Directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 24, 2006, that, as of such date and based upon and subject to the factors and assumptions set forth in the written opinion, the consideration to be received by the holders of Yankee Common Stock in the proposed merger was fair, from a financial point of view, to such holders. The full text of the written opinion of Lehman Brothers, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B to this proxy statement. Representatives from Lehman Brothers then left the meeting and representatives from PJSC joined the meeting. PJSC then presented PJSC’s financial analysis of the Madison Dearborn proposal, and delivered to the Board of Directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 24, 2006, to the effect that, as of October 24, 2006 and based upon and subject to the matters, factors and assumptions set forth in the written opinion, the consideration of $34.75 in cash per share to be received by the holders of Yankee Common Stock in the proposed merger was fair, from a financial point of view, to such holders. The full text of the written opinion of PJSC, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex C to this proxy statement. Representatives from PJSC then left the meeting.

Representatives from Fried Frank then made a presentation outlining the fiduciary duties owed by the members of the Board of Directors to Yankee’s stockholders in connection with their consideration of a transaction resulting from the auction process. Following such presentation, Lehman Brothers’ representatives re-joined the meeting. Representatives from Fried Frank then presented a summary of the legal terms of the proposed merger agreement with Madison Dearborn. The Board of Directors considered and discussed the transaction and asked questions of Lehman Brothers and Fried Frank. After a careful review of the terms and conditions of the proposed merger agreement, including among other things, the per share bid price, the certainty of closing, Madison Dearborn’s prior experience in completing both deals of a similar size and deals in the retail industry, the execution risks relating to Madison Dearborn’s proposal, and the other material changes made by Madison Dearborn to the draft merger agreement, the Board of Directors (other than Mr. Dale F. Frey, who recused himself due to his affiliation with a bidder, other than Madison Dearborn) unanimously determined that the Merger is advisable and in the best interests of Yankee and its stockholders, authorized and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and all agreements and documents related thereto and contemplated thereby, and recommended that the Yankee stockholders approve the Merger and the Merger Agreement.

The Special Committee next discussed that management had not yet entered into any agreements with Madison Dearborn and recommended that management retain their own counsel, at Yankee’s expense, to represent them in negotiations with Madison Dearborn. Following a discussion, the Board of Directors approved the recommendation that Yankee pay the expense of a single law firm to represent Yankee’s senior management in negotiations regarding potential employment by Madison Dearborn following a transaction.

Following the October 24, 2006 meeting of the Board of Directors, representatives of Lehman Brothers reported to the Special Committee that Bidder X had communicated to Lehman Brothers that Bidder X possibly wanted to re-enter the bidding process at a higher price than their final bid of $34.50. The Special Committee, in consultation with its legal and financial advisors, considered the matter and determined to proceed with Madison Dearborn because, among other reasons, the bidding process had concluded (after Bidder X and Madison Dearborn had been asked to submit best and final bids) and the Board of Directors had approved the Madison Dearborn proposal, Madison Dearborn’s proposal of $34.75 per share represented a substantial premium to the pre-announcement market price, Bidder X had not submitted a bid higher than $34.50 per share, Madison Dearborn had prior experience in completing both deals of a similar size and deals in the retail industry, and there was a risk of withdrawal and forfeiture of the Madison Dearborn proposal if Yankee further extended the bidding process and delayed proceeding to sign a definitive agreement with Madison Dearborn. No subsequent bid, other than the $34.50 final bid, was ever received from Bidder X.

Thereafter, Fried Frank and Madison Dearborn’s counsel completed negotiation of the Merger Agreement and ancillary documents, and Yankee, Parent and Merger Sub executed the Merger Agreement. Yankee issued press releases prior to the opening of trading on the NYSE on October 25, 2006, announcing the Merger and Yankee’s third quarter 2006 financial results.

Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board of Directors consulted with Yankee’s management, financial advisors and legal counsel. The Board of Directors considered, among other things, the following factors and potential benefits of the Merger, each of which it believed supported its decision:

•	The current and historical prices of Yankee Common Stock and the fact that the Merger Consideration of $34.75 per share in cash represents a premium of approximately 57% to the closing sale price of Yankee Common Stock on the NYSE on July 25, 2006, the last trading day before we publicly announced exploration of our strategic alternatives.

•	The possible alternatives to the Merger, including continuing to operate Yankee as an independent publicly traded company, and the risks and uncertainties associated with such alternatives, including the risks associated with our ability to meet our projections for future results of operations, compared to the certainty of realizing in cash a fair value for their investment provided to our stockholders by the Merger.

•	The comprehensive and thorough auction process conducted by us, with the assistance of our financial and legal advisors, which involved engaging in discussions with forty-five parties to determine their interest in acquiring Yankee, entering into confidentiality agreements with thirty parties and the receipt of two definitive proposals to acquire Yankee.

•	The price proposed by Madison Dearborn reflected extensive negotiations between the parties and represented the highest price that we had received for the acquisition of Yankee.

•	The presentations of each of Lehman Brothers and PJSC, including their respective opinions, dated October 24, 2006, to the Board of Directors as to the fairness, from a financial point of view and as of the date of the opinions, of the Merger Consideration to be received by holders of Yankee Common Stock. See “—Opinions of Yankee’s Financial Advisors”.

•	The strength of the debt and equity commitment letters obtained by Parent.

•	The Merger and the Merger Agreement is subject to the approval of the holders of a majority of the outstanding shares of Yankee Common Stock.

•	The Board of Directors considered, among other things, the following potentially favorable terms of the Merger Agreement, including that:

•	The Merger Agreement permits Yankee, under certain circumstances, to provide non-public information to, and engage in discussions with, a third-party that proposes an alternative transaction involving Yankee, and to terminate the Merger Agreement to accept a superior proposal upon payment of a $56,548,000 termination fee to an affiliate of Madison Dearborn.

•	The limited nature of the closing conditions included in the Merger Agreement and the likelihood of satisfaction of all conditions to consummation of the Merger, including the absence of any financing condition.

•	The obligations of Parent and Merger Sub to use their reasonable best efforts to obtain the debt financing and, if they fail to affect the closing because of a failure to receive the proceeds of the debt financing, to pay us $56,548,000.

•	The surviving corporation in the Merger will provide certain continuing employee benefits to Yankee employees for at least two years following the Merger.

The Board of Directors also considered and balanced against the potential benefits of the Merger, the following potentially adverse factors concerning the Merger:

•	The risk of diverting management resources from other strategic opportunities and from operational matters for an extended period of time.

•	That stockholders will lose the opportunity to participate in any future earnings growth of Yankee and will not benefit from any future appreciation in the value of Yankee.

•	That the Merger Consideration consists of cash and will therefore be taxable to our stockholders for U.S. federal income tax purposes.

•	The Board of Directors also considered, among other things, the following potentially adverse terms of the Merger Agreement:

•	The restrictions on solicitation of alternative proposals.

•	The right of Parent to obtain information with respect to any alternative proposals and the right of Parent to a three business day period to make adjustments to its proposal before the Board of Directors can change its recommendation or Yankee can terminate the Merger Agreement to enter into a superior proposal.

•	If the Merger Agreement is terminated under certain circumstances, Yankee is obligated to pay an affiliate of Madison Dearborn a $56,548,000 termination fee.

•	Parent has a specified period to market its debt financing prior to and during which it is not obligated to close the Merger.

•	The restrictions on the conduct of Yankee’s business prior to the completion of the Merger, which requires Yankee to conduct its business only in the ordinary course and subject to specific limitations.

•	The fact that Yankee is entering into the Merger Agreement with a newly-formed corporation with essentially no assets and, accordingly, that its remedy in connection with a breach of the Merger Agreement by Parent or Merger Sub, even a breach that is deliberate or willful, would be limited to $113,096,000.

•	The risk that the Merger may not be completed.

During its consideration of the transaction with Madison Dearborn, our Board of Directors was also aware that our directors and officers have interests that are, or may be, different from, or in addition to, those of our stockholders generally, as described under “—Interests of Yankee’s Directors and Executive Officers in the Merger”.

After taking into account all of the factors set forth above, among others, our Board of Directors determined that the potentially favorable factors outweighed the potentially adverse factors. Furthermore, our Board of Directors determined that the Merger is advisable and in the best interests of Yankee and its stockholders.

The foregoing discussion of the information and factors considered by the Board of Directors is not exhaustive. Moreover, the Board of Directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the Board of Directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the Board of Directors may have considered different factors.

Recommendation of the Board of Directors

After careful consideration, the Board of Directors (other than Mr. Dale F. Frey, who recused himself due to his affiliation with a bidder, other than Madison Dearborn) unanimously approved the Merger Agreement and the other transactions contemplated thereby, including the Merger, and all agreements and documents related thereto and contemplated thereby, and determined that the Merger is advisable and in the best interests of Yankee and our stockholders and recommends that Yankee stockholders vote “FOR” approval and adoption of the Merger and the Merger Agreement. See also “—Interests of Yankee’s Directors and Executive Officers in the Merger” for a more detailed discussion of these material benefits that some of the Board of Directors will receive as a result of the Merger.

Opinions of Yankee’s Financial Advisors

Yankee has retained Lehman Brothers and PJSC as its financial advisors in connection with the Merger. In connection with their engagements, Yankee requested that Lehman Brothers and PJSC evaluate the fairness, from a financial point of view, of the Merger Consideration to be received by holders of Yankee Common Stock. On October 24, 2006, at a Special Meeting of the Board of Directors held to evaluate the Merger, Lehman Brothers and PJSC separately rendered to the Board of Directors oral opinions, which were confirmed by delivery of written opinions dated the same date, to the effect that, as of October 24, 2006 and based on and subject to the matters, factors and assumptions set forth in the respective opinions, the Merger Consideration of $34.75 in cash per share to be received by the holders of Yankee Common Stock in the proposed Merger was fair, from a financial point of view, to such holders.

Opinion of Lehman Brothers

In July 2006, the Board of Directors engaged Lehman Brothers to act as its financial advisor with respect to exploring strategic alternatives, including a possible sale. On October 24, 2006, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to the Board of Directors that, as of such date and based upon and subject to the matters stated in its opinion, from a financial point of view, the Merger Consideration to be offered to the holders of Yankee Common Stock in the Merger was fair to such holders.

The full text of Lehman Brothers’ written opinion, dated October 24, 2006, is attached as Annex B to this proxy statement. Holders of Yankee Common Stock are encouraged to read Lehman Brothers’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the Board of Directors in connection with its consideration of the Merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any holder of Yankee Common Stock as to how such stockholder should vote in connection with the Merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not address, Yankee’s underlying business decision to proceed with or effect the Merger.

In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

•	the Merger Agreement and the specific terms of the Merger;

•	publicly available information concerning Yankee that Lehman Brothers believed to be relevant to its analysis, including Yankee’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Quarterly Reports on Form 10-Q for the quarters ended April 1, 2006 and July 1, 2006;

•	financial and operating information with respect to the business, operations and prospects of Yankee furnished to Lehman Brothers by Yankee, including financial projections of Yankee prepared by the management of Yankee;

•	a trading history of Yankee Common Stock from October 24, 2005 through October 23, 2006 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of Yankee with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the Merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant; and

•	the results of Yankee’s and Lehman Brothers’ efforts to solicit indications of interest and definitive proposals from third parties with respect to an acquisition of Yankee.

In addition, Lehman Brothers had discussions with the management of Yankee concerning its business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the management of Yankee that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Yankee prepared by the management of Yankee, upon advice of Yankee, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Yankee as to the future financial performance of Yankee. Lehman Brothers also considered certain somewhat more conservative assumptions and estimates than those reflected in the financial projections of Yankee prepared by Yankee’s management. Lehman Brothers discussed these assumptions and estimates with the management of Yankee and they permitted Lehman Brothers to use such assumptions and estimates in performing its analysis. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Yankee and did not make or obtain any evaluations or appraisals of the assets or liabilities of Yankee. Lehman Brothers’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, October 24, 2006.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the Board of Directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Historical Share Price Analysis

Lehman Brothers considered historical data with regard to the trading price of Yankee Common Stock for the period from October 24, 2005 to October 23, 2006 and the relative stock price performances during this same period of Yankee Common Stock, the Standard & Poors 500 Index and a composite of equities comprised of the common stocks of the selected companies listed under the caption “Selected Companies Analysis” below. The foregoing historical share price analysis was presented to the Board of Directors to provide it with background information and perspective with respect to the relative historical share price of Yankee Common Stock. Lehman Brothers noted that during this period, the closing share price of Yankee Common Stock ranged from a low of $20.80 to a high of $30.77, as compared to the per share Merger Consideration of $34.75.

Selected Companies Analysis

In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers, based on its experience with companies in the specialty retail and home expressions industries, reviewed and compared specific financial and operating data relating to Yankee with selected companies that Lehman Brothers deemed relevant to Yankee, including

•	A.C. Moore Arts & Crafts, Inc.;

•	American Greetings Corporation;

•	Barnes & Noble, Inc.;

•	Bed Bath & Beyond Inc.;

•	Blyth, Inc.;

•	Borders Group, Inc.;

•	Build-a-Bear Workshop, Inc.;

•	Claire’s Stores, Inc.;

•	CSS Industries, Inc.;

•	GameStop Corp.;

•	Jo-Ann Stores, Inc.;

•	Limited Brands, Inc.; and

•	Williams-Sonoma, Inc.

As part of its selected companies analysis, Lehman Brothers calculated and analyzed, among other things, the multiples implied by Yankee’s and each selected company’s enterprise value in relation to projected 2006 and 2007 earnings before interest, taxes, depreciation and amortization (commonly referred to as EBITDA). The enterprise value of each company was obtained by adding its short and long term debt to the sum of the market value of its common equity and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data and estimates and closing prices, as of October 23, 2006, the last trading date prior to the delivery of Lehman Brothers’ opinion.

Lehman Brothers selected the companies listed above because their businesses and operating profiles were believed to be reasonably similar to that of Yankee. However, because of the inherent differences between the business, operations and prospects of Yankee and the businesses, operations and prospects of the selected companies, no selected company is exactly the same as Yankee. Therefore, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected companies analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Yankee and the companies included in the selected companies analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Yankee and the companies included in the selected companies analysis.

Applying a selected range of multiples derived from the selected companies to the corresponding financial data for Yankee prepared by the management of Yankee, Lehman Brothers calculated an implied per share equity reference range of $27.75 to $34.50 for Yankee, as compared to the per share Merger Consideration of $34.75.

Selected Transactions Analysis

Using publicly available information, Lehman Brothers reviewed and compared the purchase prices and financial multiples paid in thirty-seven acquisitions of companies that Lehman Brothers, based on its experience with merger and acquisition transactions, deemed relevant to arriving at its opinion. Lehman Brothers chose the transactions used in the selected transactions analysis based on the similarity of the target companies in the transactions to Yankee in terms of the industry, size, mix, margins and other characteristics of their businesses. Lehman Brothers reviewed the following transactions:

•	Acquisition of PETCO Animal Supplies, Inc. by Leonard Green & Partners, L.P. and Texas Pacific Group;

•	Acquisition of Michaels Stores, Inc. by Bain Capital Partners LLC and The Blackstone Group;

•	Acquisition of Oriental Trading Company by The Carlyle Group;

•	Acquisition of The Sports Authority, Inc. by Leonard Green & Partners, L.P.;

•	Acquisition of Pacific Sales Kitchen and Bath Centers, Inc. by Best Buy Co., Inc.;

•	Acquisition of EK Success Ltd. by GTCR Golder Rauner LLC;

•	Acquisition of Linens ‘n Things, Inc. by Apollo Management, L.P.;

•	Acquisition of Orchard Supply Hardware Stores Corporation by Ares Management LLC;

•	Acquisition of Party City Corporation by Berkshire Partners LLC and Weston Presidio;

•	Acquisition of Lenox, Inc. by Department 56, Inc.;

•	Acquisition of The Holmes Group, Inc. by Jarden Corporation;

•	Acquisition of Electronics Boutique Holdings Corp. by GameStop Corp.;

•	Acquisition of Brookstone, Inc. by OSIM International Ltd, J.W. Childs Associates, L.P. and Temasek Capital (Private) Limited;

•	Acquisition of Toys “R” Us, Inc. by Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co., L.P. and Vornado Realty Trust;

•	Acquisition of Hollywood Entertainment Corporation by Movie Gallery, Inc.;

•	Acquisition of Edelman B.V. and Euro-Décor B.V. by Blyth, Inc.;

•	Acquisition of Galyan’s Trading Company, Inc. by Dick’s Sporting Goods, Inc.;

•	Acquisition of InterTAN, Inc. by Circuit City Stores, Inc.;

•	Acquisition of Walter Drake, Inc. by Blyth, Inc.;

•	Acquisition of General Nutrition Companies, Inc. by Apollo Management, L.P.;

•	Acquisition of Good Guys, Inc. by CompUSA, Inc.;

•	Acquisition of Remington Products Company, L.L.C. by Rayovac Corporation;

•	Acquisition of Kaemingk B.V. by Blyth, Inc.;

•	Acquisition of OfficeMax, Inc. by Boise Cascade Corporation;

•	Acquisition of Miles Kimball Company by Blyth, Inc.;

•	Acquisition of The Sports Authority, Inc. by Gart Sports Company;

•	Acquisition of CBK, Ltd., LLC by Blyth, Inc.;

•	Acquisition of Axis Corporation by Department 56, Inc.;

•	Acquisition of Discount Auto Parts, Inc. by Advance Auto Parts, Inc.;

•	Acquisition of Midwest of Cannon Falls, Inc. by Blyth, Inc.;

•	Acquisition of Oshman’s Sporting Goods, Inc. by Gart Sports Company;

•	Acquisition of Sunglass Hut International, Inc. by Luxottica Group S.p.A.;

•	Acquisition of K.B. Toys, Inc. by Bain Capital Partners LLC;

•	Acquisition of Musicland Stores Corporation by Best Buy Co., Inc.;

•	Acquisition of Funco, Inc. by Barnes & Noble, Inc.; and

•	Acquisition of CompUSA Inc. by Grupo Sanborns, S.A. de C.V.

As part of its selected transactions analysis, Lehman Brothers calculated and analyzed, among other things, transaction values as multiples of the then last twelve months EBITDA of the target companies.

The reasons for and the circumstances surrounding each of the transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Yankee, and the businesses, operations, financial conditions and prospects of the companies included in the selected transactions analysis. Therefore, Lehman Brothers believed that a purely quantitative selected transactions analysis would not be particularly meaningful in the context of the Merger and therefore did not, rely solely on the quantitative results of the selected transactions analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the characteristics of the transactions and the Merger. Lehman Brothers applied a range of multiples that it believed reflected the appropriate range of transaction value multiples applicable to Yankee on a full change-in-control basis.

Applying the selected range of multiples derived from the selected transactions to the corresponding financial data for Yankee, Lehman Brothers calculated an implied per share equity reference range of $29.50 to $35.50 for Yankee, as compared to the per share Merger Consideration of $34.75.

Transaction Premium Analysis

Lehman Brothers reviewed the premium paid in approximately 70 selected acquisitions of U.S. companies with transaction values between $1 billion to $3 billion from January 1, 2001 to October 23, 2006. These selected acquisitions, which include two of the selected transactions reviewed as part of Lehman Brothers’ “Selected Transactions Analysis” described above, consisted of transactions where 100% of the target company was acquired for consideration consisting of at least 75% in cash. Lehman Brothers calculated the premium as a percentage of stock price paid by the acquirer prevailing (i) one day and (ii) four weeks prior to the announcement of the transaction. This analysis implied the following premium values:

	Premium to Stock Price
	One Day Prior to Announcement	Four Weeks Prior to Announcement
Average	26.7%	25.3%
Median	25.9%	24.0%
High	64.3%	64.6%
Low	1.0%	1.0%

Applying a premium of 20% to 30% over the closing price of Yankee Common Stock on July 25, 2006, the last trading day prior to Yankee’s announcement of strategic alternatives, Lehman Brothers calculated an implied per share equity reference range of $26.50 to $28.75 for Yankee, as compared to the per share Merger Consideration of $34.75.

Discounted Cash Flow Analysis

As part of its analysis, and in order to derive an implied per share equity reference range for Yankee, Lehman Brothers performed a five year discounted cash flow analysis for Yankee of estimated after-tax unlevered free cash flows for fiscal years 2007 through 2011.

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Lehman Brothers performed a discounted cash flow analysis for Yankee by adding (1) the estimated present value of Yankee’s projected after-tax unlevered free cash flows for fiscal years 2007 through 2011 to (2) the estimated present value of the “terminal value” of Yankee as of 2011, including Yankee’s deferred tax asset. “Terminal value” refers to the value of all future cash flows from an asset at a particular point in time.

Lehman Brothers estimated a range of terminal EBITDA multiples of 7.0x to 9.0x. Lehman Brothers discounted the estimated unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 12.0% to 14.0%. The discount rates utilized in this analysis were chosen by Lehman Brothers based on its expertise and experience with the specialty retail and home expressions industries and also on an analysis of the weighted average cost of capital of Yankee and other selected companies. Lehman Brothers calculated per share equity reference ranges by first determining a range of enterprise values of Yankee by adding the present values of the estimated after-tax unlevered free cash flows and terminal values for each EBITDA terminal multiple and discount rate scenario, and then subtracting from the enterprise values the net debt (which is total debt minus cash) of Yankee, and dividing those amounts by the number of fully diluted shares of Yankee. The discounted cash flow analysis for Yankee was performed for two scenarios—one based on projections provided by Yankee management and another based on somewhat more conservative assumptions and estimates relating to, among other things, growth in retail same store sales, wholesale contribution margins and Illuminations contribution, which assumptions and estimates were discussed with Yankee management and Yankee management permitted Lehman Brothers to use for purposes of its analysis.

Based on the projections and assumptions described above, the discounted cash flow analysis of Yankee yielded an implied per share equity reference range for Yankee of $31.50 to $41.50, based on Yankee management projections, and $27.25 to $36.00, based on somewhat more conservative assumptions and estimates described above, in each case, as compared to the per share Merger Consideration of $34.75.

General

In connection with the review of the Merger by the Board of Directors, Lehman Brothers performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Lehman Brothers may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lehman Brothers’ view of the actual value of Yankee Common Stock.

In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry risks associated with industry performance, general business and economic conditions and other matters, many of which are beyond the control of Yankee. Any estimates contained in Lehman Brothers’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Lehman Brothers’ analysis of the fairness from a financial point of view to holders of Yankee Common Stock of the Merger Consideration and were prepared in connection with the delivery by Lehman Brothers of its opinion, dated October 24, 2006, to the Board of Directors. The analyses do not purport to be appraisals or to reflect the prices at which Yankee Common Stock might trade following announcement of the Merger.

The terms of the Merger were determined through arm’s length negotiations between Yankee and Madison Dearborn and were approved by the Board of Directors. Lehman Brothers did not recommend any specific amount or form of consideration to Yankee or that any specific amount or form of consideration constituted the only appropriate consideration for the Merger. Lehman Brothers’ opinion was provided to the Board of Directors to assist it in its consideration of the proposed Merger. Lehman Brothers’ opinion does not address any other aspect of the proposed Merger and does not constitute a recommendation to any stockholder as to how to vote or to take any other action with respect to the Merger. Lehman Brothers’ opinion was one of the many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement. Lehman Brothers’ analyses summarized above should not be viewed as determinative of the opinion of the Board of Directors with respect to the value of Yankee or of whether the Board of Directors would have been willing to agree to a different amount or form of consideration.

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Board of Directors selected Lehman Brothers because of its expertise, reputation and familiarity with Yankee and the specialty retail and home expressions industries generally and because its investment banking professionals have substantial experience in transactions comparable to the Merger.

As compensation for its services in connection with the Merger, Yankee has agreed to pay Lehman Brothers a financial advisory fee of approximately $11.7 million, a portion of which became payable upon the announcement of the Merger and a significant portion of which is contingent upon completion of the Merger. In addition, Yankee has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the Merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Yankee and the rendering of the Lehman Brothers’ opinion. Lehman Brothers has performed various investment banking services for Yankee and Madison Dearborn and its affiliates in the past, and expects to provide such services in the future, and has received and expect to receive customary fees for such services. Upon Yankee’s request, Lehman Brothers also plans to offer all or a portion of the financing for the proposed Merger transaction, for which Lehman Brothers expects to receive customary fees in connection therewith. See “—Financing the Merger” on page 41 for a discussion of debt financing offered by Lehman Brothers. In addition, Lehman Brothers and its affiliates have investments in certain funds affiliated with Madison Dearborn.

In the ordinary course of its business, Lehman Brothers may actively trade in the securities of Yankee and affiliates of Madison Dearborn for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Peter J. Solomon Company, L.P.

On October 20, 2006, Yankee engaged PJSC to act as its financial advisor with respect to rendering a fairness opinion regarding the consideration proposed to be received by the holders of Yankee Common Stock in the Merger. On October 24, 2006, PJSC rendered its oral opinion to the Board of Directors, subsequently confirmed in writing, to the effect that, based upon and subject to various considerations set forth in such opinion, as of October 24, 2006, the consideration proposed to be received by the holders of Yankee Common Stock, pursuant to the Merger, was fair, from a financial point of view, to such holders.

The full text of PJSC’s written opinion, which sets forth assumptions made, procedures followed, matters considered, limitations on and scope of the review by PJSC in rendering PJSC’s opinion, is attached to this Proxy Statement as Annex C. PJSC’s opinion was directed only to the fairness, from a financial point of view, of the consideration proposed to be received by the holders of Yankee Common Stock, in the Merger, was provided to the Board of Directors in connection with its evaluation of the Merger, did not address any other aspect of the Merger and did not, and does not, constitute a recommendation to any holder of Yankee Common Stock as to how such holder or any other person should vote or act on any matter relating to the Merger. The summary of PJSC’s opinion set forth in this document is qualified in its entirety by reference to the full text of such opinion. Holders of Yankee Common Stock are encouraged to read PJSC’s opinion carefully and in its entirety.

In connection with PJSC’s opinion, PJSC:

(i) reviewed certain publicly available financial statements and other information of Yankee;

(ii) reviewed certain internal financial statements and projections relating to earnings and cash flow and other financial and operating data concerning Yankee prepared by the management of Yankee;

(iii) discussed the past and current operations, financial condition and prospects of Yankee with the management of Yankee;

(iv) reviewed the reported prices and trading activity of Yankee Common Stock;

(v) compared the financial performance and condition of Yankee and the reported prices and trading activity of the Yankee Common Stock with that of certain other comparable publicly traded companies;

(vi) reviewed publicly available information regarding the financial terms of certain transactions comparable, in whole or in part, to the Merger;

(vii) performed discounted cash flow analyses based on the projections relating to earnings and cash flow prepared by the management of Yankee;

(viii) participated in certain discussions among representatives of Yankee;

(ix) reviewed a draft Merger Agreement and certain related documents; and

(x)	performed such other analyses and took into account such other matters as PJSC deemed appropriate.

PJSC assumed and relied upon the accuracy and completeness of the information reviewed by PJSC for the purposes of PJSC’s opinion and PJSC did not assume any obligation or liability for independent verification of such information. PJSC further relied on the assurances of the management of Yankee that management was not aware of any facts that would make such information inaccurate or misleading. With respect to the projections and other information provided to PJSC, PJSC assumed that such projections and other information provided to PJSC were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Yankee. PJSC did not assume any responsibility for, nor did it make, any independent valuation or appraisal of any assets or liabilities of Yankee, nor was PJSC furnished with any such valuation or appraisal. PJSC assumed that the Merger would be consummated in accordance with the terms of the draft Merger Agreement reviewed by PJSC without waiver, modification or amendment of any material term, condition or agreement. PJSC further assumed that all representations and warranties set forth in the Merger Agreement are true and correct and that all parties to the Merger Agreement will comply with all covenants of such party thereunder.

PJSC’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to PJSC as of, October 23, 2006. PJSC did not express an opinion as to the prices at which Yankee Common Stock would trade or an opinion as to anything other than the fairness from the financial point of view of the Merger Consideration to be received by holders of Yankee Common Stock in the Merger. Furthermore, PJSC’s opinion did not address Yankee’s underlying business decision to undertake the Merger, and its opinion did not address the relative merits of the Merger as compared to any alternative transactions that might be available to Yankee. PJSC did not consider any tax, accounting or legal effects of the Merger on any person or entity.

PJSC was not authorized to solicit, and PJSC did not solicit, interest from any party with respect to a merger or other business combination transaction involving Yankee or any of its assets. PJSC did not express any opinion as to the impact of the Merger on the solvency or viability of Yankee or the ability of Yankee to pay its obligations when they become due.

The following summarizes the significant financial analyses performed by PJSC and reviewed with the Board of Directors on October 24, 2006 in connection with the delivery of PJSC’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand PJSC’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PJSC’s financial analyses.

Historical Stock Trading Analysis

PJSC reviewed the closing prices and trading volumes of Yankee Common Stock from October 23, 2001 to October 23, 2006 (one trading day prior to the rendering of PJSC’s opinion). During the twelve months ended October 23, 2006, the high closing price for Yankee Common Stock was $30.45 per share and the low closing price was $21.19 per share. In addition, during the twelve months ended October 23, 2006, the average closing price for Yankee Common Stock was $26.37. During the period from October 23, 2001 to October 23, 2006, the high closing price for Yankee Common Stock was $34.28 per share, the low closing price was $14.50 per share and the average closing price was $25.17 per share.

Premiums Analysis

PJSC analyzed the Merger Consideration of $34.75 per share to derive premiums over the median price of Yankee Common Stock for specified time periods as set forth in the table below. PJSC noted that the Merger Consideration exceeded the median for all the periods analyzed prior to October 23, 2006.

Time Periods Prior to October 23, 2006:	Median Stock Price	Premium to Median
7 Days Prior	$29.23	18.9%
30 Days Prior	$29.35	18.4%
60 Days Prior	$28.08	23.8%
90 Days Prior	$26.02	33.6%
180 Days Prior	$26.30	32.1%
Last 1 Year Prior	$26.05	33.4%
Last 3 Years Prior	$28.00	24.1%
Last 5 Years Prior	$26.15	32.9%

Analysis of Selected Publicly Traded Comparable Companies

PJSC performed a comparable companies analysis to determine (1) what Yankee’s valuation would be if the Yankee Common Stock traded in the valuation range of certain comparable wholesale, vertically integrated retailer and home retailer companies and (2) what Yankee’s valuation would be if the Yankee Common Stock traded in such range and were to receive a premium to this valuation consistent with premiums received by other publicly traded companies in cash acquisitions valued between $1 billion and $2 billion since January 1, 2000. PJSC reviewed and compared selected financial data of Yankee with similar data using publicly available information for the following publicly traded companies:

Wholesale

American Greetings Corporation

Lancaster Colony Corporation

Blyth, Inc.

Vertically Integrated Retailers

Coach, Inc.

Polo Ralph Lauren Corporation

The Timberland Company

Fossil, Inc.

Kenneth Cole Productions, Inc.

Home Retailers

Bed Bath & Beyond, Inc.

Williams-Sonoma, Inc.

Pier 1 Imports, Inc.

Cost Plus Inc.

Jo-Ann Stores, Inc.

AC Moore Arts & Crafts, Inc.

Kirkland’s, Inc.

For each of these companies, PJSC calculated and compared various financial multiples and ratios, including, among others: (1) enterprise value (which represents total equity value plus book values of total debt, preferred stock and minority interests less cash) as a multiple of net sales, earnings before interest and taxes, commonly referred to as EBIT, and earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for the selected companies, and (2) a recent stock price per share as a multiple of adjusted earnings per share, commonly referred to as EPS, for the last twelve months, commonly referred to as LTM, for the most recently available quarterly information as of October 23, 2006, and for projected calendar years 2006 and 2007 based upon the closing stock prices as of October 23, 2006. For projected EPS estimates PJSC used the mean of Wall Street analysts’ estimates as reported by First Call Investment Research on October 23, 2006 for the selected companies.

Based on this data, as of October 23, 2006, PJSC developed a summary valuation analysis based on a range of trading valuation multiples and ratios for certain of the selected companies. This analysis resulted in the following ranges of implied multiples and ratios:

Enterprise Value as a Ratio of:	Range of Implied Trading Multiples
LTM Net Sales	100% – 200%
LTM EBITDA	8.0x – 10.0x
LTM EBIT	11.0x – 13.0x

Equity Value as a Ratio of:	Range of Implied Trading Multiples
LTM EPS	19.0x – 21.0x
CY 2006 EPS	19.0x – 21.0x
CY 2007 EPS	16.0x – 18.0x

PJSC calculated the range of implied equity values per share of Yankee Common Stock using the multiples and ratios from the selected companies and applied them to Yankee’s financial statistics, both excluding and including a “control premium”. Yankee’s financial statistics were provided by Yankee management. The calculation of Yankee’s enterprise value included a working capital adjustment based on management’s projected average net working capital for fiscal year 2006 of $68.1 million minus net working capital for the period. The per share values were based on the number of shares outstanding as of October 20, 2006, plus dilutive shares accounted for by the treasury stock method. PJSC used a control premium of 26.7%, which is the median premium paid (five days prior to closing) in cash acquisition transactions valued between $1 billion and $2 billion since January 1, 2000, as reported by Thomson Financial and Mergerstat.

PJSC noted that the Merger Consideration of $34.75 per share was within the reference ranges of $27.00 to $38.00 excluding a control premium and $34.00 to $48.00 including a control premium that resulted from this analysis.

Analysis of Selected Precedent Transactions

To analyze the Merger Consideration relative to the consideration received by stockholders in selected other similar transactions, PJSC prepared an analysis of selected precedent transactions.

The list of transactions reviewed were (referred to below by the acquiror and target in the transaction, respectively):

Leonard Green & Partners, L.P./Texas Pacific Group—PETCO Animal Supplies, Inc.

Bain Capital/The Blackstone Group—Michaels Stores, Inc.

The Carlyle Group—Oriental Trading Company

Leonard Green & Partners, L.P.—The Sports Authority, Inc.

Bain Capital—Burlington Coat Factory Warehouse Corp.

Regis Corporation—Alberto-Culver Co. (BSD business)

Best Buy Co., Inc.—Pacific Sales Kitchen and Bath Centers, Inc.

Apollo Management, L.P.—Linens ‘n Things, Inc.

Berkshire Partners LLC/Weston Presidio—Party City Corporation

Texas Pacific Group/Warburg Pincus LLC—The Neiman Marcus Group, Inc.

GameStop Corp.—Electronics Boutique Holdings Corp.

Osim Brookstone Holdings, L.P.—Brookstone, Inc.

Kohlberg Kravis Roberts & Co./Bain Capital Partners LLC/Vornado Realty Trust—Toys “R” Us, Inc.

Highfields Capital Management LP—Circuit City Stores Inc.

DLI Holding Corp.—Del Laboratories, Inc.

GTCR Golder Rauner LLC—Prestige Brands International Inc.

PJSC calculated the enterprise value in each of these transactions as a multiple of LTM net sales, EBITDA and EBIT and the equity value to each of these transactions as a multiple of LTM EPS. PJSC utilized data for the precedent transactions collected from Securities Data Company, Standard & Poor’s, The Daily Deal LLC, public filings and news articles. This analysis resulted in the following ranges of multiples and ratios:

Enterprise Value as a Ratio of:	Range of Implied Multiples
LTM Net Sales	80% – 120%
LTM EBITDA	8.0x – 11.0x
LTM EBIT	12.0x – 16.0x

Equity Value as a Ratio of:	Range of Implied Multiples
LTM EPS	20.0x – 24.0x
CY 2006 EPS	20.0x – 24.0x

PJSC calculated the range of implied equity values per share of Yankee Common Stock using the multiples and ratios from the precedent transactions and applied them to Yankee’s financial statistics. Yankee’s financial statistics were provided by Yankee management. The calculation of Yankee’s enterprise value included a working capital adjustment based on management’s projected average net working capital for fiscal year 2006 of $68.1 million minus net working capital for the period. The per share values were based on the number of shares outstanding as of October 20, 2006, plus dilutive shares accounted for by the treasury stock method. PJSC noted that the Merger Consideration of $34.75 per share was within the reference range of $30.00 to $40.00 that resulted from this analysis.

Discounted Cash Flow Analysis

PJSC performed a discounted cash flow analysis to calculate the theoretical per share value of Yankee Common Stock based on the value of Yankee’s forecasted future free cash flows provided by its management for fiscal years 2007 to 2009 for both a management case and a management downside case.

In performing its discounted cash flow analysis, PJSC considered various assumptions that it deemed appropriate based on a review with management of Yankee’s prospects and risks. PJSC believed it appropriate to utilize various discount rates ranging from 10% to 14%, which range was based on an analysis of comparable vertically integrated retail/wholesale companies and EBITDA terminal value multiples ranging from 8.0x to 10.0x.

Based on the foregoing, PJSC noted that the Merger Consideration of $34.75 per share was within the reference range of implied equity values per share of $30.50 to $42.50 for the management case and $27.00 to $38.00 for the management downside case.

In arriving at its opinion, PJSC performed a variety of financial analyses, the material portions of which are summarized above. The preparation of an opinion regarding fairness, from a financial point of view, is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, PJSC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. Accordingly, PJSC believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all such analyses, could create an incomplete view of the process underlying PJSC’s opinion.

In performing its analyses, PJSC relied on numerous assumptions made by the management of Yankee and made numerous judgments of its own with regard to current and future industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Yankee. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The analyses performed by PJSC are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of PJSC’s analysis of the fairness, from a financial point of view, of the consideration proposed to be received by the holders of shares of Yankee Common Stock pursuant to the Merger and were provided to the Board of Directors in connection with the delivery of PJSC’s opinion. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which may be higher and which are inherently subject to uncertainty. Because such analyses are inherently subject to uncertainty, neither Yankee nor PJSC nor any other person assumes responsibility for their accuracy.

With regard to the comparable public company analysis and the comparable transactions analysis summarized above, PJSC selected such public companies on the basis of various factors for reference purposes only; however, no public company or transaction utilized as a comparison is identical to Yankee or the Merger. Accordingly, an analysis of the foregoing was not mathematical; rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the acquisition or public trading value of the selected companies and transactions to which Yankee and the Merger were being compared. The consideration in the Merger was determined through negotiations between Parent and the Board of Directors and was approved by the Board of Directors. PJSC did not recommend any specific consideration to the Board of Directors or that any given consideration constituted the only appropriate consideration for the Merger. In addition, as described elsewhere in this Proxy Statement, PJSC’s opinion was one of many factors taken into consideration by the Board of Directors in evaluating the Merger. Consequently, the PJSC analyses described above should not be viewed as determinative of the opinion of the Board of Directors or Yankee’s management with respect to the Merger.

As part of its investment banking activities, PJSC is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, restructurings and valuations for corporate or other purposes. The Board of Directors selected PJSC to deliver an opinion with respect to the consideration proposed to be received by the holders of shares of Yankee Common Stock in connection with the Merger on the basis of such experience.

The financial advisory services PJSC provided to Yankee in connection with the Merger were limited to the delivery of its opinion and PJSC received a fee of $750,000 for the delivery of such opinion. In addition, Yankee has also agreed to reimburse PJSC for its out-of-pocket expenses, including fees and disbursements of its counsel, incurred in connection with its engagement and to indemnify PJSC and certain related persons against liabilities and expenses, including liabilities under the federal securities laws, relating to or arising out of its engagement as financial advisor to the Board of Directors.

PJSC has not received compensation during the last two years for providing investment banking services to Yankee or Madison Dearborn.

Financing the Merger

It is estimated that the total amount of funds necessary to complete the Merger and the related transactions to be approximately $1.6 billion, which includes approximately $1.4 billion to be paid out to Yankee’s stockholders and holders of other equity-based interests in Yankee and approximately $148.0 million to refinance existing indebtedness of Yankee (based on estimated year-end indebtedness), with the remainder to be applied to pay related fees and expenses in connection with the Merger and the financing arrangements. These payments are expected to be funded by equity contributions by Madison Dearborn, debt financing and, to the extent available, Yankee’s available cash.

Parent has obtained equity financing commitments and debt financing commitments for the transactions contemplated by the Merger Agreement. After giving effect to contemplated draws under the new debt commitments, we currently expect total new debt outstanding at the closing of the Merger to be approximately $1.2 billion, which amount may be increased to the extent additional borrowings are made under the new revolving credit facility described below on the closing date to pay fees and expenses in connection with the Merger and for working capital purposes.

Equity Financing

Madison Dearborn has delivered an equity commitment letter for $433.3 million to Parent, which constitutes the equity portion of the merger financing. This equity commitment will be reduced on a dollar for dollar basis for any purchase by any co-investor (including affiliates of Madison Dearborn and Yankee’s officers) of equity securities of Parent.

Madison Dearborn’s obligation under the equity commitment letter is subject to the consummation of the Merger and the satisfaction of all conditions set forth in the Merger Agreement. The terms of the equity commitment letter will expire automatically on the termination of the Merger Agreement in accordance with its terms. Yankee is not a third party beneficiary of the equity commitment letter and the equity commitment letter provides that Yankee’s remedies against Madison Dearborn under the limited guarantee described below are the sole and exclusive direct or indirect remedies available to Yankee against Madison Dearborn and any of its former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, or affiliates, in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated by the Merger Agreement, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, and whether or not Parent’s or Merger Sub’s breach is caused by Madison Dearborn’s breach of its obligations under the equity commitment letter. The equity commitment letter provides that the equity commitment is solely for the benefit of Parent and is not intended to confer any benefits on, or create any rights in favor of, any other person or entity.

Debt Financing

In connection with the execution and delivery of the Merger Agreement, Merger Sub and Parent have entered into a debt financing commitment letter with Lehman Brothers Inc.; Lehman Brothers Commercial Bank; Lehman Commercial Paper Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; and Merrill Lynch Capital Corporation to provide up to $1.3 billion in debt financing, consisting of (1) senior secured credit facilities in aggregate amount of up to $775.0 million, consisting of a term loan facility of up to $650.0 million and a revolving credit facility of up to $125.0 million, (2) a senior unsecured increasing rate bridge facility in an aggregate amount of up to $300.0 million, and (3) a senior subordinated increasing rate bridge facility amount of up to $225.0 million (the “debt financing”). The debt financing will be used to finance, in part, the payment of the Merger Consideration, the repayment or refinancing of Yankee’s outstanding indebtedness and to pay related fees and expenses in connection with the Merger and the financing arrangements and, in the case of the revolving facility, for general corporate purposes after the date of the Merger. The senior unsecured bridge facility and the senior subordinated bridge facility, which are hereinafter referred to as the “bridge facilities”, are expected to be utilized to the extent that Merger Sub is not able to complete on or prior to the consummation of the Merger one or more offerings of notes in aggregate amount equal to the commitments under those facilities. Any such offering of notes is not expected to be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be made absent registration or an exemption from registration.

The facilities contemplated by the debt commitment letters are conditioned on the Merger being consummated prior to the date six months following the date of the commitment letters, as well as other customary closing conditions, including:

•	there not having occurred since July 1, 2006 any “material adverse effect on Yankee”, as described under “The Merger Agreement—Representations and Warranties”;

•	the absence of any modification or waiver of the Merger Agreement and any related material agreements that are materially adverse to the interests of the lenders and that have not been approved by the administrative agent (which approval shall not be unreasonably withheld or delayed);

•	the repayment of all amounts due under Yankee’s existing credit facilities and all related liens being released;

•	the receipt by the administrative agent of audited and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Yankee that are compliant (as used in this proxy statement, “compliant” means that the financial and other information that we are required to provide Parent in connection with the debt financing is, and remains throughout the marketing period, compliant in all material respects with all applicable requirements of Regulation S–K and Regulation S–X and is of the type and form customarily included in private placements under Rule 144A of the Securities Act at the time during our fiscal year such offering will be made);

•	to the extent available, the receipt by the administrative agent of certain financial and other information about Yankee that we have agreed to use our reasonable best efforts to provide pursuant to the Merger Agreement in order for Parent and Merger Sub to complete the debt financing for the Merger;

•	the receipt by the administrative agent of a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows for Merger Sub as of and for the most recently completed 12-month period for which financial statements are required to be delivered to the administrative agent, prepared giving effect to the Merger and the financing arrangements;

•	with respect to the bridge facilities, (i) the receipt by one or more investment banks satisfactory to the joint lead arrangers, at least 21 consecutive days prior to closing, of a preliminary offering document suitable for use in a customary “high-yield road show” relating to the notes, containing all audited financial statements, unaudited financial statements (which unaudited financial statements shall have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 100, subject to exceptions customary for a Rule 144A offering), and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, U.S. generally accepted accounting principles and prepared in all material respects in accordance with Regulation S-X under the Securities Act, and all other data of the type and form customarily included in private placements under Rule 144A at the time during Yankee’s fiscal year that such offering will be made, or that would be necessary for the investment bank to receive customary “comfort” from the accountants in connection with the offering and the receipt of a customary comfort letter; and (ii) the investment bank shall have been afforded a period of 21 consecutive days following receipt of the offering document to place the notes; provided that receipt of a “comfort” letter will not be a condition to funding the bridge facilities if the accountants will not issue such comfort letter until audited 2006 financial statements are available, and certain financial and other information about Yankee that we have agreed to use our reasonable best efforts to provide pursuant to the Merger Agreement in order for Parent and Merger Sub to complete the debt financing for the Merger is otherwise compliant;

•	use by Merger Sub of commercially reasonable efforts to cause the bridge facilities (or the notes) and the senior secured credit facilities to have received a rating by S&P and Moody’s; and

•

the accuracy of representations in the Merger Agreement that are material to the interests of the lenders (but only to the extent Parent has a right to terminate its obligations under the Merger Agreement as a result of the breach of the representations in the Merger Agreement) and the accuracy of the representations of Merger Sub relating to its corporate power and authority to enter into the documentation for the credit facilities, due execution, delivery and enforceability of such documentation, Federal Reserve margin regulations, the Investment Company Act, the status of the senior facilities and the unsecured bridge loans as senior debt and the perfection and required priority of the security interests in the collateral, provided that any security that cannot be perfected on the closing date (other than those that can be perfected by filing a UCC financing statement or delivery of a stock certificate), despite Merger Sub’s commercially reasonable efforts to do so, will not be a condition precedent to funding but will be required to be delivered after the closing date of the Merger.

Parent has agreed to use its reasonable best efforts to do all things necessary, proper or advisable that are within Parent’s and Merger Sub’s control to (i) maintain in effect the financing commitments and to satisfy on a timely basis all the conditions to obtaining the financing, (ii) enter into definitive financing agreements with respect to the debt financing contemplated by the debt commitment letter, so that the financing agreements are in effect at or prior to closing of the Merger and (iii) consummate the financing at or prior to closing of the Merger. Parent and Merger Sub have agreed not to permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the financing commitments without first consulting with Yankee, and have agreed to obtain Yankee’s prior written consent (which consent shall not be unreasonably withheld or delayed) prior to agreeing to any amendment, modification or waiver that would materially increase the likelihood that the conditions to funding would not be satisfied. Parent and Merger Sub have agreed to give Yankee prompt notice of any material breaches by any party of the financing commitments or any termination of the financing commitments. If, notwithstanding the use of reasonable best efforts by Parent, the debt commitment letter expires or is terminated prior to the closing of the Merger, in whole or in part, for any reason, Parent must (i) promptly notify Yankee of such expiration or termination and the reasons therefor and (ii) use its reasonable best efforts promptly to arrange for alternative debt financing to replace the financing contemplated by such expired or terminated commitments or agreements on terms not materially less beneficial to Parent or Yankee and in an amount sufficient to consummate the transactions contemplated by the Merger Agreement on the date upon which the closing of the Merger is contemplated to occur in accordance with the Merger Agreement.

Interests of Yankee’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board of Directors with respect to the Merger, Yankee stockholders should be aware that executive officers and directors of Yankee have certain interests in the Merger that may be different from, or in addition to, the interests of Yankee stockholders generally. The Board of Directors was aware of the interests and considered them, among other matters, when approving the Merger and the Merger Agreement and recommending that Yankee stockholders vote to approve and adopt the Merger and the Merger Agreement. The aggregate amount of compensatory payments and benefits that our executive officers and directors will receive as a result of the Merger (including with respect to the cancellation of their outstanding equity awards) is $21,971,274, which amount does not include Merger Consideration to which such individuals will be entitled in respect of shares of Yankee Common Stock owned by them as of the record date for the Special Meeting. These interests, as well as certain potential severance and retention payments, are summarized below.

Stock Options and Restricted Stock

All Options to purchase Yankee Common Stock under the Yankee stock plans that are outstanding immediately prior to the consummation of the Merger (whether or not then vested or exercisable) will be canceled at the consummation of the Merger and each holder of an Option will be entitled to receive from the surviving corporation, for each share of Yankee Common Stock subject to such Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option. See “The Merger Agreement—Treatment of Options and other Awards” beginning on page 54. In addition, any shares of Restricted Stock granted by Yankee under any Yankee stock plan, which are outstanding immediately prior to the consummation of the Merger, will vest and become free of any restrictions as of the consummation of the Merger, and will be converted into the right of the holders thereof to receive from the surviving corporation, for each such share of Restricted Stock, an amount in cash equal to the Merger Consideration. See “The Merger Agreement—Treatment of Options and other Awards” beginning on page 54.

The following table sets forth, as of November 13, 2006, for each of our directors, named executive officers and other executive officers as a group, the number of shares of Yankee Common Stock subject to outstanding vested and unvested Options, as well as the weighted average exercise price and cash-out value of such Options.

Name and Principal Position	Vested Stock Options	Unvested Stock Options	Weighted Avg. Exercise Price of Vested and Unvested Options	Value of Vested and Unvested Options
Michael G. Archbold, Director	5,000	15,000	$28.76	$119,800
Dale F. Frey, Director	23,750	6,250	20.62	423,900
Michael F. Hines, Director	18,750	11,250	20.52	426,900
Sandra J. Horbach, Director	5,937	17,813	31.12	86,213
Carol M. Meyrowitz, Director	10,625	11,875	27.56	161,775
Michael B. Polk, Director	18,750	11,250	24.70	301,500
Craig W. Rydin, Chairman of the Board and Chief Executive Officer	352,650	160,150	19.65	7,743,280
Ronald L. Sargent, Director	72,607	6,250	18.46	1,284,581
Vijay Vishwanath, Director	5,000	15,000	32.81	38,800
Doreen A. Wright, Director	16,250	8,750	29.05	142,550
Harlan M. Kent, President and Chief Operating Officer	85,000	75,000	24.96	1,566,400
Bruce H. Besanko, Senior Vice President, Finance and Chief Financial Officer	15,000	67,000	30.92	314,060
Stephen Farley, Senior Vice President, Retain	10,750	44,250	31.38	185,350
Paul J. Hill, Senior Vice President, Supply Chain	64,875	37,125	23.77	1,119,960
Other Executive Officers as a group (four persons total)	121,800	121,000	24.09	2,588,248

The following table sets forth, as of November 13, 2006, for each of our directors, named executive officers and other executive officers as a group, the number of shares of outstanding Restricted Stock, as well as the value of such Restricted Stock.

Name and Principal Position	Restricted Stock Outstanding	Value of Restricted Stock Outstanding
Michael G. Archbold, Director	2,000	$69,500
Dale F. Frey, Director	2,000	69,500
Michael F. Hines, Director	2,000	69,500
Sandra J. Horbach, Director	2,000	69,500
Carol M. Meyrowitz, Director	2,000	69,500
Michael B. Polk, Director	2,000	69,500
Craig W. Rydin, Chairman of the Board and Chief Executive Officer	20,000	695,000
Ronald L. Sargent, Director	2,000	69,500
Vijay Vishwanath, Director	2,000	69,500
Doreen A. Wright, Director	2,000	69,500
Harlan M. Kent, President and Chief Operating Officer	4,000	139,000
Bruce H. Besanko, Senior Vice President, Finance and Chief Financial Officer	2,500	86,875
Stephen Farley, Senior Vice President, Retain	1,500	52,125
Paul J. Hill, Senior Vice President, Supply Chain	1,800	62,550
Other Executive Officers as a group (four persons total)	6,500	225,875

Performance Share Awards

In each of 2004, 2005 and 2006, Yankee granted Performance Share Awards to certain of our officers and key employees pursuant to Award of Performance Shares Agreements. Each such agreement provides that Yankee will issue Performance Shares to the recipient, subject to Yankee attaining pre-approved targeted levels of cumulative earnings per share for the three fiscal years covered by each agreement. The agreement for each recipient fixes a target number of Performance Shares for such recipient. The actual number of Performance Shares issued to the recipient will range from 0% to 175% based upon the actual performance during the applicable three-year period and other factors. Under the terms of the Merger Agreement, and in accordance with determinations made by Yankee’s Board of Directors, immediately prior to the consummation of the Merger, Yankee will issue to each holder of a Performance Share Award a number of Performance Shares equal to (i) with respect to the 2004-2006 performance period, 60% of the target number of such holder’s Performance Share Awards, (ii) with respect to the 2005-2007 performance period, 66.7% of the target number of such holder’s Performance Share Awards and (iii) with respect to the 2006-2008 performance period, 33.33% of the target number of such holder’s Performance Share Awards. At the consummation of the Merger, each such Performance Share will be converted in to the right of holders thereof, to receive, for each Performance Share, the Merger Consideration. The surviving corporation will also pay to each holder of Performance Shares so issued, an amount equal to the sum of (i) the product of (x) $0.50 and (y) the number of Performance Shares in respect of the 2004-2006 and 2005-2007 periods held by such holder, and (ii) the product of (x) $0.25 and (y) the number of Performance Shares in respect of the 2006-2008 period held by such holder; these cash payments represent the “dividend equivalent payments” contemplated under the agreements. The following table sets forth the number and value of Performance Shares to be issued to Yankee’s named executive officers, and Yankee’s other executive officers as a group, immediately prior to consummation of the Merger pursuant to the above formula, as well as the dividend equivalent payments to be made upon completion of the Merger.

Name	Performance Shares to be Issued at Merger	Value of Performance Shares to be Issued at Merger	Dividend Equivalent Payment
Craig Rydin	54,008	$1,876,778.00	$25,337.50
Harlan M. Kent	14,334	498,106.50	6,750.25
Bruce H. Besanko	7,834	272,231.50	3,625.25
Stephen Farley	3,334	115,856.50	1,500.25
Paul J. Hill	7,001	243,284.75	3,333.75
Other Executive Officers as a group	16,535	690,447.75	9,309.25

Executive Severance Agreements

Yankee is party to various executive severance agreements with certain of its officers, including the named executive officers. These agreements provide for certain severance benefits to the executive in the event his or her employment is terminated (i) by Yankee without cause prior to or more than two years after the consummation of the Merger or (ii) without cause or by the executive for good reason within two years of the consummation of the Merger. Upon a termination described under (i) above, an executive is generally entitled, in addition to earned but unpaid compensation, to the following:

•	cash severance in the form of continued payment of his or her base salary for the following periods: (1) in the case of the Chairman and Chief Executive Officer, two years; (2) in the case of the President and Chief Operating Officer and the Chief Financial Officer, 18 months; (3) in the case of Senior Vice Presidents, one year; and (4) in the case of Vice Presidents, six months or until the executive is eligible to receive such benefits from another employer, whichever is earlier;

•	a one time payment of his or her incentive award target under the executive compensation plan, pro rata based on the number of days of that fiscal year for which he or she was terminated; and

•	continuation of medical and dental benefits for the period of time during which severance will be paid.

Upon a termination described under (ii) above, an executive is generally entitled, in addition to earned but unpaid compensation, to the following:

•	cash severance in the form of a one-time payment of the following amount: (1) in the case of the Chairman and Chief Executive Officer, 200% of the sum of his base salary plus his incentive award target under the executive compensation plan; (2) in the case of the President and Chief Operating Officer and the Chief Financial Officer, 150% of the sum of his base salary plus his incentive target under the executive compensation plan; (3) in the case of Senior Vice Presidents, 100% of the sum of his or her base salary plus his or her incentive award target under the executive compensation plan; and (4) in the case of Vice Presidents, the sum of (a) 50% of his or her base salary plus (b) his or her incentive award target under the executive compensation plan;

•	a one-time payment of his or her incentive award target under the executive compensation plan, pro rated based on the number of days of that fiscal year for which he or she was terminated; and

•	a continuation of medical and dental benefits and all other employee benefits (1) in the case of the Chairman and Chief Executive Officer, two years; (2) in the case of the President and Chief Operating Officer and the Chief Financial Officer, 18 months; (3) in the case of Senior Vice Presidents, one year; and (4) in the case of Vice Presidents, six months or until the executive is eligible to receive such benefits from another employer, whichever is earlier.

The following table sets forth the cash severance pay to which Yankee’s named executive officers and other officers as a group would be entitled under the plan if their employment terminated under either of the above circumstances. This chart assumes each executive’s base salary and bonus will remain unchanged from his or her 2006 base salary and the executive’s termination of employment occurred on the final day of the year.

Name	Termination prior to the Merger or after 2 years following	Termination within 2 years of the Merger
Craig Rydin	$1,550,000	$3,100,000
Harlan M. Kent	675,000	1,181,250
Bruce H. Besanko	530,400	822,120
Stephen Farley	341,880	512,820
Paul J. Hill	272,980	409,470
Other Executive Officers as a group (four persons total)	1,056,070	1,517,248

Special Retention Bonus Plan

The Board of Directors established the Special Retention Bonus Plan for the benefit of Yankee’s executive officers and certain other key employees of Yankee. The plan provides that each participating employee who remains employed with Yankee through the date three months following the Merger or whose employment is terminated by Yankee without cause prior to such date will receive a special retention bonus in an amount equal to either a specified percentage of his or her annual base salary (as of the date the plan was adopted) or a specified dollar amount. If the Merger does not occur by April 1, 2007, the plan will terminate unless extended by the Board of Directors in its discretion. The following table shows the special retention bonuses for the named executive officers and Yankee’s other executive officers as a group:

Name	Special Retention Bonus Amount
Craig Rydin	$155,000
Harlan M. Kent	90,000
Bruce H. Besanko	176,000
Stephen Farley	157,440
Paul J. Hill	54,596
Other Executive Officers as a group (four persons total)	245,014

Deferred Compensation Plan

Immediately following the Merger participants in Yankee’s Executive Deferred Compensation Plan will receive distributions of all account balances as well as a pro-rata matching contribution (assuming they are eligible to receive matching contributions under the plan).

Arrangements with Officers and Directors

As of the date of this proxy statement, no member of our management or Board of Directors has entered into any agreement or arrangement with Madison Dearborn or its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent. Madison Dearborn has informed us that it intends to retain members of our existing management team with the surviving corporation after the Merger is completed, and that it anticipates that Craig Rydin, our chief executive officer, will continue as chief executive officer and be a member of the governing board of Parent and/or the surviving corporation. Members of management currently are engaged in discussion with representatives of Madison Dearborn regarding revised terms of employment and equity arrangements. Madison Dearborn has advised us that it typically makes available, to management and key employees of its portfolio companies, up to 10% of the fully-diluted common equity of the portfolio company and the opportunity to co-invest in the common equity and any preferred equity of the portfolio company on the same economic terms as Madison Dearborn. The common equity made available to management and key employees generally does not have any value until the preferred stock investment is returned. Madison Dearborn has informed us that it has made a preliminary proposal to certain members of management consistent with these arrangements. Madison Dearborn has also informed us that the co-investment in this transaction is not expected to exceed 2.5% of the aggregate equity invested at closing date of the Merger. Although we believe members of our management team are likely to enter into new arrangements with the surviving corporation or affiliates of Madison Dearborn regarding employment with, and the right to purchase or participate in the equity of, the surviving corporation or Parent, such matters are subject to further negotiations and discussion and no terms or conditions have been finalized. Any such new arrangements are expected to be entered into prior to the completion of the Merger.

Indemnification and Benefits Provisions in the Merger Agreement

The Merger Agreement provides for director and officer indemnification and insurance and for the continuation of certain employee benefits for specified time periods. For a description of these provisions, see “The Merger Agreement—Benefit Plans” beginning on page 67 and “The Merger Agreement—Directors’ and Officers’ Indemnification” beginning on page 60.

Material United States Federal Income Tax Consequences

The following is a discussion of certain material U.S. federal income tax consequences of the Merger to holders of Yankee Common Stock. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons, as defined under Section 7701(a)(30) of the Code (“U.S. persons”), have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non–U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

This discussion assumes that a holder holds the shares of Yankee Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark–to–market method of accounting for their securities, holders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax–exempt organizations, financial institutions, mutual funds, partnerships or other pass–through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, holders who hold shares of Yankee Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, or holders who acquired their shares of Yankee Common Stock through the exercise of Options or other compensation arrangements). In addition, this discussion does not address any tax considerations under state, local or foreign tax laws, or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. The U.S. federal income tax consequences set forth below are not intended to constitute a complete description of all tax consequences relating to the Merger. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for Yankee Common Stock pursuant to the Merger.

If a partnership holds Yankee Common Stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding Yankee Common Stock, you should consult your tax advisors.

U.S. Holders

The receipt of cash in the Merger (or pursuant to the exercise of appraisal rights) by U.S. holders of Yankee Common Stock will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. holder of Yankee Common Stock will recognize gain or loss equal to the difference between:

•	the amount of cash received (including any cash withheld for tax purposes) in exchange for such Yankee Common Stock; and

•	the U.S. holder’s adjusted tax basis in such Yankee Common Stock.

If the holding period in Yankee Common Stock surrendered in the Merger (or pursuant to the exercise of appraisal rights) is greater than one year as of the date of the Merger, the gain or loss will be long–term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of Yankee Common Stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of Yankee Common Stock.

Under the Code, cash received in the Merger (or pursuant to the exercise of appraisal rights) by a U.S. holder may be subject to U.S. information reporting and backup withholding. Backup withholding (currently at a rate of 28%) will apply with respect to the amount of cash received by a non-corporate U.S. holder, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non–U.S. Holders

Any gain realized on the receipt of cash in the Merger (or pursuant to the exercise of appraisal rights) by a non–U.S. holder will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non–U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non–U.S. holder);

•	the non–U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	the non–U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of Yankee Common Stock (which includes for purposes of this bullet point the stock of our predecessor entity) at any time during the five-year period preceding the Merger, and we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of a five-year period preceding the Merger or the period that the non–U.S. holder held Yankee Common Stock.

A non–U.S. holder described in the first bullet point immediately above will be taxed on a net income basis on the net gain derived from the Merger and in the same manner as if it were a U.S. person, and, if a non–U.S. holder is a foreign corporation, it may be subject, in addition, to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non–U.S. holder described in the second bullet point immediately above will generally be subject to a flat 30% tax on the gain derived from the Merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States under the Code.

We believe we have not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger.

Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the Merger (or pursuant to the exercise of appraisal rights), unless a beneficial owner certifies under penalty of perjury that it is a non–U.S. holder (and the payor does not have actual knowledge or reason to know that such beneficial owner is a U.S. person) or such beneficial owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non–U.S. holder’s U.S. federal income tax liability, if any, provided that such non–U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

The Hart-Scott-Rodino Act and related rules provide that transactions such as the Merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On October 31, 2006, Yankee and Madison Dearborn Capital Partners V-A, L.P. each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. Early termination of the Hart-Scott-Rodino Act waiting period was granted by the Federal Trade Commission effective as of November 14, 2006.

The German, Irish and Austrian merger control laws require that transactions which exceed certain thresholds based on worldwide and local sales in the previous fiscal year not be implemented until the governmental entity approves the transaction. Madison Dearborn has determined that the thresholds are met in Germany and Austria, and possibly in Ireland, and will cause the filing of the required information with the German Federal Cartel Office and the Austrian Federal Competition Authority promptly, and with the Irish Competition Authority as soon as possible after a conclusive determination has been made by MDCP that the merger control thresholds are met. The parties expect clearances no later than [December 31, 2006].

Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act, the filings under the merger control laws in Germany and Austria, and possibly in Ireland, and the filing of the articles of merger in Massachusetts at or before the consummation of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.

Delisting and Deregulation of Yankee Common Stock

If the Merger is completed, Yankee Common Stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and we will no longer file periodic reports with the SEC on account of Yankee Common Stock.

Litigation

On October 25, 2006, a putative stockholder class action lawsuit, entitled Schwartz v. Yankee Candle Company, Inc. et al., C.A. No. 06-118, was filed against Yankee and its directors, as well as against MDCP in Superior Court in Massachusetts. The complaint alleges that Yankee and its directors breached their fiduciary duties to Yankee’s stockholders in approving the proposed transaction between Yankee and Madison Dearborn, and that MDCP aided and abetted the directors’ alleged breaches of their fiduciary duties. Specifically, among other things, the complaint alleges that the directors (i) failed to properly value Yankee; (ii) failed to take steps to maximize the value of Yankee by failing to adequately solicit alternative potential acquirors or alternative transactions; and (iii) favored the Madison Dearborn transaction over other potential transactions due to loyalty to current management. The complaint seeks, among other things, an injunction preventing the completion of the proposed transaction, rescission if the transaction is consummated, monetary damages, attorneys’ fees and expenses associated with the lawsuit, and any other further equitable relief as the court may deem just and proper.

The defendants are currently due to respond to the complaint on December 22, 2006. To date, plaintiffs have not filed a motion seeking any injunction preventing the completion of the proposed transaction. The defendants believe the suit is without merit and intend to defend against it vigorously.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated in this proxy statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement because it, and not this document, is the legal document that governs the Merger. The description of the Merger Agreement in this proxy statement has been included to provide you with information regarding its terms.

The Merger; Effective Time; Marketing Period

The Merger Agreement provides for the Merger of Merger Sub with and into Yankee upon the terms, and subject to the conditions, of the Merger Agreement. We will survive the Merger and continue to exist after the Merger as an indirect wholly-owned subsidiary of Parent. If the Merger is completed, Yankee Common Stock will be delisted from the NYSE, deregistered under the Exchange Act and no longer be publicly traded, and we will not file periodic reports with the SEC on account of Yankee Common Stock. We will be a privately held corporation and our current stockholders, other than any persons who may be permitted to invest in the surviving corporation (or Parent) and who chose to so invest, will cease to have any ownership interest in us or rights as Yankee stockholders. Therefore, our current stockholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

The Merger will be effective at the time the articles of merger are filed with the Secretary of State of the Commonwealth of Massachusetts (or such other time specified in the articles of merger). The articles of merger will be filed on the third business day after all conditions to the Merger set forth in the Merger Agreement have been satisfied or waived (or on such other date and time as Parent and we may mutually agree). In addition, Parent and Merger Sub are not required to effect the closing of the Merger until the earlier of:

•	a date during the marketing period specified by Parent on no less than three business days’ written notice to us; and

•	the final day of the marketing period.

The marketing period is the first period of 30 consecutive days, commencing not earlier than January 3, 2007 throughout which (1) all the conditions to the obligations of Parent and Merger Sub to complete the Merger are satisfied or would be satisfied if the closing of the Merger were then scheduled to occur and (2) Parent and Merger Sub have certain compliant financial and other information about Yankee. However, if the financial and other information provided by us on the first day of the marketing period would be “stale” on any day during such marketing period if a registration statement using such financial statements were to be filed with the SEC on such date, then a new 30-day period will commence (“stale” means that if a registration statement using the information were to be filed by us, such registration statement would be required to include audited financial statements for the year ended December 30, 2006). Further, without limiting the foregoing, if on any day during such marketing period, our independent accountants conclude that it is not possible to deliver a customary comfort letter (including customary “negative” assurances) until we issue our audited financial statements for the year ended December 30, 2006, even if the financial information provided by us is not “stale”, then a new 30-day period will commence on the earlier of (x) the 17th day thereafter and (y) the date such audited financial statements are provided to Parent.

Parent has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable in connection with obtaining the financing required to consummate the Merger, as described under “—Financing” below.

Merger Consideration

By virtue of the Merger, each share of Yankee Common Stock issued and outstanding immediately prior to the Merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $34.75 in cash, without interest and less any required withholding taxes, other than the shares described below (the “Excluded Shares”):

•	shares owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent;

•	shares held in our treasury; and

•	to the extent any of our stockholders have appraisal rights under Part 13 of Chapter 156D of the MBCA, shares held by stockholders who have properly exercised their appraisal rights, and have not effectively withdrawn or lost such appraisal rights in accordance with the provisions of the MBCA.

After the Merger is effective, each holder of a certificate representing any shares of Yankee Common Stock (other than shares for which appraisal rights have been properly exercised) will no longer have any rights with respect to such shares, except for the right to receive the Merger Consideration, without interest.

Exchange and Payment Procedures

Upon filing of the articles of merger with the Secretary of State of Massachusetts, Parent or Merger Sub will deposit an amount of cash sufficient to pay the Merger Consideration to each holder of shares of Yankee Common Stock (other than Excluded Shares and Restricted Stock) with a bank or trust company (the “paying agent”) reasonably acceptable to us. As soon as practicable after the consummation of the Merger, the paying agent will mail a letter of transmittal and instructions to you and the other stockholders. The letter of transmittal and instructions will tell you how to surrender Yankee Common Stock certificates or shares you may hold represented by book entry in exchange for the Merger Consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the Merger Consideration until you surrender your stock certificate or certificates (or book-entry shares) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The Merger Consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. The person requesting such payment will pay any transfer or other taxes required by reason of such certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). Each of the paying agent, Parent and the surviving corporation will be entitled to deduct and withhold from the Merger Consideration such amounts as it is required to deduct and withhold with respect to the payment of such consideration under applicable tax laws and pay such withholding amounts to the appropriate taxing authorities. To the extent such withheld amounts are properly withheld, such withheld amounts will be treated for all purposes under the Merger Agreement as having been paid to the holder of Yankee Common Stock.

At the consummation of the Merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of Yankee Common Stock. If, after the consummation of the Merger, certificates are presented to the surviving corporation or the paying agent for any reason, they will be canceled and exchanged for the Merger Consideration.

None of the paying agent, Parent, Yankee, Merger Sub, surviving corporation or any party to the Merger Agreement will be liable to any holder of Yankee Common Stock for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any certificate representing Yankee Common Stock has not have been surrendered prior to six years after the consummation of the Merger (or, if earlier, immediately prior to the time any payment in respect of the Merger Agreement would otherwise escheat or become the property of any governmental unit or agency), the payment with respect to such certificate will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled to any claims or interest.

Treatment of Options and other Awards

Upon the filing of the articles of merger with the Secretary of State of Massachusetts, Parent and Merger Sub have agreed to deposit with the surviving corporation cash in an amount sufficient to pay the aggregate consideration to which the holders of the following are entitled (as described below):

•	all Options outstanding (whether or not then vested or exercisable) under any Yankee stock plan,

•	all Yankee Common Stock issued immediately prior to the consummation of the Merger pursuant to Performance Share Awards granted by Yankee under any Yankee stock plan, and

•	all shares of Restricted Stock granted by Yankee under any Yankee stock plan.

All Options outstanding immediately prior to the consummation of the Merger under any Yankee stock plan, whether or not then vested and exercisable, will be canceled at the consummation of the Merger (except as otherwise agreed to by Parent and the holder of such Options), and each holder of an Option (including Options for which vesting is accelerated as a result of the Merger) will be entitled to receive from the surviving corporation, for each share of Yankee Common Stock subject to such Option, an amount in cash equal to the excess, if any, of $34.75 over the per share exercise price of such Option, without interest.

In addition, any shares of Restricted Stock granted by us under any Yankee stock plan, which are outstanding immediately prior to the consummation of the Merger, will vest and become free of such restrictions as of the consummation of the Merger and, upon delivery of a letter of transmittal, duly executed, and such other documents as may reasonably be required by the surviving corporation or Parent, will be converted at the consummation of the Merger into the right for the holders thereof to receive, for each share of Restricted Stock, from the surviving corporation in cash, without interest, $34.75.

In addition, immediately prior to the consummation of the Merger, we will issue to each holder of a Performance Share Award the following number of Performance Shares, which, upon delivery of a letter of transmittal, duly executed, and such other documents as may reasonably be required by the surviving corporation or Parent, will be converted at the consummation of the Merger into the right of the holders thereof to receive, for each such Performance Share, from the surviving corporation in cash, without interest, $34.75:

•	with respect to Performance Share Awards in respect of the 2004-2006 performance period, 60% of the target number of each recipient’s Performance Share Award,

•	with respect to Performance Share Awards in respect of the 2005-2007 performance period, 66.67% of the target number of each recipient’s Performance Share Award, and

•	with respect to Performance Share Awards in respect of the 2006-2008 performance period, 33.33% of the target number of each recipient’s Performance Share Award.

The surviving corporation will also pay to each holder of Performance Shares so issued, an amount equal to the sum of:

•	the product of $0.50 and the number of Performance Shares in respect of the 2004-2006 and 2005-2007 periods held by such holder, and

•	the product of $0.25 and the number of Performance Shares in respect of the 2006-2008 period held by such holder.

At or prior to the consummation of the Merger, our Board of Directors (or a committee thereof) will adopt amendments to, or make determinations with respect to, the Yankee stock plans, individual agreements evidencing the grant of Options, Restricted Stock or Performance Share Awards, and employee benefit plans, if necessary, to implement the provisions described in this section, forms of which will be provided to Parent for its review and approval (such approval not to be unreasonably withheld or delayed) prior to adoption. The holders of Yankee Common Stock, Options, Restricted Stock and Performance Shares are collectively referred to herein as the “securityholders”. All amounts payable to securityholders as described in this section will be subject to all applicable withholding of taxes, and will be paid by the surviving corporation promptly following the consummation of the Merger.

All account balances under our Executive Deferred Compensation Plan, as amended, effective January 1, 2005, will be paid out in cash to participants therein by us at the consummation of the Merger, or as soon as practicable thereafter (but in no event later than thirty days after the consummation of the Merger, subject to certain exceptions) by the surviving corporation, less any required withholding taxes.

All amounts provided for under our Special Retention Bonus Plan, adopted September 14, 2006 by our Board of Directors, will be paid out in cash to eligible participants by the surviving corporation after the consummation of the Merger pursuant to the terms of the Special Retention Bonus Plan, less any required withholding taxes.

Representations and Warranties

The Merger Agreement contains representations and warranties made by us to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to us. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specific date, may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. In addition, the representations and warranties (1) have been qualified by disclosures made to the other parties in connection with the Merger Agreement, (2) will not survive consummation of the Merger, and (3) at closing, must only be true and correct subject to the standards contained in the Merger Agreement, which may differ from what may be viewed as material by stockholders. Certain representations and warranties were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

Our representations and warranties in the Merger Agreement relate to, among other things:

•	our and our subsidiaries’ organization, good standing and legal power;

•	our and our subsidiaries’ capital structure;

•	our authority to enter into and consummate the transactions contemplated by the Merger Agreement, including the necessary board action;

•	consents and approvals that need to be obtained in connection with the transactions contemplated by the Merger Agreement, and the absence of violations of law in connection with the transactions contemplated by the Merger Agreement;

•	reports filed with the SEC and our financial statements and the absence of undisclosed liabilities;

•	this proxy statement and other filings with the SEC;

•	the absence of a “material adverse effect on Yankee” and certain other changes since July 1, 2006;

•	litigation;

•	compliance with law;

•	tax matters;

•	matters relating to our and our subsidiaries’ employee benefit plans;

•	labor and employment matters;

•	environmental matters;

•	affiliate transactions;

•	intellectual property;

•	the inapplicability of any state takeover statutes;

•	title to and ownership of real and personal property;

•	material contracts;

•	opinions of our financial advisors; and

•	brokers.

A “material adverse effect on Yankee” means a change or effect, either individually or in the aggregate, that is materially adverse to the business, assets, financial condition or results of operations of Yankee and our subsidiaries taken as a whole. However, a “material adverse effect on Yankee” will not be deemed to include effects to the extent resulting from:

•	any change or effect relating to local, regional, national or foreign political, economic or financial conditions or resulting from or arising out of developments or conditions in credit, financial or securities markets, including without limitation, caused by acts of terrorism or war (whether or not declared) or any material worsening of such conditions existing as of the date of the Merger Agreement,

•	any change or effect generally affecting the industries, geographic areas or business segments in which we and our subsidiaries operate, including without limitation, any increase in the prices of raw materials, to the extent such change or effect does not materially, disproportionately affect us relative to other industry participants,

•	any change or effect resulting from any hurricane, earthquake or other natural disasters,

•	seasonal fluctuations in the business of Yankee and its subsidiaries, that are reasonably consistent with Yankee and its subsidiaries’ historical seasonal fluctuations in operating performance,

•	any change, in and of itself (as opposed to the facts underlying such change), in the share price or trading volume of Yankee Common Stock on the NYSE,

•	any change in applicable law, rules or regulations or U.S. generally accepted accounting principles or the interpretation thereof,

•	any failure, in and of itself (as opposed to the facts underlying such failure), to meet any internal budgets, plans, projections or forecasts of our revenue, earnings or other financial performance or results of operations, or any published financial forecasts or analyst estimates of our revenue, earnings or other financial performance or results of operations or any change in analyst recommendations, for any period,

•	any change or effect attributable to the execution, performance or announcement of the Merger Agreement (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, licensees, distributors, partners or employees, including without limitation, the loss or departure of officers or other employees of ours or our subsidiaries), or otherwise resulting from the pursuit of the consummation of the transactions contemplated hereby, or

•	any legal proceedings brought by or on behalf of any of the current or former stockholders of Yankee (on their own behalf or on behalf of us) arising out of or related to the Merger Agreement or any of the transactions contemplated thereby.

You should be aware that these representations and warranties are made by Yankee to Parent and Merger Sub, may be subject to important limitations and qualifications agreed to by Parent and Merger Sub, may or may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement. Yankee is not currently aware of specific undisclosed facts that contradict the representations and warranties contained in the Merger Agreement. See “Where You Can Find Additional Information”.

The Merger Agreement also contains various representations and warranties made by Parent and Merger Sub to us that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	the organization, good standing and legal power of Parent and Merger Sub;

•	Parent and Merger Sub being formed solely to engage in transactions contemplated by the Merger Agreement;

•	authority of Parent and Merger Sub to enter into and consummate the transactions contemplated by the Merger Agreement, including the necessary board action;

•	consents and approvals that need to be obtained in connection with the transactions contemplated by the Merger Agreement, and the absence of violations of law in connection with the transactions contemplated by the Merger Agreement;

•	this proxy statement;

•	financing of the transaction, including debt and equity financing commitments from financing sources;

•	litigation;

•	brokers;

•	lack of ownership of Yankee Common Stock;

•	solvency of the surviving corporation after the closing of the Merger; and

•	limited guarantee by Madison Dearborn of the obligations of Parent and Merger Sub under the Merger Agreement.

The representations and warranties of each of the parties to the Merger Agreement will expire at the consummation of the Merger.

Conduct of Our Business Pending the Merger

Under the Merger Agreement, we have agreed that, subject to certain exceptions, during the period from October 24, 2006 to the earlier to occur of the date of the termination of the Merger Agreement or the consummation of the Merger:

•	we and our subsidiaries will in all material respects carry on our business in the regular and ordinary course consistent with past practice; and

•	we and our subsidiaries will use our commercially reasonable efforts to preserve intact our current business organization, keep available the services of our current officers and employees and preserve our relationships with customers, suppliers and others having business dealings with us.

We have also agreed that between October 24, 2006 and the earlier to occur of the date of the termination of the Merger or the consummation of the Merger Agreement, we and our subsidiaries will not, subject to certain exceptions and without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed (except with respect to the provisions described below relating to issuance of stock (described in the second bullet below) and indebtedness (described in the eighth bullet below), for which Parent may withhold its consent in its sole and absolute discretion)):

•	split, combine or reclassify its outstanding shares of capital stock, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any shares of its capital stock, other than dividends and distributions by any of our subsidiaries to its parent and regular cash dividends paid by us to our stockholders semi-annually in accordance with our customary practice in an amount not to exceed $0.125 per share of Yankee Common Stock per semi-annual payment of such dividends, or repurchase, redeem or otherwise acquire any shares of its capital stock or any other securities convertible into or exchangeable or exercisable for any shares of its capital stock, provided that we may acquire Options (including shares used to satisfy the exercise price thereof), Restricted Stock and Performance Shares upon their exercise or settlement and each wholly-owned subsidiary of ours may repurchase, redeem or otherwise acquire shares of its capital stock or securities convertible into or exchangeable or exercisable for any shares of its capital stock;

•	issue, deliver, sell, grant, pledge or dispose of, or authorize or propose to issue, deliver, sell, grant, pledge or dispose of, any shares of its capital stock or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares (other than the issuance of shares of Yankee Common Stock pursuant to Options, Restricted Stock and Performance Share Awards outstanding as of October 24, 2006) and except as contemplated by the Merger Agreement, amend, waive or otherwise modify the terms of any such rights, warrants or options;

•	amend the articles of organization or by-laws or other organizational documents of Yankee or its subsidiaries;

•	merge or consolidate with any other person, except for any such transactions between our wholly owned subsidiaries or between us and any of our wholly owned subsidiaries, provided that we are the surviving entity, and acquisitions and dispositions permitted by following two bullets, respectively, effected by means of a merger or consolidation involving us or any of our subsidiaries;

•	make any acquisition or agree to make any acquisition, except for purchases of inventory, raw materials or supplies in the ordinary course of business substantially consistent with past practice, by merger or otherwise, of any business, assets or equity securities involving the payment of consideration in excess of $2,500,000 individually and $7,000,000 in the aggregate (valuing any non-cash consideration at its fair market value as of the date of the agreement of the acquisition);

•	sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets that have a value in excess of $2,500,000 individually and $7,000,000 in the aggregate, except sales of inventory or obsolete assets in the ordinary course of business substantially consistent with past practice;

•	except in the ordinary course of business and upon terms not materially adverse to us and our subsidiaries with respect to such material contract, or as required under the terms of a material contract, enter into, amend or otherwise modify in any material respect any material contract;

•	except for borrowings under the existing credit facilities, letters of credit entered into in the ordinary course of business consistent with past practice and trade payables incurred in the ordinary course of business consistent with past practice:

•	create, incur or assume any indebtedness for borrowed money (other than indebtedness in replacement of the existing credit facilities on substantially similar terms and for borrowings not to exceed the maximum borrowings under the existing credit facilities),

•	issue or sell any debt securities or warrants or other rights to acquire any debt securities of ours or any of our subsidiaries, or

•	guarantee any obligations of another person (other than ours or any of our subsidiaries);

•	make any loans, advances (other than advances to employees of ours or any of our subsidiaries in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other person other than to any of our subsidiaries;

•	pledge, encumber or otherwise subject to a lien (other than a permitted lien) any of our material assets or properties or any material portion of our assets or properties;

•	except as may be required as a result of a change in regulatory accounting standards and practice or in U.S. generally accepted accounting principles, change any of the accounting principles or practices used by it materially affecting the reported consolidated assets, liabilities or results of operations of ours and our subsidiaries;

•	except in the ordinary course of business or as listed in the disclosure schedule to the Merger Agreement, settle or compromise any pending or threatened suit, action or claim, other than settlements or compromises requiring payments by us or any of our subsidiaries of no more than $1,000,000 individually and $5,000,000 in the aggregate;

•	pay, discharge or satisfy any material claims, liabilities or obligations other than:

•	the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in our Form 10-K for the twelve months ended December 31, 2005 or our Form 10-Qs for the quarterly periods ended April 1, 2006 and July 1, 2006 (or as contemplated by the notes thereto) or incurred in the ordinary course of business substantially consistent with past practice, in all cases not more than $2,500,000 individually and $7,000,000 in the aggregate, and

•	payment of taxes as they become due and payment of trade payables incurred in the ordinary course of business;

•	except as set forth in the disclosure schedule to the Merger Agreement, terminate, establish, adopt, enter into, make any new grants or awards of stock based compensation or other benefits under, amend or otherwise modify, any Yankee stock plans or employee benefit plans (including the deferred compensation plan and retention bonus plan) or increase the salary, wage, bonus or other compensation of any directors, officers or key employees except:

•	increases in base salary in connection with annual performance and salary reviews or upon promotion in the ordinary course of business substantially consistent with past practice; or

•	to the extent required by the terms of any of the employee benefit plans, Yankee stock plans or material employment agreements existing as of October 24, 2006;

•	change its material tax accounting policies, practices, or annual accounting period or tax elections, settle any material audits, examinations or litigation with respect to taxes, except, in each case, as may be required by U.S. generally accepted accounting principles, or file any material amended tax return, enter into any closing agreement with respect to material taxes, or surrender any right to claim a material refund of taxes;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of us or any of our subsidiaries;

•	implement any layoff of employees that would implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended;

•	make or agree to make any new capital expenditures in excess of 120% of the aggregate amounts reflected in the capital expenditure budgets for the year in which such capital expenditures are made, which budgets have been made available or provided to Parent prior to October 24, 2006, except for capital expenditures expressly required under the terms of any material contract;

•	except in the ordinary course of business consistent with past practice, transfer, sell, license (except in connection with potential licensing arrangements currently under negotiation with third parties), grant a security interest in, or otherwise encumber, any intellectual property of ours or any of our subsidiaries, or abandon or allow to lapse or expire any registration or application for any such intellectual property; or

•	agree in writing, or otherwise, to take any of the foregoing actions.

Stockholder Approval; Proxy Statement

The Merger Agreement requires us to, as reasonably as practicable, establish a record date for, duly call, give notice of, convene and hold a Special Meeting of our stockholders for the purpose of voting upon the Merger and the Merger Agreement. We have agreed that our Board of Directors will recommend to our stockholders the approval of the Merger and the Merger Agreement and include that recommendation in this proxy statement, subject to the provisions described under “—Solicitation” below and other than in connection with an acquisition approval if our Board of Directors determines in good faith that failure to take such action would reasonably be expected to result in a breach of their fiduciary duties under applicable law; provided, however, that in such case we would still need to submit the Merger and the Merger Agreement to our stockholders for their approval at the Special Meeting and prepare this proxy statement.

We agreed, as soon as reasonably practicable following October 24, 2006, to prepare and file this proxy statement. We have agreed to use our reasonable best efforts to cause this proxy statement to comply as to form in all material respects with the applicable requirements of the Exchange Act. Parent, Merger Sub and their counsel have been given a reasonable opportunity to review and comment on this proxy statement prior to its filing. We have agreed to promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to this proxy statement, and to provide Parent and Merger Sub with copies of all correspondence between us, on the one hand, and the SEC or its staff, on the other hand. Parent and Merger Sub have agreed to cooperate with us in the preparation of, and to provide us with all material information (including information related to Parent, Merger Sub, Madison Dearborn, their respective affiliates and the financing of the Merger) within Parent’s control that is required to be included in this proxy statement. Each of Yankee, Merger Sub and Parent have agreed to use reasonable best efforts, after consultation with the other parties to the Merger Agreement, to respond promptly to all such comments of and requests by the SEC and cause this proxy statement to be cleared by the SEC. We have agreed, as promptly as reasonably practicable after this proxy statement has been cleared by the SEC, to mail this proxy statement to the holders of shares of Yankee Common Stock.

Each of Parent and Merger Sub has agreed to advise us as promptly as reasonably practicable if at any time prior to the Special Meeting any information provided by it in this proxy statement is or becomes incorrect or incomplete in any material respect and to provide us with the information needed to correct such inaccuracy or omission. Parent and Merger Sub have agreed to furnish us with such supplemental information as may be necessary in order to cause this proxy statement, insofar as it relates to Parent, and its affiliates, to comply with applicable law after the mailing thereof to our stockholders.

We have agreed to advise Parent as promptly as reasonably practicable if at any time prior to the Special Meeting information provided by us in this proxy statement is or becomes incorrect or incomplete in any material respect. We have agreed to as promptly as reasonably practicable furnish such supplemental information as may be necessary in order to cause this proxy statement to comply with applicable law after the mailing thereof to our stockholders.

Directors’ and Officers’ Indemnification

Parent has agreed to cause the surviving corporation and its subsidiaries (for purposes of this section, we refer to them together with their successors, as the “indemnifying parties”) to establish and maintain for a period of not less than six years from and after the consummation of the Merger, provisions in their articles of organization, by-laws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Yankee’s former and current officers, directors, employees and agents that are no less favorable to those persons than the provisions of the articles of organization, by-laws and other organizational documents of Yankee and our subsidiaries as in effect on October 24, 2006, and not to amend, repeal or otherwise modify such provisions in any respect adverse to such former and current officers, directors, employees and agents, except as required by applicable law.

In addition, from and after the consummation of the Merger, subject to certain exceptions, each of Parent and the surviving corporation will indemnify and hold harmless, and provide advancement of expenses to, to the fullest extent permitted under applicable law and without limit as to time, each present and former director, officer and employee of Yankee or any of our subsidiaries (for purposes of this section, we refer to each such director, officer or employee, together with such person’s heirs, executors or administrators as an “indemnified party” and collectively, the “indemnified parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with:

•	any acts or omissions occurring or alleged to occur prior to the consummation of the Merger in their capacities as officers or directors of Yankee or any of our subsidiaries or taken by them at request of Yankee or any of our subsidiaries (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of Yankee), or

•	the adoption and approval of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement or arising out of or pertaining to the transactions contemplated by the Merger Agreement.

Parties seeking indemnification under such section of the Merger Agreement must undertake to repay such amount if it is ultimately determined that such indemnified party is not entitled to be indemnified under the MBCA or other applicable law with respect to such proceeding. Notwithstanding the foregoing, an indemnifying party will not be liable for any settlement entered into without its prior written consent (which consent will not be unreasonably withheld or delayed), and will not have any obligation under the Merger Agreement to any indemnified party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. Any indemnified party wishing to claim indemnification under such indemnification provision of the Merger Agreement, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the indemnifying parties of such claim and the relevant facts and circumstances with respect thereto; provided, however, that the failure to provide such notice will not affect the obligations of the indemnifying parties except to the extent such failure to notify materially prejudices the indemnifying parties’ ability to defend such claim, action, suit, proceeding or investigation.

For a period of six years after the consummation of the Merger, Parent has agreed to maintain in effect, without any lapse in coverage, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by us and our subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to our directors and officers than the current policies) with respect to matters arising on or before the consummation of the Merger; provided, however, that:

•	during this period, Parent is not required to procure any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 300% of the current annual premium paid by us for our existing coverage, and

•	in lieu of the purchase of such insurance by Parent, Yankee, at Parent’s option, may purchase a six-year extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage, and, if Parent is unable to obtain such “tail” insurance for an amount equal to or less than 300% of the current annual premium paid by us for our existing coverage, Parent can obtain as much comparable “tail” insurance as possible for an amount equal to 300% of the current annual premium paid by us for our existing coverage.

Under the Merger Agreement, Parent has agreed to assume, be jointly and severally liable for, and honor, guarantee and stand surety for, cause the surviving corporation to honor, their respective obligations under the indemnification section of the Merger Agreement. Parent has agreed that it and the surviving corporation will pay all reasonable out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any indemnified party in enforcing the indemnity and other obligations provided in the indemnification section of the Merger Agreement. The rights of each indemnified party is in addition to, and not in limitation of, any other rights such indemnified party may have under the articles of organization, by laws or other organizational documents of Yankee or its subsidiaries, the current publicly filed indemnification arrangements, the MBCA or otherwise. The indemnification obligations will survive the consummation of the Merger and will be enforceable by each of the indemnified parties and will be binding on the surviving corporation and its successors and assigns.

Solicitation

We have agreed that after October 24, 2006 and prior to the consummation of the Merger, Yankee and our subsidiaries and our and their respective officers and directors will not, and that we will not give permission or authorize, and will use our reasonable best efforts to cause Yankee and our subsidiaries’ other employees, investment bankers, attorneys and other advisors or representatives of Yankee or our subsidiaries, not to:

•	solicit, knowingly encourage or initiate, or take any other action to knowingly facilitate any acquisition proposal other than the transactions contemplated by the Merger Agreement, or

•	enter into, participate, continue or otherwise engage in discussions or negotiations with, or provide any non-public information to any person (other than Parent, Merger Sub and their representatives) with respect to any inquiries regarding, or the making of, an acquisition proposal, or

•	approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to an acquisition proposal.

An “acquisition proposal” means any proposal or offer which would reasonably be expected to lead to a merger, acquisition, recapitalization, consolidation, tender offer, exchange offer or similar transaction involving, or any proposal or offer to purchase or acquire in any manner:

•	assets representing 30% or more of the assets of Yankee and our subsidiaries, taken as a whole, or

•	an equity interest in 30% or more of the voting securities of Yankee or of any of our subsidiaries if such subsidiaries own directly or indirectly 30% or more of the assets referred to above.

We have agreed that if we become aware of a violation of any standstill or confidentiality agreement that we have entered into since July 1, 2006 in connection with a person’s (other than Parent and Merger Sub) consideration of a possible acquisition of Yankee, we will use our reasonable best efforts to enforce the terms of such standstill or confidentiality agreement. We have also agreed to request each person who has executed a confidentiality agreement since July 1, 2006 with us or our affiliates in connection with such person’s consideration of the possible acquisition of Yankee to return or destroy all non public information furnished to that person by or on behalf of Yankee.

Notwithstanding anything to the contrary in the Merger Agreement, prior to (but not after) the receipt of stockholder approval of the Merger, we may:

•	provide information in response to a request by a person who has made a bona fide written acquisition proposal that was not initiated or solicited in violation of the non-solicitation provisions of the Merger Agreement, if we receive from the person so requesting the information an executed confidentiality agreement no more favorable in any material respect to such person than the confidentiality agreement between Madison Dearborn and Yankee is to Parent and we concurrently disclose or make available to Parent the same information provided to such person; and/or

•	engage in discussions or negotiations with any person who has made a bona fide written acquisition proposal that was not initiated or solicited in violation of the non-solicitation provisions of the Merger Agreement, if, in each case, our Board of Directors:

•	determines in good faith (after consultation with outside legal counsel) that failure to take such action would reasonably be expected to result in a breach of its fiduciary duties under applicable law, and

•	determines in good faith that the acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal.

A “superior proposal” means a bona fide acquisition proposal (for this purpose substituting “more than 50%” for each reference to 30% in the definition of “acquisition proposal”) in writing that our Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel):

•	is reasonably expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and

•	if consummated, would result in a transaction more favorable to our stockholders from a financial point of view than the transaction contemplated by the Merger Agreement (after taking into account any revisions to the terms of the transaction contemplated by the Merger Agreement agreed to by Parent pursuant to the terms of the Merger Agreement).

We have agreed to notify Parent orally and in writing within three business days after receipt of any acquisition proposal or of any request made to us for information or inquiry regarding or relating to an acquisition proposal. The written notice will include the material terms and conditions of the acquisition proposal and the name of the party making the acquisition proposal, and we have agreed to keep Parent reasonably informed of any material changes with respect to such acquisition proposal. We have agreed to promptly notify Parent upon determination by our Board of Directors that an acquisition proposal is a superior proposal. At any time prior to receipt of stockholder approval of the Merger and the Merger Agreement, if our Board of Directors (after consultation with our financial advisor and outside counsel) determines in good faith that any acquisition proposal which was not solicited in violation of the non-solicitation provisions of the Merger Agreement constitutes a superior proposal and (after consultation with our outside counsel) the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to our stockholders under applicable laws, our Board of Directors may:

•	withdraw or modify its approval or recommendation of the Merger and the Merger Agreement,

•	approve or recommend such superior proposal,

•	cause Yankee or any of our subsidiaries to enter into a binding written agreement with respect to, and containing the terms of, such superior proposal, and

•	terminate the Merger Agreement in accordance with, and after complying with all the termination provisions of the Merger Agreement (as described below in “—Termination”).

We have agreed not to exercise our right to terminate the Merger Agreement described above or enter into a agreement in relation to a superior proposal until after the third business day following Parent’s receipt of written notice from us advising Parent that our Board of Directors has received a superior proposal, attaching the most recent draft of any written agreement with respect to, and containing the terms of, such superior proposal, and stating that our Board of Directors intends to exercise its right to terminate the Merger Agreement as described further in “—Termination”. We have agreed that during the three-business day period specified in the preceding sentence, Parent will be permitted to propose to Yankee revisions to the terms of the transactions contemplated by the Merger Agreement, and Yankee and our representatives will, if requested by Parent, negotiate in good faith with Parent and its representatives regarding any revisions to the terms of the transactions contemplated by the Merger Agreement proposed by Parent. If, following this three business day period, our Board of Directors again determines in good faith (after consultation with our financial advisor and outside counsel) that such acquisition proposal remains a superior proposal and (after consultation with our outside counsel) the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to our stockholders under applicable law, we may enter into an agreement in relation to a superior proposal, but not prior to such time as we have provided Parent with written notice that we have elected to terminate the Merger Agreement (as further described below in “—Termination”) and otherwise complied with our obligations regarding payment of fees, as described below in “—Fees and Expenses”.

Notwithstanding anything to the contrary in the Merger Agreement, Yankee or our Board of Directors is not prohibited from:

•	taking and disclosing to our stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e 2(a) promulgated under the Exchange Act, or

•	from making such disclosure to our stockholders which, in the judgment of our Board of Directors after receiving advice of outside counsel, may be required under applicable law.

Access to Information; Confidentiality

We have agreed, subject to restrictions of applicable law (including antitrust laws), to, and to cause each of our subsidiaries to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, upon reasonable notice, reasonable access during normal business hours during the period prior to the consummation of the Merger to all their respective properties, personnel, books, contracts, commitments and records (including tax records) and, during such period, we have agreed to, and to cause each of our subsidiaries to, furnish reasonably promptly to Parent:

•	a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, and

•	all other information concerning our business, properties and personnel as Parent may reasonably request.

However, we have agreed only to provide such investigation or access when it will not unreasonably disrupt our operations. Further, we are not required to provide any information which we reasonably believe (based on the advice of outside legal counsel) we may not provide Parent or Merger Sub by reason of applicable law (including antitrust laws), rules or regulations, which constitutes information protected by attorney/client privilege or which we or any of our subsidiaries is required to keep confidential by reason of contract, agreement or understanding with third parties.

Reasonable Best Efforts; Notification

Upon the terms and subject to the conditions set forth in the Merger Agreement, each of the parties has agreed to use its reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including:

•	the obtaining of all consents and the making of all registrations specified in the Merger Agreement and the taking of all reasonable steps as may be necessary to obtain such consents and to make such registrations,

•	the obtaining of all necessary consents, approvals or waivers from third parties,

•	the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Merger, including, seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, and

•	the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of the Merger Agreement.

We and our subsidiaries are not obligated to prepay or redeem debt (or notes), amend or waive the provisions of any contract, or to pay any consent or similar fees or payments unless such action is conditioned upon the consummation of the Merger. Parent and its subsidiaries have agreed not take or agree to take any action with respect to any acquisition of businesses or assets which would reasonably be expected to delay or prevent consummation of the Merger.

Each of Parent and Yankee have agreed to file as soon as practicable, and in any event prior to seven days after October 24, 2006, a Notification and Report Form under the Hart-Scott Rodino Act, with the United States Federal Trade Commission, or FTC, and the Antitrust Division of the United States Department of Justice, or Antitrust Division. Each of Parent and we have agreed to:

•	respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any state attorney general or other governmental entity in connection with antitrust matters, and

•	not extend any waiting period under the Hart-Scott-Rodino Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by the Merger Agreement, except with the prior written consent of the other parties to the Merger Agreement.

Parent has agreed to take all steps which it is capable of taking to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any state attorney general or any other governmental entity with respect to the Merger so as to enable the consummation thereof as promptly as reasonably practicable and to defend through litigation on the merits any claim asserted in any court by any party, including appeals. Parent has agreed to propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the consummation of the Merger, the surviving corporation, or their respective subsidiaries or otherwise commit to take any action which it is capable of taking, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the surviving corporation or their respective subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the consummation of the Merger. We have agreed, at the request of Parent, to divest, hold separate or otherwise take or commit to take any action that limits our freedom of action with respect to, or our ability to retain, any of the businesses, services, or assets of ours or any of our subsidiaries, provided that any such action will be conditioned upon the consummation of the Merger and the transactions contemplated thereby. Each party has agreed to:

•	promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any state attorney general or any other governmental entity and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing;

•	not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning the Merger Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat; and

•	furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to the Merger and the Merger Agreement.

Financing

Parent has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable that are within Parent’s and Merger Sub’s control to:

•	maintain in effect the equity financing commitment and the debt financing commitment and to satisfy on a timely basis all the conditions to obtaining the equity and debt financing set forth in such commitment letters (including by consummating the equity financing pursuant to the terms and conditions of the equity commitment letter),

•	enter into definitive financing agreements with respect to the debt financing as contemplated by the debt commitment letter, so that the definitive financing agreements are in effect at or prior to closing of the Merger and

•	consummate the financing contemplated by the financing commitments at or prior to the closing of the Merger.

Parent and Merger Sub have agreed not to permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the financing commitments without first consulting with us, and will obtain our prior written consent (which consent will not be unreasonably withheld or delayed) prior to agreeing to any such amendment, modification or waiver that would materially increase the likelihood that the conditions to funding would not be satisfied. Parent and Merger Sub have agreed to give us prompt notice of any material breaches by any party of the financing commitments or any termination of the financing commitments. Parent has also agreed to keep us informed of the status of the financing process relating thereto and provide us from time to time, such information as we may reasonably request in respect thereof. We have agreed to provide all reasonable cooperation as may be reasonably requested by Parent in connection with the debt financing or any substitute or replacement debt financing, including:

•	upon reasonable advance notice by Parent, participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies,

•	using reasonable best efforts to furnish to Parent business projections, audited financial statements, unaudited financial statements (which will have been reviewed by our independent accountants as provided in SAS No. 100, subject to exceptions customary for a Rule 144A offering), pro forma statements and other financial data and pertinent information about Yankee and our subsidiaries, in each case of the type and form customarily included in offering memoranda, private placement memoranda, prospectuses and similar documents, including, to the extent available, unaudited financial information relating to sales, EBITDA and comparable store sales and, to the extent such information would be available at the time requested, unaudited consolidated balance sheets and related statements of income and cash flows of Yankee and our subsidiaries for the 52 weeks and 13 weeks ended December 30, 2006, which information will be compliant,

•	reasonably facilitating the pledging of collateral, effective at the consummation of the Merger,

•	the execution and delivery of loan agreements and related documents, effective at the consummation of the Merger,

•	using reasonable best efforts to obtain the written consent of our independent accountants to permit the use of our audited financial statements and the accountants’ audit report thereon and the accountants’ report on our internal control over financial reporting in connection with the financing for the Merger, including any registration statement filed in connection therewith, and using reasonable best efforts to cause our accountants to provide a customary comfort letter (including customary “negative assurances”) in accordance with SAS 72 (subject to any requirements set forth in SAS 72) for any such offering, which comfort letter will be reasonably satisfactory to Parent’s lenders,

•	executing any reasonably necessary management representation letters to our accountants to issue reports with respect to the financial statements to be included in any offering documents and in any updated filings or amendments thereto,

•	using reasonable best efforts to cause our current outside legal counsel to deliver a legal opinion at the closing of the Merger with respect to such matters concerning Yankee and our subsidiaries as are customary for such transactions, which legal opinion will be reasonably satisfactory to Parent’s lenders and

•	allowing Parent and its lender’s representatives such access as may be reasonably necessary for their due diligence, including without limitation by letting such lender’s representatives inspect our records and premises and to consult with our officers, employees, attorneys, and agents with financial and operating data and other information with respect to Yankee such lenders reasonably request; however, we are not required to provide any such assistance which would interfere unreasonably with the ongoing business or operations of Yankee and our subsidiaries and provided, further that, without our consent, which will not unreasonably be withheld, in no event will any property level due diligence involve environmental tests or assessments more intrusive to such properties than those tests and assessments necessary to prepare Phase I reports.

Parent has agreed, upon our request, to promptly reimburse us for all reasonable out of pocket third party costs incurred by Yankee or any of our subsidiaries in connection with such cooperation. Parent and Merger Sub have agreed, on a joint and several basis, to indemnify and hold harmless, Yankee, our subsidiaries, and our respective directors, officers, employees and representatives for and against any losses, damages and claims which any of them may suffer resulting from or arising out of the arrangement of the debt financing and any information used in connection therewith (other than information provided by Yankee or our subsidiaries) and this agreement is intended to be for the benefit of, and will be enforceable by, each such director, officer, employee and representative and their respective heirs. In connection with any of the foregoing matters, neither Yankee nor any of our subsidiaries will be required to pay any commitment or other similar fee, reimburse the expenses of any party, or incur any other liability prior to the consummation of the Merger.

Notwithstanding the use of its reasonable best efforts to satisfy its obligations described in this section “—Financing”, if any of the debt commitment letter or the debt financing agreements expire or are terminated prior to the closing of the Merger, Parent has agreed to:

•	promptly notify Yankee of such expiration or termination and the reasons therefor, and

•	use its reasonable best efforts promptly to arrange alternative debt financing to replace the financing contemplated by such expired or terminated commitments or agreements on terms not materially less beneficial to Parent or Yankee and in an amount sufficient to consummate the transactions contemplated by the Merger Agreement on the date upon which the closing date of the Merger is contemplated to occur in accordance with the Merger Agreement.

Benefit Plans

Parent has agreed, for the period beginning on the consummation of the Merger and ending not less than two years following the consummation of the Merger, to cause the surviving corporation:

•	to at least maintain the base salary or base wages of the current employees of Yankee and our subsidiaries and the employee benefit plans and foreign plans (other than equity-based plans) in effect on October 24, 2006, or

•	to provide base salary or base wages and employee benefits (other than equity-based plans) to each current employee of Yankee and our subsidiaries that, taken as a whole, are not materially less favorable in the aggregate to each such employee than those benefits in effect for each such employee on October 24, 2006.

Parent has also agreed, for the period beginning on the consummation of the Merger, to cause us or the surviving corporation, as applicable, to honor the obligations of us and our subsidiaries under the employee benefit plans and the material employment agreements in accordance with their respective terms (as in effect on October 24, 2006), and we or the surviving corporation, as applicable, will perform the obligations of Yankee and our subsidiaries under such employee benefit plans and material employment agreements provided to Parent, including, without limitation, our severance, retention, change in control and bonus plans and policies. In addition, each of Parent and the surviving corporation will assume our obligations under all existing indemnification agreements in existence as of October 24, 2006 that are filed (or the forms of which are filed) as exhibits to all documents required to be filed by us under the Securities Act or the Exchange Act.

Parent has agreed that to the extent that employees of Yankee and our subsidiaries become eligible to participate in any employee benefit plan, program or arrangement maintained by Parent or any of its subsidiaries (including any severance plan, but other than any equity-based plan, program or arrangement), then only for purposes of determining eligibility to participate and vesting and levels of benefits under severance and vacation policies, service with us or any of our subsidiaries prior to the consummation of the Merger recognized under an analogous employee benefit plan will be treated as service with Parent or any of its subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits. In addition, Parent has agreed to take such action as may be reasonably necessary so that, in the plan year in which the consummation of the Merger Agreement occurs, all such plans will waive any pre-existing conditions, actively-at-work exclusions and waiting periods with respect to participation by and coverage of such employees to the extent waived or satisfied under an analogous employee benefit plan as of the consummation of the Merger (except to the extent that such pre-existing conditions, actively-at-work exclusions and waiting periods would not have been satisfied or waived under the comparable employee benefit plans immediately prior to the consummation of the Merger) and will provide that any expenses, co-payments, and deductibles paid or incurred on or before the consummation of the Merger by or on behalf of any such employees will be taken into account under applicable Parent benefit plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

Parent has agreed to, and to cause the surviving corporation to, pay to each employee of Yankee or any of our subsidiaries who is terminated “without cause” (as such term is defined in the relevant employee benefit plans) during the fiscal year in which the consummation of the Merger occurs, a bonus for the fiscal year of such termination, under the applicable annual cash bonus plan of Yankee or our subsidiaries in an amount not less than the pro rata portion of the bonus to which such employee would have been entitled under such bonus plan as in effect immediately prior to the consummation of the Merger in accordance with the terms of such bonus plan, assuming satisfaction of all applicable performance at the “target”, “satisfactory”, “acceptable” or other similar level. Subject to certain exceptions, Parent has agreed to, or to cause the surviving corporation to, retain the bonus plans in accordance with their terms as in effect immediately prior to the consummation of the Merger for the entirety of fiscal year in which the consummation of the Merger occurs and for such fiscal year administer the bonus plans (including the making of bonus determinations thereunder) in a manner materially consistent with our historical practice.

To the extent we have not done so prior to the consummation of the Merger, Parent has agreed to cause Yankee or the surviving corporation, as applicable, to:

•	make a matching contribution on behalf of each participant in our 401(k) and profit sharing plan who, under the terms of the plan, is eligible to receive a matching contribution in respect of 2006, in an amount set forth in the disclosure schedule to the Merger Agreement;

•	make a matching contribution on behalf of each participant in our Executive Deferred Compensation Plan who, under the terms of the deferred compensation plan, is eligible to receive a matching contribution in respect of 2006, in an amount required by the terms of the Executive Deferred Compensation Plan as in effect on October 24, 2006; and

•	fund the bonus pool under our management incentive plans at the 2006 “Target” level.

Public Announcements

Parent and Merger Sub, on the one hand, and Yankee, on the other hand, have agreed to use reasonable best efforts to consult with each other before issuing, and to provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by the Merger Agreement and, unless they have made reasonable best efforts to do the foregoing, to not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Merger Sub

Parent has agreed that it will take all action necessary to cause Merger Sub to perform its obligations under the Merger Agreement to consummate the Merger on the terms and conditions set forth in the Merger Agreement and to ensure that, prior to the consummation of the Merger, Merger Sub does not conduct any business or make any investments other than as specifically contemplated by the Merger Agreement.

Transfer Taxes

Parent has agreed to assume liability for and pay all sales, use, transfer, real property transfer, documentary, recording, stock transfer and similar transfer taxes and fees, and any deficiency, interest or penalty asserted with respect thereof arising out of or in connection with the transactions effected pursuant to the Merger Agreement. For purposes of clarification, Parent has not agreed to assume liability for or pay any income or gains tax of any of our securityholders or any deficiency, interest or penalty asserted with respect to or as a result of any such income or gains tax. We have agreed to cooperate with Parent as to the filing of all necessary documentation and tax returns with respect to such transfer taxes and fees.

Stockholder Litigation

Subject to a customary joint defense agreement, we have agreed to give Parent the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against us and/or our directors relating to the transactions contemplated by the Merger Agreement, provided, however, nothing in the Merger Agreement requires either Parent or Yankee to take any action that its counsel reasonably concludes would jeopardize the work product privilege or the attorney-client privilege. We have agreed not to enter into any settlement of such litigation without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed). See “The Merger—Litigation” beginning on page 51 of this proxy statement.

Corporate Headquarters

The parties to the Merger Agreement have agreed that the surviving corporation will, for a period of at least five years following the Merger, maintain its corporate headquarters in South Deerfield, Massachusetts, unless the surviving corporation’s executive officers agree to move the corporate headquarters prior to such time.

Conditions to Consummation of the Merger

The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the closing date of the Merger of the following conditions:

•	Stockholder Approval. The Merger and the Merger Agreement must have been duly adopted and approved by the requisite vote of the holders of Yankee Common Stock in accordance with the MBCA.

•	No Injunctions or Restraints. No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any governmental entity or other legal restraint or prohibition preventing, or rendering illegal, the consummation of the Merger will be in effect; provided, however, that prior to asserting this condition each of the parties to the Merger Agreement has used reasonable best efforts to prevent the entry of any such injunction or other order, to have any such order or injunction lifted or withdrawn, and to appeal as promptly as practicable any such injunction or other order that may be entered.

•	Hart-Scott-Rodino Act. The waiting period under the Hart-Scott-Rodino Act applicable to the Merger must have expired or been terminated.

The obligation of Parent and Merger Sub to effect the Merger is subject to the satisfaction or waiver on or prior to the closing date of the Merger of the following additional conditions:

•	Representations and Warranties. Our representations and warranties set forth in the Merger Agreement must be true and correct (without regard to any “materiality” or “material adverse effect on Yankee” qualifier) on October 24, 2006 and at the closing of the Merger (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty must be true and correct as of that date), except where the failure of the representations and warranties to so be true and correct has not had and would not reasonably be expected to have a material adverse effect on Yankee. Notwithstanding the foregoing, the representations and warranties regarding our corporate structure and our corporate power and authority to enter into the Merger Agreement must be true and correct in all material respects. Parent must have received a certificate to such effect signed on behalf of Yankee by an executive officer of Yankee.

•	Performance of Obligations. We must have performed or complied with, in all material respects, all obligations and covenants required to be performed or complied with by Yankee under the Merger Agreement at or prior to the closing of the Merger, and Parent must have received a certificate signed on behalf of Yankee by an executive officer of Yankee to such effect.

•	Resignations. Except as otherwise specified in writing by Parent to us, Parent must have received the resignations of all of our directors, effective as of the consummation of the Merger.

Our obligation to effect the Merger is subject to the satisfaction or waiver on or prior to the closing date of the Merger of the following additional conditions:

•	Representations and Warranties; Agreements and Covenants. The representations and warranties of Parent and Merger Sub set forth in the Merger Agreement must be true and correct in all material respects (without regard to any “materiality” qualifier) on October 24, 2006 and at the closing of the Merger (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty must be true and correct in all material respects as of that date). We must have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub to such effect.

•	Performance of Obligations. Parent and Merger Sub must have performed or complied with, in all material respects, all obligations and covenants required to be performed or complied with by them under the Merger Agreement at or prior to closing of the Merger, and we must have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub to such effect.

Termination

The Merger Agreement may be terminated at any time prior to the consummation of the Merger:

•	by mutual written consent of Parent and Yankee;

•	by either Parent or Yankee:

•	if the consummation of the Merger has not occurred on or before April 24, 2007, but such right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the consummation of the Merger to occur on or before April 24, 2007, including our failure to take all action reasonably necessary to call and hold the Special Meeting in accordance with the provisions of the Merger Agreement, and the failure of Parent to use its reasonable best efforts to obtain the financing in accordance with the provisions of the Merger Agreement;

•	if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order,

decree, ruling or other action has become final and nonappealable such that it would result in a failure to satisfy the closing condition relating to “No Injunctions or Restraints” described above; provided that such right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement (including such party’s obligations described under “—Reasonable Best Efforts; Notification” above) has been the principal cause of, or resulted in, such action; or

•	if, upon a vote at a duly held Special Meeting (including any adjournment or postponement thereof) to obtain stockholder approval of the Merger and the Merger Agreement in accordance with the Merger Agreement, stockholder approval is not obtained;

•	by Parent, if we breach or fail to perform any of our representations, warranties, covenants or obligations contained in the Merger Agreement, in any case, as a result of which a closing condition relating to Parent’s and Merger Sub’s obligation to consummate the Merger (other than receipt of the resignations of all of the directors of Yankee) is incapable of being satisfied as of April 24, 2007 and, in any such case, such breach (if curable) has not been cured within 30 days after notice to us or waived by Parent (provided that Parent or Merger Sub is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement);

•	by Parent:

•	if prior to the receipt of stockholder approval of the Merger and the Merger Agreement, our Board of Directors publicly withdraws its approval or recommendation of the Merger Agreement or the Merger or recommends to Yankee stockholders any acquisition proposal other than the Merger; or

•	if we have entered into a definitive agreement for a superior proposal.

•	by Yankee, if Parent or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or obligations contained in the Merger Agreement, in any case, as a result of which a closing condition relating to Yankee’s obligation to consummate the Merger is incapable of being satisfied as of April 24, 2007 and, in any such case, such breach (if curable) has not been cured within 30 days after notice to Parent or waived by us (provided that we are not then in material breach of any representation, warranty or covenant contained in the Merger Agreement);

•	subject to Yankee and our subsidiaries’ compliance with the provisions of the Merger Agreement regarding non-solicitation and payment of termination fees, by Yankee prior to the receipt of stockholder approval of the Merger and the Merger Agreement in order to enter into a definitive agreement for a superior proposal; or

•	by Yankee if:

•	all of the conditions regarding each party’s obligation to consummate the Merger have been satisfied and the conditions to Parent and Merger Sub’s obligation to consummate the Merger would be then capable of being satisfied at a closing of the Merger, and

•	on or after the last day of the marketing period Parent has failed to effect the closing of the Merger and deposit cash in an aggregate amount equal to the amount necessary to pay our securityholders in connection with the Merger as set forth in the Merger Agreement (which amount we refer to as the “closing funds”).

Amendment, Extension and Waiver

The Merger Agreement may be amended by the parties thereto at any time before or after receipt of stockholder approval of the Merger and the Merger Agreement. After receipt of stockholder approval, no amendment may be made that by applicable law requires further approval by our stockholders without the further approval of such stockholders. Further, after the Merger Agreement is adopted by our stockholders, no such amendment or modification will be made that reduces the amount or changes the form of Merger Consideration or otherwise materially and adversely affects the rights of our stockholders under the Merger Agreement without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

At any time prior to the consummation of the Merger, the parties thereto may:

•	extend the time for the performance of any of the obligations or other acts of the other parties,

•	waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or

•	subject to restrictions on amendment described above, waive compliance with any of the agreements or conditions contained in the Merger Agreement (provided, that a waiver must be in writing and signed by the party against whom the waiver is to be effective).

Fees and Expenses

Except as otherwise provided, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that (a) the filing fees required to be paid in connection with the filing of the Notification and Report Form under the Hart-Scott-Rodino Act and the costs and expenses incurred in connection with the printing and mailing of this proxy statement will be shared equally by Parent and Yankee, and (b) the costs and expenses incurred in connection with the printing and mailing of this proxy statement will be paid entirely by us (and any amounts previously paid by Parent will be promptly reimbursed by us) in the event the Merger Agreement is terminated:

•	by us prior to the receipt of stockholder approval of the Merger and the Merger Agreement in order to enter into a definitive agreement for a superior proposal; or

•	by Parent because:

•	prior to the receipt of stockholder approval of the Merger and the Merger Agreement, our Board of Directors publicly withdraws its approval or recommendation of the Merger Agreement or the Merger or recommends to Yankee stockholders any acquisition proposal other than the Merger; or

•	we have entered into a definitive agreement for a superior proposal; or

•	by Parent because we have breached or failed to perform any of our representations, warranties, covenants or obligations contained in the Merger Agreement, as a result of which a closing condition relating to Parent’s and Merger Sub’s obligation to consummate the Merger (other than receipt of the resignations of all of the directors of Yankee) is incapable of being satisfied as of April 24, 2007 and, in any such case, such breach (if curable) has not been cured within 30 days after notice to us or waived by Parent (provided that Parent or Merger Sub is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement).

Payable by Yankee

We have agreed to pay to an affiliate of Madison Dearborn a fee equal to $56,548,000 if:

•	the Merger Agreement is terminated by Parent (in which case, the fee will be payable within two business days after such termination) because:

•	prior to the receipt of stockholder approval of the Merger and the Merger Agreement, our Board of Directors publicly withdraws its approval or recommendation of the Merger Agreement or the Merger or recommends to Yankee stockholders any acquisition proposal other than the Merger; or

•	we have entered into a definitive agreement for a superior proposal;

•	the Merger Agreement is terminated by us prior to the receipt of stockholder approval of the Merger and the Merger Agreement in order to enter into a definitive agreement for a superior proposal (in which case, the fee will be payable at the time of termination); or

•	the Merger Agreement is terminated by either Parent or us (in which case, the fee will be payable within two business days after such event) because (i) (x) the consummation of the Merger has not occurred on or before April 24, 2007 and an acquisition proposal is known to us, or (y) stockholder approval is not obtained upon a vote at a duly held Special Meeting (including any adjournment or postponement thereof) to obtain stockholder approval of the Merger and the Merger Agreement in accordance with the Merger Agreement and an acquisition proposal is made directly to our securityholders or otherwise is publicly known and was not publicly withdrawn at least 3 business days prior to the Special Meeting and (ii) prior to the Special Meeting but after October 24, 2006, an acquisition proposal (except that all references to 30% in the definition of acquisition proposal will be deemed references to “more than 50%”) for us has been made (other than by Parent or its affiliates) and within twelve months after such termination either we have entered into a definitive agreement relating to an acquisition proposal for Yankee or a transaction contemplated by an acquisition proposal for Yankee has been consummated.

Parent has agreed that the termination fee described above will be the sole and exclusive remedy of Parent upon termination of the Merger Agreement under circumstances giving rise to an obligation (or potential obligation) of Yankee to pay the amounts set forth above and such remedy will be limited to the aggregate of the sums to be paid as described above. In no event will Yankee be required to pay more than one termination fee pursuant to the termination provisions of the Merger Agreement described above.

Payable by Parent

Except as described in the following two paragraphs, if the Merger Agreement is properly terminated by Yankee because a failure by Parent to effect the closing of the Merger and deposit the closing funds, and such failure by Parent results because Parent has not received the proceeds of the debt financing or any alternative debt financing, Parent has agreed to pay us a fee equal to $56,548,000 (in which case, the fee will be payable within two business days after such termination by wire transfer of same day funds).

In the event that Parent becomes obligated to pay the fee described in the previous paragraph because of a breach by Parent of its obligation to effect the closing of the Merger and deposit the closing funds because Parent has not received the proceeds of the debt financing or any alternative debt financing, and Parent is not otherwise in breach of any provision of the Merger Agreement such that the conditions to our obligation to consummate the Merger would otherwise be satisfied, we have agreed that our right to receive the fee upon termination of the Merger Agreement because of such failure to obtain financing or the guarantee thereof pursuant to the guarantee by Madison Dearborn will be our sole and exclusive remedy against Parent, Merger Sub or any of their respective former, current or future stockholders, partners, members, directors, officers, employees, affiliates or agents for any loss or damage suffered as a result of the failure of the transactions contemplated hereby to be consummated or the breach of any representation, warranty or covenant of Parent or Merger Sub under the Merger Agreement, and upon payment of the fee as described in the previous paragraph none of Parent, Merger Sub or any of their respective former, current or future stockholders, partners, members, directors, officers, employees, affiliates or agents will have any further liability or obligation to us or any other person relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

Whether or not the Merger Agreement has been terminated, in no event will any of Parent, Merger Sub or any of their respective former, current or future stockholders, partners, members, directors, officers, employees, affiliates or agents be subject to any liability in excess of $113,096,000 in the aggregate (including any termination fee as described in the preceding two paragraphs above) for all losses or damages relating to or arising out of the Merger Agreement or the equity commitment letter or the transactions contemplated thereby, including breaches by Parent or Merger Sub of any representations, warranties, covenants and agreements contained therein or arising from any other claim or cause of action.

The parties to the Merger Agreement have agreed that irreparable damage would occur in the event that any provisions of the Merger Agreement were not performed in accordance with their specific terms or otherwise breached. Accordingly, the parties to the Merger Agreement agreed that each party to the Merger Agreement would be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and, subject to the termination fee payable by Parent and the cap on damages by Parent described above and the provisions of the guarantee by Madison Dearborn, to enforce specifically the terms and provisions of the Merger Agreement. This right is in addition to any other remedy available to the parties to the Merger Agreement to which they are entitled to at law or in equity. For avoidance of doubt, the parties to the Merger Agreement agreed that in the event of a breach of the Merger Agreement because of a failure of Parent to receive debt financing as described above, Yankee’s sole and exclusive remedy will be the payment of the termination fee by Parent as described above.

LIMITED GUARANTEE

In connection with the Merger Agreement, Madison Dearborn agreed to guarantee the prompt and complete payment, performance and discharge of all obligations and liabilities of Parent and Merger Sub under the Merger Agreement, up to a maximum amount of $113,096,000. The guarantee will terminate on the earlier of the consummation of the Merger or April 24, 2008, unless there is litigation pending relating to the guarantee at such time, in which case, the guarantee will terminate promptly after the termination of the litigation.

We can seek specific performance to prevent breaches by Parent or Merger Sub of the Merger Agreement. However, we are not entitled to specific performance if there is a financing failure not due to a breach by Parent or Merger Sub, and our sole and exclusive remedy in this case is a termination fee of $56,548,000 payable to us in the circumstances described under “The Merger Agreement—Fees and Expenses”. Additionally, in no event can we seek to recover in excess of $113,096,000 for a breach of the Merger Agreement by Parent or Merger Sub.

MARKET PRICE OF YANKEE’S STOCK

Yankee Common Stock is traded on the NYSE under the symbol “YCC”. The following table sets forth the high and low sales prices per share of Yankee Common Stock on the NYSE for the periods indicated.

Market Information

	Common Stock
	High	Low
Fiscal Year Ended January 3, 2004
1st Quarter	$18.19	$15.25
2nd Quarter	$24.20	$16.64
3rd Quarter	$26.42	$22.26
4th Quarter	$30.00	$25.35

Fiscal Year Ended January 1, 2005
1st Quarter	$29.50	$26.15
2nd Quarter	$31.06	$25.90
3rd Quarter	$30.42	$26.42
4th Quarter	$34.02	$27.11

Fiscal Year Ended December 31, 2005
1st Quarter	$34.64	$28.05
2nd Quarter	$33.15	$27.65
3rd Quarter	$33.95	$24.01
4th Quarter	$26.88	$21.20

Fiscal Year Ending December 30, 2006
1st Quarter	$29.50	$24.31
2nd Quarter	$30.77	$23.91
3rd Quarter	$30.20	$20.80
4th Quarter (through November 6, 2006)	$33.92	$28.30

The closing sale price of Yankee Common Stock on the NYSE on July 25, 2006, which was the last day before we publicly announced exploration of our strategic alternatives, was $22.08 per share. The closing sale price of Yankee Common Stock on the NYSE on October 24, 2006, which was the last full trading day before our Board of Directors met to consider approval of the Merger and the Merger Agreement, was $28.72 per share. On [•], 2006, the last trading day before the date of this proxy statement, the closing price for Yankee Common Stock on the NYSE was $[•]. You are encouraged to obtain current market quotations for Yankee Common Stock in connection with voting your shares.

As of [•], 2006, the last trading day before the date of this proxy statement, there were [•] registered holders of Yankee Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning beneficial ownership of Yankee Common Stock as of November 13, 2006, for: (a) each director of Yankee; (b) the principal executive officer, principal financial officer and the three most highly compensated executive officers of Yankee, as determined in accordance with Item 402(a)(3) of Regulation S-K under the Securities Act; (c) the directors and executive officers of Yankee, as a group; and (d) each beneficial holder of more than five percent of our voting securities.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In the table below, Restricted Stock that will vest and Options that are exercisable or will become exercisable into shares of Yankee Common Stock within 60 days of [•] (but not including any Restricted Stock that would vest or Options that would become exercisable on an accelerated basis in connection with the Merger), if any, are deemed to be outstanding and to be beneficially owned by the person holding the Options for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock (1)
5% Stockholders:
FMR Corp. (2)	4,540,000	11.4%
Blue Harbour Group, LP (3)	3,468,100	8.7%
Barclays Global Investors, NA (4)	3,299,676	8.3%
Farallon Capital Partners, L.P. (5)	2,926,000	7.3%
Deutsche Bank Trust Company Americas (6)	2,535,893	6.3%
Cheyne Capital Management Ltd. (7)	2,486,600	6.2%
O.S.S. Capital Management (8)	1,992,300	5.0%

Current Directors:
Michael G. Archbold (9)	5,000	*
Dale F. Frey (10)	23,750	*
Michael F. Hines (11)	18,750	*
Sandra J. Horbach (12)	5,938	*
Carol M. Meyrowitz (13)	10,625	*
Michael B. Polk (14)	18,750	*
Craig W. Rydin (15)	374,530	*
Ronald L. Sargent (16)	78,107	*
Vijay Vishwanath (17)	5,000	*
Doreen A. Wright (18)	16,250	*

Other Named Executive Officers:
Harlan M. Kent (19)	85,000	*
Bruce H. Besanko (20)	15,000	*
Stephen Farley (21)	18,250	*
Paul J. Hill (22)	64,875	*
All Current Directors and Current Executive Officers as a Group (18 persons) (23)	861,625	2.2%

*	The percentage of shares of Yankee Common Stock beneficially owned does not exceed one percent (1%) of the outstanding shares of Yankee Common Stock.
(1)	There were 39,938,837 shares of Yankee Common Stock outstanding on November 13, 2006.
(2)

The information is based solely on (i) a Schedule 13G/A filed with the SEC on February 14, 2006 by FMR Corp. on behalf of itself and others named therein (“FMR”) and (ii) updated ownership data provided by FactSet Research Systems, Inc. According to FMR, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, Yankee Common Stock of Yankee. FMR’s address is 82 Devonshire Street, Boston, MA 02109.
(3)	The information is based solely on (i) a Schedule 13D filed with the SEC on January 27, 2006, and amended by a Schedule 13D/A filed on June 19, 2006 by Blue Harbour Group, LP, a Delaware limited partnership (“Blue Harbour” or “Manager”) on behalf of itself and Blue Harbour Strategic Value Partners Master Fund, LP, a Cayman Islands exempted limited partnership (the “Fund”), Blue Harbour GP, LLC, a Delaware limited liability company (“Fund GP”), Blue Harbour Holdings, LLC, a Delaware limited liability company (“Manager GP”), and Clifton S. Robbins, a citizen of the United States of America (“Mr. Robbins”), and (ii) updated ownership data provided by FactSet Research Systems, Inc. According to Blue Harbour, the Fund is the direct owner of the shares of Yankee Common Stock reported on this Schedule 13D. For purposes of disclosing the number of shares beneficially owned by each of the Reporting Persons, Fund GP, as general partner of the Fund, Manager, as the investment manager of the Fund, Manager GP, as the general partner of Manager, and Mr. Robbins, as controlling owner of Fund GP and Manager GP (in addition to serving as Chief Executive Officer of Manager), may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) all shares of Yankee Common Stock that are owned beneficially and directly by the Fund. Fund GP, Manager, Manager GP and Mr. Robbins disclaims beneficial ownership of such shares for all other purposes. Blue Harbour’s address is 240 Greenwich, Avenue, 3rd Floor, Greenwich, CT 06830.
(4)	The information is based solely on (i) a Schedule 13G filed with the SEC on January 27, 2006 by Barclays Global Investors, NA on behalf of itself and other related entities named therein (“Barclays”) and (ii) updated ownership data provided by FactSet Research Systems, Inc. According to Barclays, the shares reported are held by Barclays in trust accounts for the economic benefit of the beneficiaries of those accounts. The address of Barclays is 45 Fremont Street, San Francisco, CA 94105.
(5)	The information is based solely on (i) a Schedule 13G/A filed with the SEC on February 1, 2006 by Farallon Capital Partners, L.P. on behalf of itself and other related entities named therein (“Farallon”), including various “Farallon Funds” (defined therein), Farallon Capital Management, L.L.C. (the “Management Company”), Farallon Partners, L.L.C. (the “Farallon General Partner”) and various individual managing members named therein (the “Farallon Individual Reporting Persons”) and (ii) updated ownership data provided by FactSet Research Systems, Inc. According to Farallon, the shares reported for the Farallon Funds are owned directly by the Farallon Funds and those reported by the Management Company on behalf of the Managed Account (defined therein) are owned directly by the Managed Account. The Farallon General Partner, as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such shares of Yankee Common Stock owned by the Farallon Funds. The Management Company, as investment adviser to the Managed Account, may be deemed to be the beneficial owner of all such shares owned by the Managed Account. The Farallon Individual Reporting Persons, as managing members of both the Farallon General Partner and the Management Company with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such shares of Yankee Common Stock owned by the Farallon Funds and the Managed Account. Each of the Management Company, the Farallon General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such shares of Yankee Common Stock. Farallon’s address is One Maritime Plaza, Suite 1325, San Francisco, CA 94111.
(6)	The information is based solely upon equity ownership data provided by FactSet Research Systems, Inc. Deutsche Bank’s address is 60 Wall Street, New York, NY.
(7)

The information is based solely on (i) a Schedule 13G filed with the SEC on June 6, 2006 by Cheyne Capital Management Limited and Cheyne General Partner, Inc. (collectively, “Cheyne”) and (ii) updated ownership data provided by FactSet Research Systems, Inc. According to Cheyne, as of June 2, 2006: (a) Cheyne Capital Management Limited (“CCML”), as the investment manager of Cheyne Special Situations Fund L.P. (“CLP”), may be deemed to have sole power to vote or to direct the voting of and to dispose or to direct the disposition of shares of Yankee Common Stock subject to the Schedule 13G and CCML may be deemed to be the beneficial owner of such shares, (b) Cheyne General Partner Inc. (“CGP”), as the general partner of CLP, may be deemed to have shared power to vote or to direct the voting of and to dispose or to direct the disposition of such shares and may accordingly be deemed to be the beneficial owner of the shares of Yankee Common Stock, and (c) CLP was the direct beneficial owner of such shares. Each of CCML and CGP disclaim beneficial ownership of the shares of Yankee Common Stock, except to the extent of any pecuniary interest therefrom. Cheyne’s address is Stornoway House, 13 Cleveland Row, London, SW1A 3DH, England.

(8)	The information is based solely upon a Schedule 13G filed with the SEC on October 27, 2006 by O.S.S. Capital Management L.P. (“O.S.S. Capital”) on behalf of itself and several related entities described therein. According to O.S.S. Capital, several of the related entities may be deemed to be the beneficial owner of, and/or have voting and dispositive power over, the shares of Yankee Common Stock subject to this Schedule 13G, all as more fully detailed therein. The address of O.S.S. Capital is 598 Madison Avenue, New York, NY.
(9)	Represents shares of Yankee Common Stock subject to Options.
(10)	Represents shares of Yankee Common Stock subject to Options.
(11)	Represents shares of Yankee Common Stock subject to Options.
(12)	Represents shares of Yankee Common Stock subject to Options.
(13)	Represents shares of Yankee Common Stock subject to Options.
(14)	Represents shares of Yankee Common Stock subject to Options.
(15)	Includes 21,880 shares of Restricted Stock and 352,650 shares of Yankee Common Stock subject to Options. Mr. Rydin is also the Chief Executive Officer of Yankee.
(16)	Includes 72,607 shares of Yankee Common Stock subject to Options.
(17)	Represents shares of Yankee Common Stock subject to Options.
(18)	Represents shares of Yankee Common Stock subject to Options.
(19)	Represents shares of Yankee Common Stock subject to Options.
(20)	Represents shares of Yankee Common Stock subject to Options. Mr. Besanko is also the principal financial officer of Yankee.
(21)	Represents shares of Yankee Common Stock subject to Options.
(22)	Represents shares of Yankee Common Stock subject to Options.
(23)	Includes 839,745 shares of Yankee Common Stock subject to Options.

RIGHTS OF APPRAISAL

Section 13.02(a)(1) of the MBCA provides generally that stockholders of a Massachusetts corporation are entitled to appraisal rights in the event of a merger, subject to certain exceptions. One of the exceptions to this general rule applies to a merger in which cash is the sole consideration received by the stockholders, provided that no director, officer or controlling stockholder of the corporation has a direct or indirect material financial interest in the merger other than in (i) his, her or its capacity as a stockholder of the corporation, (ii) his, her or its capacity as a director, officer, employee or consultant of the corporation or the acquiring company pursuant to bona fide arrangements with the corporation or the acquiring company or (iii) any other capacity so long as the stockholder owns less than 5% of the voting securities of the corporation.

Yankee believes that this exception is applicable in this transaction and that you are not entitled to appraisal rights in connection with the Merger. However, the MBCA took effect on July 1, 2004, and Section 13.02 has not yet been the subject of judicial interpretation. Accordingly, it is possible that a court could conclude that this exception is not applicable and that Yankee stockholders are entitled to appraisal rights under Massachusetts law.

Any stockholder who believes he, she or it is entitled to appraisal rights and who wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of Part 13 of the MBCA, attached as Annex D to this Proxy Statement, which sets forth the procedures to be complied with in perfecting any such rights. Among other things, these sections require that you deliver to Yankee written notice of your intent to demand payment for your shares of common stock before the vote on the approval of the Merger and the Merger Agreement is taken, and that you NOT vote for the approval of the Merger and the Merger Agreement. Failure to strictly comply with the procedures specified in Part 13 of the MBCA would result in the loss of any appraisal rights to which you may be entitled.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless Yankee has received contrary instructions from one or more of the stockholders. Yankee will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to The Yankee Candle Company, Inc., 16 Yankee Candle Way, South Deerfield, Massachusetts 01373, Attention: Corporate Secretary, telephone: (413) 665-8306. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Yankee at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in Yankee’s proxy statement and for consideration at the next annual meeting of Yankee’s stockholders by submitting their proposals to Yankee in a timely manner.

Yankee will hold an annual meeting in the year 2007 only if the Merger has not already been completed. For any stockholder proposal, including director nominations, to be eligible for inclusion in our proxy statement for the 2007 annual meeting of stockholders, we must receive your proposal at our headquarters at 16 Yankee Candle Way, South Deerfield, Massachusetts 01373 by December 29, 2006. All stockholder proposals of this nature must comply with our bylaws and Rule 14a-8 under the Exchange Act. In addition, in order for a stockholder proposal, including director nominations, to be raised from the floor during our 2007 annual stockholder’s meeting, we must receive written notice about that proposal by no earlier than February 27, 2007 and no later than March 14, 2007, and the proposal must contain the necessary information required by our bylaws. A copy of our bylaws is available on Yankee’s webpage at http://www.yankeecandle.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find Additional Information”.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Yankee files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov or at Yankee’s website at http://www.yankeecandle.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at:

20 Broad Street

New York, NY 10005

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at The Yankee Candle Company, Inc., 16 Yankee Candle Way, South Deerfield, Massachusetts 01373, Attention: Investor Relations. If you would like to request documents, please do so by [•] in order to receive them before the Special Meeting.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting (including periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements); these documents contain important information about Yankee:

Yankee’s Filings:	Periods:

Annual Report on Form 10-K	Year ended December 31, 2005.

Quarterly Reports on Form 10-Q	Quarters ended April 1, 2006, July 1, 2006 and September 30, 2006.

Current Reports on Form 8-K	Dated March 2, 2006; March 14, 2006; April 26, 2006; July 31, 2006; September 20, 2006; October 25, 2006; and October 27, 2006.

Yankee has not authorized anyone to give any information or to make any representations that are different from, or in addition to, the information contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [•] 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AMONG

YCC HOLDINGS LLC,

YANKEE ACQUISITION CORP.

AND

THE YANKEE CANDLE COMPANY, INC.

DATED AS OF OCTOBER 24, 2006

i

ii

INDEX OF DEFINED TERMS

401(k) Plan	Section 6.6(f)
2004 Performance Shares	Section 2.7
2005 Performance Shares	Section 2.7
2006 Performance Shares	Section 2.7
Accountants	Section 6.5(c)
Acquisition Proposal	Section 6.3(a)
Affiliate	Section 3.13
Agreement	Preamble
Antitrust Division	Section 6.5(b)
Articles of Merger	Section 1.2
Articles of Organization	Section 1.3
Bonus Plans	Section 6.6(e)
By-Laws	Section 3.1
Certificates	Section 2.1(b)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Funds	Section 2.7
COBRA	Section 3.10(e)
Code	Section 3.10(c)
Common Stock	Section 2.1(a)
Company	Preamble
Company 10-Qs	Section 3.4(a)
Company Financial Advisors	Section 3.18
Company Financial Statements	Section 3.4(a)
Company Permits	Section 3.8
Company SEC Documents	Section 3.4(a)
Company Stock Plan	Section 2.7
Compliant	Section 6.5(c)
Confidentiality Agreement	Section 6.4
Consent	Section 3.3(c)
Contract	Section 3.3(b)
Control	Section 3.13
Debt Commitment Letter	Section 4.5(a)
Debt Financing	Section 4.5(a)
Deferred Compensation Plan	Section 2.8
Disclosure Schedule	Article III
Dissenting Company Shares	Section 2.3
Effective Time	Section 1.2
Employee Benefit Plans	Section 3.10(a)
Environmental Law	Section 3.12(b)
Equity Commitment Letter	Section 4.5(a)
Equity Parties	Recital
Equity Party	Recital
ERISA	Section 3.10(a)
Exchange Act	Section 3.3(c)
Exchange Fund	Section 2.2(b)
Excluded Company Shares	Section 2.1(a)
Fairness Opinions	Section 3.18
Financing	Section 4.5(a)
Financing Agreements	Section 6.5(c)

i

Financing Commitments	Section 4.5(a)
Financing Failure	Section 6.7(e)
Foreign Plans	Section 3.10(i)
FTC	Section 6.5(b)
Governmental Entity	Section 3.3(c)
Guarantee	Recital
Hazardous Substance	Section 3.12(c)
HSR Act	Section 3.3(c)
Identified Person	Section 6.7(g)
Incentive Equity Fund	Section 2.7
Indemnified Parties	Section 6.2(b)
Indemnified Party	Section 6.2(b)
Indemnifying Parties	Section 6.2(a)
Knowledge of the Company	Section 9.14
Knowledge of Parent	Section 9.14
Letter of Transmittal	Section 2.2(c)
License	Section 3.14(b)
Liens	Section 3.2(b)
Marketing Period	Section 6.5(c)
Material Adverse Effect on the Company	Section 3.1
Material Employment Agreement	Section 3.10(a)
Material Contracts	Section 3.17
Material Leased Property	Section 3.16
Material Owned Property	Section 3.16
Maximum Premium	Section 6.2(c)
MBCA	Section 1.1
Merger	Recital
Merger Consideration	Section 2.1(b)
Non-Breach Financing Failure	Section 6.7(g)
Option	Section 2.7
Options	Section 2.7
Parent	Preamble
Parent Termination Fee	Section 6.7(e)
Paying Agent	Section 2.2(a)
Performance Shares	Section 2.7
Performance Share Award	Section 2.7
Permitted Liens	Section 3.16
Person	Section 9.13
Projections	Section 3.20(b)
Proxy Statement	Section 3.5
Registration	Section 3.3(c)
Required Financial Information	Section 6.5(c)
Restricted Stock	Section 2.7
Retention Bonus Plan	Section 2.9
Sarbanes-Oxley Act	Section 3.4(c)
Securities Act	Section 3.4(a)
Securityholders	Section 2.7
Solvent	Section 4.9
Stale	Section 6.5(c)
Stockholder Approval	Section 7.1(a)
Stockholder Meeting	Section 6.1(a)
Sub	Preamble

ii

Sub Share	Section 2.1(c)
Significant Subsidiary	Section 9.12
Subsidiary	Section 9.12
Superior Proposal	Section 6.3(b)
Superior Proposal Agreement	Section 6.3(c)
Surviving Corporation	Section 1.1
Tax	Section 3.9(f)
Taxes	Section 3.9(f)
Tax Return	Section 3.9(f)
Termination Date	Section 8.1(b)(i)
Transfer Taxes	Section 6.10
U.S. GAAP	Section 3.1
WARN Act	Section 3.11(d)

iii

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 24, 2006, by and among YCC Holdings LLC, a Delaware limited liability company (“Parent”); Yankee Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of Parent (“Sub”); and The Yankee Candle Company, Inc., a Massachusetts corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved a merger (the “Merger”) of Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement and have declared the Merger advisable; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Madison Dearborn Capital Partners V-A, L.P., a Delaware limited partnership, Madison Dearborn Capital Partners V-C, L.P., a Delaware limited partnership, and Madison Dearborn Capital Partners V Executive-A, L.P., a Delaware limited partnership (each, an “Equity Party” and collectively the “Equity Parties”) are entering into a limited guarantee with the Company pursuant to which, among other things, the Equity Parties have unconditionally agreed to guarantee the obligations of Parent and Sub under this Agreement, subject to the terms and limitations set forth therein (the “Guarantee”).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger.    Upon the terms and subject to the conditions hereof, and in accordance with the Massachusetts Business Corporation Act (Chapter 156D of the Massachusetts General Laws) (the “MBCA”), at the Effective Time (as hereinafter defined), Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the “Surviving Corporation”), shall by virtue of the Merger continue its corporate existence under the laws of the Commonwealth of Massachusetts.

Section 1.2    Effective Time of the Merger.    The Merger shall become effective at the date and time (the “Effective Time”) when the articles of merger (the “Articles of Merger”) shall have been duly executed and filed in accordance with the MBCA, or at such other time as is specified in the Articles of Merger in accordance with the MBCA, which Articles of Merger shall be filed on the date that is three (3) business days after the satisfaction or waiver, if permissible, of the last of the conditions set forth in Article VII hereof (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions); provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII hereof, (i) Parent and Sub shall not be required to effect the closing of the transactions contemplated by this Agreement (the “Closing”) until the earlier of (a) a date during the Marketing Period specified by Parent on no less than three (3) business days’ written notice to the Company and (b) the final day of the Marketing Period, and (ii) the Company shall not be required to effect the Closing without at least three (3) business days prior written notice from Parent (or at such other date and time as Parent and the Company shall otherwise mutually agree (such date being the “Closing Date”)). The Closing shall take place at the office of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, at 9:00 a.m. local time on the Closing Date.

Section 1.3    Articles of Organization.    Subject to Section 6.2(a), the restated articles of organization of the Company (the “Articles of Organization”) shall, by virtue of the Merger, be amended and restated in their entirety to read as the articles of organization of Sub in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “The Yankee Candle Company, Inc.” and the provision in the articles of organization of Sub naming its incorporator shall be omitted and, as so amended, shall be the articles of organization of the Surviving Corporation, until thereafter changed or amended in accordance with their terms and as provided by law and this Agreement.

Section 1.4    By-laws.    Subject to Section 6.2(a), the by-laws of Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that the name of the Surviving Corporation shall be “The Yankee Candle Company, Inc.”, until thereafter changed or amended in accordance with their terms and as provided by law and this Agreement.

Section 1.5    Board of Directors and Officers.    The directors of Sub and the officers of the Company in office immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s articles of organization and by-laws.

Section 1.6    Effects of Merger.    The Merger shall have the effects set forth in the MBCA.

ARTICLE II

CONVERSION OF SHARES

Section 2.1    Conversion of Shares.    As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or any holders of shares of capital stock of the Company:

(a) Each outstanding share of common stock, par value $.01 per share (the “Common Stock”), of the Company that is held in the treasury of the Company and any shares of Common Stock owned by Parent, Sub or any other wholly owned subsidiary of Parent shall be canceled and no consideration shall be delivered in exchange therefor (the “Excluded Company Shares”).

(b) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Company Shares and Dissenting Company Shares (as defined in Section 2.3)) shall be converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to $34.75 (the “Merger Consideration”). All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate or certificates (the “Certificates”) representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

(c) Each share of common stock (each a “Sub Share”) of Sub, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become at the Effective Time one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

Section  2.2    Payment and Exchange of Certificates.    (a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as paying agent hereunder (the “Paying Agent”) for the payment of the aggregate consideration to be paid to the holders of Common Stock under this Article II. Parent and Paying Agent will enter into a paying agent agreement in form and substance reasonably acceptable to the Company prior to the Effective Time.

(b) Upon the filing of the Articles of Merger with the Secretary of State of Massachusetts, Parent or Sub shall deposit with the Paying Agent cash in an amount sufficient to pay the aggregate consideration to which the holders of Common Stock (other than Excluded Company Shares, Restricted Stock and Dissenting Company Shares) become entitled under this Article II (such amounts, the “Exchange Fund”). The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Common Stock and (ii) promptly applied to making the payments provided for in this Article II. The Exchange Fund shall not be used for any purpose that is not provided for herein. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Parent, (A) in direct obligations of the United States of America, (B) in obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, (C) in commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, (D) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available), or (E) a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall be kept in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the aggregate consideration to be paid to the holders of Common Stock as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments. Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of such funds) that remains undistributed to the holders of Common Stock 180 days after the Effective Time of the Merger shall be delivered to Parent at such time. Thereafter, the holders of Common Stock shall look only to Parent (subject to the terms of this Agreement) as a general creditor for payment of the consideration payable to them under this Article II, without interest, upon the surrender of any Certificates held by them.

(c) As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Common Stock, other than Parent and the Company, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent and shall be in a form reasonably agreed upon by Parent and Company prior to the Closing) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate (or delivery of such customary affidavits and indemnities with respect to a lost certificate which the Paying Agent, Parent and/or the Company’s transfer agent may reasonably require) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with a Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent or Parent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1, and the Certificates so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing any Dissenting Company Shares or Excluded Company Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1. If any Certificate shall not have been surrendered prior to six years after the Effective Time (or, if earlier, immediately prior to the time any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Paying Agent, Parent, the Company, Sub or the Surviving Corporation or any party hereto shall be liable to any holder of Common Stock for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Stock, such amounts as it is required to deduct and withhold with respect to the payment of such consideration under all applicable Tax (as hereinafter defined) laws and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so properly withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Common Stock.

Section 2.3    Dissenting Company Shares.    Notwithstanding any provision of this Agreement to the contrary, if required by the Part 13 of Chapter 156D of the MBCA but only to the extent required thereby, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders who have properly exercised appraisal rights with respect thereto in accordance with the provisions of the MBCA (the “Dissenting Company Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such shares will be entitled to receive payment of the value of such shares determined in accordance with the applicable provisions of the MBCA. Notwithstanding the foregoing, if, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses its right to appraisal and payment under the MBCA, the shares of Common Stock held by such holder will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. At the Effective Time, all Dissenting Company Shares shall only have such rights as are granted by Part 13 of Chapter 156D of the MBCA. Upon the Company’s receipt of any notice of intent to demand payment in accordance with the provisions of Part 13 of the MBCA, or any withdrawal of such notice, the Company shall as promptly as reasonably practicable provide Parent with a copy of such notice. The Company shall not, except with the prior written consent of Parent or pursuant to a valid court order, make any payment with respect to any such election to dissent or offer to settle or settle any such election to dissent.

Section 2.4    No Further Ownership Rights in the Shares.    From and after the Effective Time, the holders of shares of Common Stock which were outstanding immediately prior to the Effective Time (including any Dissenting Company Shares) shall cease to have any rights with respect to such shares except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Common Stock.

Section 2.5    Closing of Company Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, Certificates representing shares of Common Stock outstanding immediately prior to the Effective Time are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

Section 2.6    Adjustments.    If prior to the Effective Time and consistent with the provisions of Section 5.1 herein there is a change in the number of shares of Common Stock as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issue tender or exchange offer, or other similar transaction, the Merger Consideration and any other payments to Securityholders (as defined in Section 2.7) based upon the Merger Consideration will be equitably adjusted to eliminate the effects of this event on the Merger Consideration and such other payments.

Section 2.7    Stock Options, Restricted Stock, Performance Shares.    Upon the filing of the Articles of Merger with the Secretary of State of Massachusetts, Parent or Sub shall deposit with the Surviving Corporation cash in an amount sufficient to pay the aggregate consideration to which the holders of (a) all options (individually, an “Option” and collectively, the “Options”) outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) under any Company stock plan (“Company Stock Plan”), (b) all shares of Common Stock issued pursuant to awards of performance shares (each, a “Performance Share Award”) granted by the Company under any Company Stock Plan as set forth in this Section 2.7 below and (c) all shares of restricted stock (“Restricted Stock”) granted by the Company under any Company Stock Plan, become entitled under this Article II (such amounts, the “Incentive Equity Fund” and collectively with the Exchange Fund, the “Closing Funds”). All Options outstanding immediately prior to the Effective Time under any Company Stock Plan, whether or not then vested and exercisable, shall be canceled at the Effective Time (except as otherwise agreed to by Parent and the holder of such Options), and each holder of an Option (including Options for which vesting is accelerated as a result of the Merger) will be entitled to receive from the Surviving Corporation, for each share of Common Stock subject to such Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option, without interest. In addition, any shares of restricted stock (“Restricted Stock”) granted by the Company under any Company Stock Plan, which are outstanding immediately prior to the Effective Time, shall vest and become free of such restrictions as of the Effective Time and, upon delivery of a Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Surviving Corporation or Parent, shall be converted at the Effective Time into the right for the holders thereof to receive, for each share of Restricted Stock, from the Surviving Corporation in cash, without interest, the Merger Consideration. In addition, immediately prior to the Effective Time, the Company shall issue to each holder of a Performance Share Award the following number of shares of Common Stock, which, upon delivery of a Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Surviving Corporation or Parent, shall be converted at the Effective Time into the right of the holders thereof to receive, for each such share of Common Stock, from the Surviving Corporation in cash, without interest, the Merger Consideration: (i) with respect to Performance Share Awards in respect of the 2004-2006 performance period, 60% of the target number of each recipient’s Performance Share Award; (“2004 Performance Shares”), (ii) with respect to Performance Share Awards in respect of the 2005-2007 performance period, 66.67% of the target number of each recipient’s Performance Share Award (“2005 Performance Shares”), and (iii) with respect to Performance Share Awards in respect of the 2006-2008 performance period, 33.33% of the target number of each recipient’s Performance Share Award (“2006 Performance Shares” and together with the 2004 Performance Shares and the 2005 Performance Shares, the “Performance Shares”). The Surviving Corporation shall also pay to each holder of Performance Shares an amount equal to the sum of (i) the product of (x) $.50 and (y) the number of 2004 Performance Shares and 2005 Performance Shares held by such holder, and (ii) the product of (x) $.25 and (y) the number of 2006 Performance Shares held by such holder. All amounts payable pursuant to this Section 2.7 shall be subject to all applicable withholding of taxes, and shall be paid by the Surviving Corporation promptly following the Effective Time from the Incentive Equity Fund. At or prior to the Effective Time, the Company’s Board of Directors (or a committee thereof) will adopt amendments to, or make determinations with respect to, the Company Stock Plans, individual agreements evidencing the grant of Options, Restricted Stock or Performance Share Awards, and Employee Benefit Plans (as defined in Section 3.10), if necessary, to implement the provisions of this Section 2.7, forms of which shall be provided to Parent for its review and approval (such approval not to be unreasonably withheld or delayed) prior to adoption. The holders of Common Stock, Options, Restricted Stock and Performance Shares are collectively referred to herein as the “Securityholders”.

Section 2.8    Deferred Compensation Plan.    All account balances under the Company’s Executive Deferred Compensation Plan, as amended, effective January 1, 2005 (the “Deferred Compensation Plan”) will be paid out in cash to participants therein by the Company at the Effective Time, or as soon as practicable thereafter (but in no event later than thirty days after the Effective Time, except as may otherwise be required in order to comply with Section 409A of the Code) by the Surviving Corporation, less any required withholding taxes.

Section 2.9    Special Retention Bonus Plan.    All amounts provided for under the Company’s Special Retention Bonus Plan, adopted September 14, 2006 by the Company’s Board of Directors (the “Retention Bonus

Plan”), will be paid out in cash to eligible participants by the Surviving Corporation after the Effective Time pursuant to the terms of the Retention Plan, less any required withholding taxes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Documents (as hereinafter defined) (without regard to any items included therein that are incorporated by reference to Company SEC Documents filed prior to January 1, 2005 which are not available electronically at the SEC website located at www.sec.gov and without regard to disclosures in the “Risk Factors” section or other sections of such filings to the extent that they are forward-looking in nature (it being understood, however, that such exclusions shall not apply to any disclosure expressly made in the Disclosure Schedule)) or in the Disclosure Schedule (the “Disclosure Schedule”) delivered to Parent on the date of this Agreement (it being agreed that disclosure of any item on the Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of this Agreement to the extent the applicability of such disclosure to such other Section or subsection of this Agreement is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Sub as follows:

Section 3.1    Organization, Standing and Power.    Each of the Company and its Subsidiaries (as defined in Section 9.12) is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires this qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Prior to the date of this Agreement, the Company has made available to Parent a complete and correct copy of its Articles of Organization and the Company’s amended and restated by-laws (the “By-Laws”) (which have not been amended since the date on which they were made available or provided to Parent). For purposes of this Agreement, “Material Adverse Effect on the Company” means any change or effect, either individually or in the aggregate, that is materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, other than (a) any change or effect relating to local, regional, national or foreign political, economic or financial conditions or resulting from or arising out of developments or conditions in credit, financial or securities markets, including without limitation, caused by acts of terrorism or war (whether or not declared) or any material worsening of such conditions existing as of the date of this Agreement, (b) any change or effect generally affecting the industries, geographic areas or business segments in which the Company and its Subsidiaries operate, including without limitation, any increase in the prices of raw materials, to the extent such change or effect does not materially, disproportionately affect the Company relative to other industry participants, (c) any change or effect resulting from any hurricane, earthquake or other natural disasters, (d) seasonal fluctuations in the business of the Company and its Subsidiaries, that are reasonably consistent with the Company’s and its Subsidiaries’ historical seasonal fluctuations in operating performance, (e) any change, in and of itself (as opposed to the facts underlying such change), in the share price or trading volume of the Common Stock on the NYSE, (f) any change in applicable law, rules or regulations or U.S. generally accepted accounting principles (“U.S. GAAP”) or the interpretation thereof, (g) any failure, in and of itself (as opposed to the facts underlying such failure), to meet any internal budgets, plans, projections or forecasts of the Company’s revenue, earnings or other financial performance or results of operations, or any published financial forecasts or analyst estimates of the Company’s revenue, earnings or other financial performance or results of operations or any change in analyst recommendations, for any period, (h) any change or effect attributable to the execution, performance or announcement of this Agreement (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, licensees, distributors, partners or employees, including without limitation, the loss or departure of officers or other employees of the Company or its Subsidiaries), or otherwise resulting from the pursuit of the consummation of the transactions contemplated hereby, or (i) any legal proceedings brought by or on behalf of any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby.

Section 3.2    Capital Structure.    (a) The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock and 100,000,000 shares of Preferred Stock, par value $.01 per share. As of the close of business on October 20, 2006, (i) 39,926,087 shares of Common Stock were issued and outstanding (including 93,700 outstanding shares of Common Stock that are comprised of Restricted Stock, issued pursuant to the Company Stock Plans), (ii) no shares of Preferred Stock were outstanding (iii) Options, issued pursuant to the Company Stock Plans, to purchase an aggregate of 2,012,259 shares of Common Stock, were outstanding and (iv) Performance Share Awards, granted pursuant to the Company Stock Plans, in respect of 211,275 shares of Common Stock, were outstanding. All of the outstanding shares of Common Stock are validly issued and outstanding, fully paid and non-assessable and free from any statutory or contractual preemptive rights. Except as otherwise set forth in this Section 3.2, as of the date of this Agreement, the Company has no outstanding stock or securities convertible into or exchangeable for any shares of its equity securities, or any outstanding rights to subscribe for or to purchase, or any outstanding options for the purchase of, or any agreements providing for or otherwise obligating the Company with respect to the issuance of any equity securities or any stock or securities convertible into or exchangeable for any equity securities of the Company. As of the date of this Agreement, the Company is not subject to any obligation to repurchase, redeem or otherwise acquire any shares of its equity securities or any convertible securities, rights or options of the type described in the preceding sentence. From October 20, 2006 to the date of this Agreement, the Company has not (i) issued any shares of Common Stock except in connection with the conversion, exercise or settlement of any Options or Performance Share Awards and (ii) issued or granted any options, warrants or securities convertible into or exercisable for shares of its Common Stock. Section 3.2(a) of the Disclosure Schedule sets forth a complete list of the holders and the respective exercise prices of the Options, the holders of the Restricted Stock and the holders of Performance Share Awards, each as of October 20, 2006. Since October 20, 2006 to the date of this Agreement, there have been no changes to the information set forth in Section 3.2(a) of the Disclosure Schedule, except as a result of the conversion, exercise or settlement of any Options or Performance Share Awards. To the Company’s knowledge, there are no voting trusts, proxies, shareholder rights plans or other arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of the Company.

(b) All of the outstanding shares of capital stock of each Subsidiary of the Company is set forth in Section 3.2(b)(i) of the Disclosure Schedule, and all such interests are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company, free and clear of any pledges, liens, charges, mortgages, encumbrances and securities interests (“Liens”) (other than Permitted Liens (as defined in Section 3.16)). Other than as set forth in Section 3.2(b)(i) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any Person or have any direct or indirect equity or ownership interest in any Person. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding securities, instrument or agreement. Section 3.2(b)(ii) of the Disclosure Schedule sets forth a true and complete list of all indebtedness for borrowed money of the Company and its Subsidiaries (excluding trade payables incurred and letters of credit entered into in the ordinary course of business consistent with past practice) as of the date of this Agreement.

Section 3.3    Authority; Non-Contravention.    (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the stockholders of the Company, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of this Agreement by the stockholders of the Company. The only vote of the stockholders of the

Company necessary to approve this Agreement is the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub, as applicable) constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by creditors’ rights generally or by general principles of equity. At a meeting duly called and held, the Board of Directors of the Company has adopted this Agreement, approved the execution of this Agreement, approved and declared advisable the Merger, and resolved to recommend approval of this Agreement by the holders of shares of Common Stock (subject to its right to change its recommendation as set forth in clause (ii) of the first proviso to Section 6.1(a) and Section 6.3(c)).

(b) Except as set forth in Section 3.3(b) of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the Merger and compliance with the provisions hereof will not, (i) conflict with, or result in any violation of, the Articles of Organization, By-Laws or other organizational documents of the Company or any of its Subsidiaries, (ii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any agreement, note, bond, mortgage, indenture, lease or other contractual obligation (each a “Contract”) to which the Company or any of its Subsidiaries is a party or by which their respective properties and assets are bound, except for any such violation, breach, default or right of termination, cancellation or acceleration or Lien as to which requisite waivers or consents have been obtained or (iii) assuming that the Registrations and Consents set forth in Section 3.3(c) are duly and timely made or obtained and that the Stockholder Approval (as defined in Section 7.1(a)) has been duly obtained, violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflict, violation, default, termination, cancellation, acceleration or Lien that would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) No registration or filing with (each, a “Registration”) or authorization, consent or approval (each, a “Consent”) of any domestic (federal or state) or foreign court, commission, governmental body, regulatory or administrative agency (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated hereby, except for (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any conditions that may be imposed by the applicable antitrust regulator to obtain clearance for the Merger, (ii) compliance with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules of any national securities exchange, (iii) the filing of the Articles of Merger with the Secretary of State of Massachusetts and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) compliance with foreign laws relating to antitrust and anticompetition clearances, filings or notices, (v) such as may be required in connection with the Taxes described in Section 6.10, (vi) such as may be required by Environmental Laws as described in Section 3.12, and (vii) such other Consents or Registrations the failure of which to be obtained or made, would not reasonably be expected to have a Material Adverse Effect on the Company or materially, adversely affect the ability of the Company to consummate the Merger or the transactions contemplated hereby.

Section 3.4    SEC Documents.    (a) Since January 1, 2005, the Company has filed all documents with the SEC required to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Company SEC Documents”). Except as set forth on Section 3.4 of the Disclosure Schedule, as of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and as of their respective dates and except as amended or supplemented prior to the date hereof, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent, Sub or their respective Subsidiaries for inclusion in the Company SEC Documents. The audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the twelve months ended December 31, 2005 and the unaudited financial statements of the Company included in the Company’s Quarterly Reports on Form 10-Q (the “Company 10-Qs”) for the quarterly periods ended April 1, 2006 and July 1, 2006 (collectively, the “Company Financial Statements”), have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments set forth therein).

(b) Since July 1, 2006, neither the Company nor any of its Subsidiaries has incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except liabilities, obligations or contingencies which (i) are reflected in the Company Financial Statements or the notes thereto, (ii) were incurred in the ordinary course of business and consistent with past practices, (iii) have not had and would not reasonably be expected to have a Material Adverse Effect on the Company or (iv) are of a nature not required to be reflected in the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with U.S. GAAP consistently applied.

(c) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made the certifications required by Rule 13a-14 and 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” have the meanings ascribed to those terms under the Sarbanes-Oxley Act.

(d) The Company maintains disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act. These disclosure controls and procedures were designed to ensure that information required to be disclosed by the Company under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms. The Company maintains internal control over financial reporting as required by Rule 13a-15 under the Exchange Act. This internal control over financial reporting was designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

Section 3.5    Proxy Statement.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”) relating to the Stockholder Meeting (as defined in Section 6.1) at the time of the mailing of the Proxy Statement or at the time of the Stockholders Meeting of the Company, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by Parent or Sub expressly for inclusion in any of such documents. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.6    Absence of Certain Events.    Since July 1, 2006 and except as permitted pursuant to this Agreement, the Company and its Subsidiaries have operated their business in all material respects in the ordinary course consistent with past practice and there has not occurred (i) any event which has had or would reasonably be expected to have a Material Adverse Effect on the Company; (ii) any material change by the Company or its Subsidiaries in their accounting methods, principles or practices, except as required by changes in U.S. GAAP or applicable law; (iii) any amendments or changes in the Articles of Organization, By-Laws or other organizational documents of the Company or its Subsidiaries; (iv) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company other than in the ordinary course of business consistent with past practice, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company; or (v) any event or action which, if taken after the date of this Agreement, would require the consent of Parent pursuant to subsections (a), (c), (d), (k) or (r) of Section 5.1 (it being understood that any action taken by the Company following the date hereof which is expressly consented to by Parent pursuant to Section 5.1 shall not be taken into account for purposes of the satisfaction of the condition set forth in Section 7.2(a)).

Section 3.7    Litigation.    Except as set forth in Section 3.7 of the Disclosure Schedule, there are no criminal, civil, administrative or private actions, suits, arbitrations, investigations or proceedings pending against the Company or any of its Subsidiaries or their respective assets or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or their respective assets, except for those that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company or materially, adversely affect the ability of the Company to consummate the Merger or the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any order, writ, judgment (other than court-approved settlements), injunction or decree of any governmental or regulatory body or authority, other than any order or decree of any governmental or regulatory body or authority which is generally applicable to the industries or business segments in which the Company and its Subsidiaries operate.

Section 3.8    No Violation of Law.    Except as set forth on Section 3.8 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is, or since January 1, 2005 has been, in violation of, or has been given written notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, other than those the outcome of which has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses in all material respects as presently conducted and to own and lease each of the real properties of the Company in compliance in all material respects with all applicable building, zoning, health and safety and other land use laws (collectively, the “Company Permits”), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which have not had and would not be reasonably expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or violations which have not had and would not be reasonably expected to have a Material Adverse Effect on the Company. This Section 3.8 does not relate to matters which are the subject of Sections 3.9, 3.10 or 3.11.

Section 3.9    Taxes.    (a) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) The Company and its Subsidiaries have timely filed or have had timely filed on their behalf (taking into account extensions of time to file) all Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete in all material respects, (ii) the Company and its Subsidiaries have paid (or have had paid on their behalf) all Taxes due and payable (whether or not shown on any Tax Return), except to the extent any such Taxes have been adequately provided for in accordance with U.S. GAAP on the books and records of the Company or its Subsidiaries, (iii) the Company and its Subsidiaries have withheld or collected and have paid over to the appropriate Governmental Entities (or are properly holding for such payment) all material Taxes required to be collected or withheld, (iv) except as forth in Section 3.9 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice of nor is involved in any pending or ongoing audit, deficiency, or claim with respect to Taxes which remains unresolved and to the knowledge of the Company and its Subsidiaries no such audit, deficiency or claim is threatened, (v) neither the Company nor any of its Subsidiaries has waived any statutory period of limitations for the assessment of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency, nor is any request to so waive or extend outstanding, and (vi) there are no Liens for Taxes (other than Taxes not yet due and payable, or Taxes for which adequate reserves have been established in accordance with U.S. GAAP on the books and records of the Company) upon any of the assets of the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries has distributed the stock of any corporation, or has had its stock distributed by another person, in a transaction within the past three years that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(c) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(d) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.

(e) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity other than the Company or any of its Subsidiaries under which the Company or any of its Subsidiaries could have material liability for Taxes after the Closing. Neither the Company nor any of its Subsidiaries has been a member of any “affiliated group” (as defined in Section 1504(a) of the Code or any similar provision of state or local law) or any combined, consolidated or unitary group (other than a group the common parent of which was the Company), and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person as a successor, a transferee, by contract (except for customary provisions assigning responsibility for Taxes arising under contracts entered into in the ordinary course of business), under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), or otherwise.

(f) For purposes of this Agreement, “Tax” (including, with correlative meaning, the terms “Taxes”) includes all federal, state, local and foreign income, profits, gross receipts, customs duty, sales, unemployment, disability, use, property, withholding, excise, production, value added, estimated, payroll, occupancy taxes and any other tax of any kind, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect to such penalties and additions, and “Tax Return” means any return, report or similar statement (including attached schedules, attachments, amendments and supplements thereto) required to be filed with respect to any Tax, including without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.10    Employee Benefit Plans; ERISA.    (a) Section 3.10 of the Disclosure Schedule includes a complete list of (i) each material employee benefit plan, program or policy providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of

Section 3(2) of ERISA (whether or not such plan is subject to ERISA, but excluding any plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy (collectively, the “Employee Benefit Plans”) (but excluding for all purposes of this Section 3.10 other than Section 3.10(i) any Employee Benefit Plan that is primarily subject to the laws of any jurisdiction other than the United States) and (ii) each employment and severance agreement pursuant to which the Company or any of its Subsidiaries has or would have any obligation to provide compensation and/or benefits in an amount or having a value in excess of $200,000 per year or $1,000,000 in the aggregate (each, a “Material Employment Agreement”).

(b) With respect to each Employee Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any. The Company has delivered or made available to Parent a true, correct and complete copy of each Material Employment Agreement.

(c) The Company has received, or has timely applied for, a determination letter with respect to each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the related trust that covers the Employee Benefit Plan as amended as of the date of this Agreement, and, to the knowledge of the Company, there are no circumstances and no events have occurred that could be reasonably expected to adversely affect the qualified status of any such Employee Benefit Plan or the related trust, which cannot be cured without a material payment or cost to the Company. All such Employee Benefit Plans have been timely amended for the requirements of the legislation commonly known as “GUST” and “EGTRRA” and have been submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.

(d) No Employee Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and no Employee Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA). Neither the Company nor any of its Subsidiaries has incurred or could incur any liability or obligation under Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of its Subsidiaries has any current or potential liability or obligation on account of being at any time considered a single employer under Section 414 of the Code with any Person other than the Company and its Subsidiaries.

(e) Except as set forth in Section 3.10 of the Disclosure Schedule, (i) Each Employee Benefit Plan has been maintained, funded and administered in all material respects in accordance with its terms and with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any fiduciary of any Employee Benefit Plan has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Employee Benefit Plans or their related trusts, the Company or any of its Subsidiaries to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA and, to the knowledge of the Company, no fiduciary of any Employee Benefit Plan has any material liability or obligation for breach of fiduciary duty or any other failure to act in connection with any Employee Benefit Plan; and (iii) there are no pending or, to the Company’s knowledge, threatened actions, suits, proceedings, audits, hearings, investigations or claims (other than claims for benefits in the ordinary course), which relate to any of the Employee Benefit Plans or the assets of any of the trusts thereof which could reasonably be expected to result in a material liability to the Company. Neither the Company nor any of its Subsidiaries maintains, contributes to or has any obligation or liability with respect to, the provision of any health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers, employees or contractors (or any spouse or other dependent thereof) other than in accordance with Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”) or as provided in the Material Employment Agreements or as set forth in

Section 3.10(e) of the Disclosure Schedule. The Company and its Subsidiaries have complied and are in compliance in all material respects with the requirements of COBRA. With respect to the Employee Benefit Plans, all material payments, premiums, contributions, reimbursements for all periods ending prior to or as of the Effective Time shall have been made.

(f) Except as would not be material or as otherwise contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) constitute an event under an Employee Benefit Plan that will or may result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, contractor or director of the Company or any of its Subsidiaries.

(g) The Company and its Subsidiaries have, for purposes of each Employee Benefit Plan, correctly classified those individuals performing services for the Company and its Subsidiaries as common law employees, leased employees, independent contractors or agents to the extent any failure to correctly classify such individuals would result in a material liability to the Company or any of its Subsidiaries.

(h) The amounts owing under the Retention Bonus Plan as of the date hereof and as of the Effective Time are set forth in Section 3.10(h) of the Disclosure Schedule. The account balances under the Deferred Compensation Plan as of the date hereof and as of the Effective time are set forth in Section 3.10(h) of the Disclosure Schedule.

(i) All the Employee Benefit Plans that are primarily subject to the laws of any jurisdictions outside of the United States (collectively, the “Foreign Plans”), which are set forth in Section 3.10(i) to the Disclosure Schedule, have been maintained in compliance in all material respects with all applicable laws (including, if they are intended to qualify for special tax treatment, applicable tax laws).

Section 3.11    Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is party to or bound by a collective bargaining agreement.

(b) Within the past three years, there have been no, nor does the Company have any knowledge of any, strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries that could result in a material liability to the Company or any of its Subsidiaries.

(c) Except as would not reasonably be expected to have a Material Adverse Effect on the Company or as set forth on Section 3.11 of the Disclosure Schedule, there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened, relating to an alleged violation by the Company or any of its Subsidiaries of any law, regulation or ordinance.

(d) With respect to this transaction, any notice required under any law has been or prior to Closing will be given, and all bargaining obligations with any labor union or other employee representative have been or prior to closing will be satisfied. Within the past three years, neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Parent.

Section 3.12    Environmental Matters.

(a) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries are and since January 1, 2005 have been in compliance with all applicable Environmental Laws (as defined in Section 3.12(b)), including, without limitation, having and complying with all permits, licenses and other approvals and authorizations reasonably necessary under applicable Environmental Laws for the operation of their respective businesses as presently conducted, (ii) the Company and its Subsidiaries have not received since January 1, 2005 any written notice alleging any violation of or liability under Environmental Laws which has not been resolved without continuing or future obligations as of the date hereof, (iii) none of the properties owned, leased, or operated by the Company or any of its Subsidiaries contain any Hazardous Substance (as defined in Section 3.12(c)) including without limitation as a result of any activity of the Company or any of its Subsidiaries except as permitted by or in accordance with applicable Environmental Laws, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, or proceedings pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries relating to any violation, or alleged violation, of or liability under any Environmental Law, (v) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has treated, stored, arranged for or permitted the disposal of, handled, released, exposed any Person to, or transported any Hazardous Substance in violation of any applicable Environmental Law or as would reasonably be expected to give rise to remedial obligation or a claim for cleanup costs, personal injury or property damage, including without limitation at or from any properties owned, leased or operated by the Company or any of its Subsidiaries and including without limitation as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries, (vi) none of the products manufactured by the Company or its subsidiaries contain Hazardous Substances in violation of, or not in accordance with, Environmental Law, and (vii) the Company has made available or provided to Buyer all environmental site assessments and environmental compliance documents that are in its possession.

(b) As used herein, “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, common law, license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) pollution, the protection, preservation or restoration of the environment, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect on or prior to the Closing Date.

(c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous under any Environmental Law.

Section 3.13    Affiliate Transactions.    As of the date of this Agreement, there are no, and since January 1, 2005 there have not been any, transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons (as defined in Section 9.13), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. For purposes of this Agreement, the term “Affiliate” when used with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of Affiliate the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Section 3.14    Intellectual Property.

(a) Section 3.14(a) of the Disclosure Schedule lists all of the following that are owned by or filed in the name of the Company or any of its Subsidiaries: all patents and pending patent applications, all trademark registrations and applications, all registered copyrights, and all domain names.

(b) The Company or one of its Subsidiaries owns and possesses all right, title and interest in and to the intellectual property set forth in Section 3.14(a) of the Disclosure Schedule, and, to the Company’s knowledge, owns or uses pursuant to a valid and enforceable license (each such license that is material, a “License,” which Licenses, except for licenses to commercially available information systems software, are set forth in Section 3.14(b) of the Disclosure Schedule), all other material intellectual property used in, or necessary for, the operation of the businesses of the Company, and its Subsidiaries, as currently conducted, free and clear of all Liens, other than as set forth in the agreements set forth in Section 3.14(b) of the Disclosure Schedule. Each item of intellectual property set forth in Section 3.14(a) of the Disclosure Schedule, each item of intellectual property covered by one of the Licenses set forth in Section 3.14(b) of the Disclosure Schedule and each item of material intellectual property owned, licensed or used by the Company or any of its Subsidiaries and not set forth on Section 3.14(a) of the Disclosure Schedule or covered by one of such Licenses, will be owned, licensed or available for use by the Company, and its Subsidiaries, as applicable, immediately following the Closing Date on terms and conditions identical to those applicable to such intellectual property immediately prior to the Closing Date.

(c) The computer software, and computer hardware systems (including without limitation, electronic data processing, information, record keeping, communications, telecommunications, third party software, networks, peripherals and outsourced systems and processes) that are used or relied on by the Company and its Subsidiaries are, to the knowledge of the Company, adequate for the operation of the Company’s and its Subsidiaries’ businesses as currently conducted, and, to the Company’s knowledge, the Company and its Subsidiaries have purchased a sufficient number of license seats for all software used by the Company or any of its Subsidiaries in such operations. All registered intellectual property of the Company and its Subsidiaries is valid and subsisting and in full force and effect and, except as set forth in Section 3.14(c) of the Disclosure Schedule, there is no claim pending, and, in the past two years, no written assertion has been received by the Company or any of its Subsidiaries, challenging the validity or enforceability of the foregoing. Except as set forth in Section 3.14(c) of the Disclosure Schedule, to the Company’s knowledge, (i) neither the Company nor any of its Subsidiaries nor the operation of the Company’s or its Subsidiaries’ respective businesses has infringed, diluted, misappropriated or otherwise violated, or infringes, dilutes, misappropriates or otherwise violates, the intellectual property of any other Person, and neither the Company nor any of its Subsidiaries has received notice of any allegations of the same, within the past two years, or, if received earlier, that have not been resolved as of the date hereof, (ii) no other Person is currently infringing, diluting, misappropriating or otherwise violating any intellectual property of the Company or any of its Subsidiaries, (iii) the Company and its Subsidiaries have taken reasonable actions to maintain and preserve the intellectual property of the Company and its Subsidiaries, (iv) neither the Company nor any of its Subsidiaries has received a written assertion from any current or former employee or independent contractor claiming ownership of any intellectual property that the Company or any of its Subsidiaries purports to own, and (v) no current or former employee or independent contractor has made a material disclosure of any of the Company’s or its Subsidiaries’ confidential information.

Section 3.15    Takeover Statutes.    Massachusetts General Laws Chapter 110D does not apply or purport to apply to the Merger, this Agreement or the transactions contemplated hereby. The Company has taken all action necessary such that the restrictions contained in Section 1 of Massachusetts General Laws Chapter 110F do not apply to the Merger, this Agreement and the transactions contemplated hereby; provided, however, that, for purposes hereof, Parent and Sub hereby specifically represent and warrant to the Company that neither of them is an “interested stockholder” in the Company, as such term is defined in Massachusetts General Laws Chapter 110F. To the knowledge of the Company, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 3.16    Title to Assets.    The Company and its Subsidiaries have legal title to, or a leasehold interest, license or easement in, (x) the Material Leased Properties, (y) the Material Owned Properties, and (z) their personal properties as reflected in the most recent balance sheet included in the Company Financial Statements (except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet), free and clear of all Liens of any nature whatsoever except (a) Liens for current Taxes, payments of which are not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP on the books and records of the Company; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or that are being contested in good faith and by appropriate proceedings; (c) Liens related to zoning, building codes and other land use laws regulating the use or occupancy of owned and leased real property imposed by applicable law, (d) Liens imposed by applicable law (other than Tax law); (e) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (f) Liens claimed or arising under the real property leases of the Company or its Subsidiaries for its retail stores, and (g) such imperfections in title and easements and encumbrances as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company’s or such Subsidiary’s business operations (in the manner presently carried on by the Company or such Subsidiary), and except for such matters which, in each case, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company (collectively, “Permitted Liens”). With respect to the lease agreements for each Material Leased Property, (i) each such lease agreement is legal, valid, binding and enforceable; (ii) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party to each of such lease agreements is in material breach or default under such lease agreement, and no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute a material breach or default, or permit the termination, modification or acceleration of rent under such lease agreement; (iii) neither the Company nor any Subsidiary has leased or otherwise granted to any Person the right to use or occupy all or any portion of such Material Leased Property. Except as described in Section 3.16 of the Disclosure Schedule, neither the Company nor any Subsidiary has leased or otherwise granted to any other Person the right to use or occupy any owned real property of the Company or any Subsidiary. As used herein, “Material Leased Property” and “Material Owned Property” means the Company’s properties set forth on Section 3.16 of the Disclosure Schedule under such respective heading.

Section 3.17    Material Contracts.    All Material Contracts (as defined below) are valid and in full force and effect and enforceable in accordance with their respective terms in all material respects, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles, except to the extent that they have previously expired or otherwise terminated in accordance with their terms. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any counterparty to any such Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract, except in each case for those violations or defaults which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. No Material Contract has been amended or modified prior to the date of this Agreement, except for such amendments or modifications which have been filed or furnished as an exhibit to a subsequently filed or furnished Company SEC Document, or which are not otherwise required to be filed or furnished prior to the date of this Agreement. The Company has made available or provided to Parent complete and correct copies of each Material Contract (other than Material Contracts under subsection (i) below which are no longer in effect). For purposes of this Agreement, the term “Material Contracts” means, (i) “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to which it or its Subsidiaries are a party that were required to be filed with or furnished to the SEC prior to the date of this Agreement, (ii) each Contract to which the Company or any of its Subsidiaries is a party or by which any of them are bound that materially restricts the ability of the Company or any of its Subsidiaries to compete in any business or with any person in any geographical area; (iii) each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any indebtedness of the Company or any of its Subsidiaries, in each case in excess of $5 million, is outstanding or may be incurred (other than trade payables incurred in the ordinary course of business); (iv) each Contract to which the Company or any of its Subsidiaries is a party that by its terms calls for aggregate payments by the Company or any of its Subsidiaries of more than $10 million over the remaining term of such Contract, except for any such Contract that may be canceled without any material penalty or other liability to the Company or any of its Subsidiaries upon notice of 90 days or less; (v) each Contract to which the Company or any of its Subsidiaries is a party for the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $5 million, except for acquisitions of supplies and acquisitions and dispositions of inventory in the ordinary course of business and (vi) each Contract pursuant to which the Company or any of its Subsidiaries licenses or has a right to use the intellectual property of a third party (where such intellectual property is material to the Company or any of its Subsidiaries), or pursuant to which the Company or any of its Subsidiaries licenses any material intellectual property to a third party.

Section 3.18    Opinion of Financial Advisors.    The Company’s financial advisors, Lehman Brothers, Inc. and Peter J. Solomon Company (the “Company Financial Advisors”), have each delivered to the Board of Directors of the Company an opinion (the “Fairness Opinions”), to the effect that, as of the date of this Agreement, the consideration to be received by the holders of shares of Common Stock in the Merger is fair to such holders from a financial point of view.

Section 3.19    Brokers and Finders.    The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the Merger, other than fees payable to the Company Financial Advisors.

Section 3.20    No Other Representations or Warranties.    (a) Except for the representations and warranties contained in this Article III of this Agreement, the schedules and exhibits attached hereto, and the certificates required to be delivered by the Company hereunder, each of Parent and Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company, any of its Subsidiaries or their respective businesses, or with respect to any other information provided to Parent or Sub. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Sub or any other Person resulting from the distribution to Parent and Sub, or use by Parent and Sub of, any such information, including any information, documents, projections, forecasts or other material made available to Parent and Sub in a “data room” or “virtual data room”, confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement.

(b) In connection with the investigation by Parent and Sub of the Company and its Subsidiaries, Parent and Sub have received or may receive from the Company and/or its Subsidiaries certain projections, forward-looking statements and other forecasts and certain business plan information (collectively, the “Projections”). Each of Parent and Sub acknowledges that the Company makes no representation or warranty with respect to such Projections (including the reasonableness of the assumptions underlying such Projections). Parent and Sub acknowledge that there are uncertainties inherent in attempting to make such Projections, that each of Parent and Sub is familiar with such uncertainties, that each of Parent and Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections so furnished to it (including the reasonableness of the assumptions underlying such Projections), and that Parent and Sub shall have no claim against anyone with respect thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1    Organization, Standing and Power.    Each of Parent and Sub is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, would not reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of Parent and Sub or which would prevent or delay materially consummation of the Merger. Prior to the date of this Agreement, Parent has provided to the Company a complete and correct copy of Parent’s and Sub’s organizational documents (which have not been amended since the date on which they were provided to the Company).

Section 4.2    Operations of Parent and Sub.    Each of Parent and Sub has been incorporated (or formed, as the case may be) solely for the purpose of consummating the Merger and the transactions contemplated by this Agreement. Since the date of its incorporation (or formation, as the case may be), neither Parent nor Sub has carried on any business, conducted any operations or incurred any liabilities or obligations, and will not do so, other than the execution of this Agreement or any other agreement, certificate or other delivery contemplated hereby, the performance of its obligations hereunder and matters ancillary thereto. As of the date hereof, Parent and Sub have no Contracts, arrangements or understandings with any Person concerning the contributions to be made to Parent or Sub in connection with the transactions contemplated by this Agreement other than as set forth in the Financing Commitments (as defined in Section 4.5), nor any Contracts, arrangements or understandings with any Person concerning the ownership and operation of Parent, Sub or the Surviving Corporation. All of the outstanding shares of capital stock of Sub have been validly issued, are fully paid and nonassessable and are owned by, and at the Effective Time will be owned by, Parent free and clear of all Liens (except for pledges required in connection with the Financing (as hereinafter defined)).

Section 4.3    Authority; Non-Contravention.    (a) Each of Parent and Sub has the requisite power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Sub and the consummation by Parent and Sub of the Merger and the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of each of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a legal, valid and binding obligation of Parent and Sub enforceable against Parent and Sub in accordance with its terms, except as the enforceability thereof may be limited by creditors’ rights generally or by general principles of equity. No vote or approval of the stockholders of Parent is required in connection with the execution, delivery or performance by Parent and Sub of their obligations hereunder or for the consummation of the Merger.

(b) The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions hereof will not, (i) conflict with, or result in any violation of, the charter, by-laws or other organizational documents of Parent and any of its Subsidiaries, (ii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any Contract to which Parent or any of its Subsidiaries is a party or by which their respective properties and assets are bound, except for any such violation, breach, default or right of termination, cancellation or acceleration or Lien as to which requisite waivers or consents have been obtained or (iii) assuming that the Registrations and Consents set forth in this Section 4.3(b) are duly and timely made or obtained, violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflict, violation, default, termination, cancellation, acceleration or Lien that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Parent and Sub to perform their obligations hereunder or prevent or materially delay the consummation of the Merger or any of the other material transactions contemplated hereby. No Consents of, or Registrations with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act and any conditions that may be imposed by the applicable antitrust regulator to obtain clearance for the Merger, (ii) compliance with the provisions of Exchange Act, and the rules of any national securities exchange, (iii) the filing of the Articles of Merger with the Secretary of State of Massachusetts and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) compliance with foreign laws relating to antitrust and anticompetition clearances or notices, (v) such as may be required in connection with the Taxes described in Section 6.10, (vi) such as may be required by Environmental Laws as described in Section 3.12, and (vii) such other Consents or Registrations the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Parent or Sub to perform their obligations hereunder or prevent or materially delay the consummation of the Merger or any of the material transactions contemplated hereby.

Section 4.4    Proxy Statement.    None of the information supplied or to be supplied in writing by Parent or Sub expressly for inclusion or incorporation by reference in the Proxy Statement at the time of the mailing of the Proxy Statement and any amendments or supplements thereto and at the time of the Stockholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company for inclusion in any of such documents.

Section 4.5    Financing.    (a) Parent has delivered to the Company true and complete copies of (a) an executed commitment letter (the “Equity Commitment Letter”) from the Equity Parties, pursuant to which the Equity Parties have committed to provide equity financing in an aggregate amount of $433,300,000 and (b) an executed commitment letter (the “Debt Commitment Letter”) from Lehman Brothers Commercial Bank and Merrill Lynch Capital Corporation, pursuant to which Lehman Brothers Commercial Bank and Merrill Lynch Capital Corporation have committed to provide debt financing (“Debt Financing”) in an aggregate amount of $1,300,000,000 (the Equity Commitment Letter together with the Debt Commitment Letter, the “Financing Commitments”). Each of the Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent, the Equity Parties and, to the knowledge of Parent and Sub, the lenders party to the Debt Commitment Letter. There are no conditions or other contingencies related to the funding in full of the financings contemplated by the Financing Commitments other than as set forth therein (the “Financing”). As of the date hereof, (i) none of the Financing Commitments has been modified or amended, (ii) no event has occurred which, with or without notice, lapse of time, or both, would constitute a breach by Parent or Sub under any term or condition of any of the Financing Commitments and (iii) to the knowledge of Parent and Sub, the commitments contained in the Financing Commitments have not been withdrawn or rescinded in any material respect. As of the date hereof, Parent and Sub (i) are not aware of any fact or occurrence that makes any of the assumptions in any of the Financing Commitments inaccurate, (ii) have no reason to believe that they will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by them contained in any of the Financing Commitments and (iii) have no reason to believe that the Financing required to consummate the transactions contemplated hereby will not be made available to Parent on the Closing Date. Parent acknowledges that its obligations under this Agreement are not conditioned upon or subject to its receipt of the proceeds made available under the Financing Commitments or any other financing.

(b) As of the Closing Date, Purchaser and Sub will have received, pursuant to the Financing Commitments, sufficient cash to consummate the Merger upon the terms contemplated by this Agreement and to (i) pay the aggregate consideration to which the Securityholders are entitled under Article II, (ii) fund, refinance or prepay any indebtedness or other obligations of the Company or its Subsidiaries as reflected in the latest balance sheet included in the Company Financial Statements which become due or payable by the Company and its Subsidiaries in connection with, or as a result of, the Merger, and (iii) pay all related fees and expenses.

Section 4.6    Litigation.    Except for matters which, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Parent or Sub to perform their obligations hereunder or prevent or materially delay the consummation of the Merger or any of the other material transactions contemplated hereby, neither the Parent nor Sub is subject to any order, writ, judgment, injunction or decree, and there are no civil, criminal, administrative or regulatory actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries.

Section 4.7    Brokers and Finders.    No broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or Sub.

Section 4.8    Ownership of Shares.    As of the date of this Agreement, none of Parent, Sub, any Equity Party or their respective Affiliates owns (beneficially or of record) any shares of Common Stock, and none of Parent, Sub, any Equity Party or their respective Affiliates is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

Section 4.9    Solvency.    As of the Effective Time, assuming satisfaction of the conditions to Parent’s and Sub’s obligations to consummate the Merger and assuming the representations and warranties of the Company set forth herein are true and correct in all material respects, or waiver of such conditions, and after giving effect to all of the transactions contemplated by this Agreement, including without limitation the Financing, any alternative financing, the payment of the aggregate consideration to which the Securityholders are entitled under Article II, any repayment or refinancing of debt contemplated by the Financing Commitments, funding of any obligations of the Company or its Subsidiaries which become due or payable by the Company and its Subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, the Surviving Corporation will be Solvent. For the purposes of this Section 4.9 the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

Section 4.10    Guarantee.    Parent has delivered to the Company the Guarantee pursuant to which, among other things, the Equity Parties have unconditionally agreed to guarantee the obligations of Parent and Sub under this Agreement, subject to the terms and limitations set forth therein. The Guarantee, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the Equity Parties.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1    Conduct of Business by the Company Pending the Merger.    Except as otherwise expressly contemplated by this Agreement or as set forth in the Disclosure Schedule or as required by applicable law and except as contemplated by the Company’s annual or capital budget (including the right to substitute projects of substantially similar characteristics) provided to Parent, during the period from the date of this Agreement to the earlier to occur of (i) the date of the termination of this Agreement, or (ii) the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the regular and ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule or as required by applicable law, and subject to the provisions of Section 6.5 and Article VIII, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed (except with respect to subsections (b) and (h) hereof for which Parent may withhold its consent in its sole and absolute discretion)):

(a) (x) split, combine or reclassify its outstanding shares of capital stock, (y) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any shares of its capital stock, other than (i) dividends and distributions by a Subsidiary of the Company to its parent and (ii) regular cash dividends paid by the Company to its stockholders semi-annually in accordance with its customary practice in an amount not to exceed $0.125 per share of Common Stock per semi-annual payment of such dividends, or (z) repurchase, redeem or otherwise acquire any shares of its capital stock or any other securities convertible into or exchangeable or exercisable for any shares of its capital stock, provided that (A) the Company may acquire Options (including shares used to satisfy the exercise price thereof), Restricted Stock and Performance Shares upon their exercise or settlement and (B) each wholly-owned Subsidiary of the Company may repurchase, redeem or otherwise acquire shares of its capital stock or securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(b) (x) issue, deliver, sell, grant, pledge or dispose of, or authorize or propose to issue, deliver, sell, grant, pledge or dispose of, any shares of its capital stock or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares (other than the issuance of shares of Common Stock pursuant to Options, Restricted Stock and Performance Share Awards outstanding as of the date hereof) and (y) except as contemplated by this Agreement, amend, waive or otherwise modify the terms of any such rights, warrants or options;

(c) amend the Articles of Organization or By-Laws or other organizational documents of the Company or its Subsidiaries;

(d) merge or consolidate with any other Person, except for (i) any such transactions between wholly owned Subsidiaries of the Company or between the Company and any of its wholly owned Subsidiaries, provided that the Company is the surviving entity, and (ii) acquisitions and dispositions permitted by clauses (e) and (f) below, respectively, effected by means of a merger or consolidation involving the Company or any of its Subsidiaries;

(e) make any acquisition or agree to make any acquisition, except for purchases of inventory, raw materials or supplies in the ordinary course of business substantially consistent with past practice, by merger or otherwise, of any business, assets or equity securities involving the payment of consideration in excess of $2,500,000 individually and $7,000,000 in the aggregate (valuing any non-cash consideration at its fair market value as of the date of the agreement of the acquisition);

(f) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets that have a value in excess of $2,500,000 individually and $7,000,000 in the aggregate, except sales of inventory or obsolete assets in the ordinary course of business substantially consistent with past practice;

(g) except in the ordinary course of business and upon terms not materially adverse to the Company and its Subsidiaries with respect to such Material Contract, or as required under the terms of a Material Contract, enter into, amend or otherwise modify in any material respect any Material Contract;

(h) except for borrowings under the existing credit facilities, letters of credit entered into in the ordinary course of business consistent with past practice and trade payables incurred in the ordinary course of business consistent with past practice, (i) create, incur or assume any indebtedness for borrowed money (other than indebtedness in replacement of the existing credit facilities on substantially similar terms and for borrowings not to exceed the maximum borrowings under the existing credit facilities), (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its

Subsidiaries, (iii) guarantee any obligations of another Person (other than the Company or any of its Subsidiaries);

(i) make any loans, advances (other than advances to employees of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other Person other than to any of the Company’s Subsidiaries;

(j) pledge, encumber or otherwise subject to a Lien (other than a Permitted Lien) any material asset or property of the Company or any material portion of the Company’s assets or properties;

(k) except as may be required as a result of a change in regulatory accounting standards and practice or in U.S. GAAP, change any of the accounting principles or practices used by it materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries;

(l) except in the ordinary course of business or as listed in Section 5.1(l) of the Disclosure Schedule, settle or compromise any pending or threatened suit, action or claim, other than settlements or compromises requiring payments by the Company or any of its Subsidiaries of no more than $1,000,000 individually and $5,000,000 in the aggregate;

(m) pay, discharge or satisfy any material claims, liabilities or obligations other than (x) the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or as contemplated by the notes thereto) or incurred in the ordinary course of business substantially consistent with past practice, in all cases not more than $2,500,000 individually and $7,000,000 in the aggregate and (y) payment of Taxes as they become due and payment of trade payables incurred in the ordinary course of business;

(n) except as set forth in Section 5.1(n) of the Disclosure Schedule, terminate, establish, adopt, enter into, make any new grants or awards of stock based compensation or other benefits under, amend or otherwise modify, any Company Stock Plans or Employee Benefit Plans (including the Deferred Compensation Plan and Retention Bonus Plan) or increase the salary, wage, bonus or other compensation of any directors, officers or key employees except (i) increases in base salary in connection with annual performance and salary reviews or upon promotion in the ordinary course of business substantially consistent with past practice; or (ii) to the extent required by the terms of any of the Employee Benefit Plans, Company Stock Plans or Material Employment Agreements existing as of the date of this Agreement;

(o) (x) change its material (A) Tax accounting policies, practices, or (B) annual accounting period or (C) Tax elections, (y) settle any material audits, examinations or litigation with respect to Taxes, except, in each case, as may be required by U.S. GAAP, or (z) file any material amended Tax Return, enter into any closing agreement with respect to material Taxes, or surrender any right to claim a material refund of Taxes; and

(p) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any Subsidiary of the Company;

(q) implement any layoff of employees that would implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended;

(r) make or agree to make any new capital expenditures in excess of 120% of the aggregate amounts reflected in the capital expenditure budgets for the year in which such capital expenditures are made, which budgets have been made available or provided to Parent prior to the date hereof, except for capital expenditures expressly required under the terms of any Material Contract;

(s) except in the ordinary course of business consistent with past practice, transfer, sell, license (except in connection with potential licensing arrangements currently under negotiation with third parties), grant a security interest in, or otherwise encumber, any intellectual property of the Company or any of its Subsidiaries, or abandon or allow to lapse or expire any registration or application for any such intellectual property; or

(t) agree in writing, or otherwise, to take any of the foregoing actions.

Notwithstanding any provision contained in this Agreement, action taken by the Company and its Subsidiaries which is permitted under this Section 5.1 shall not constitute a misrepresentation or breach of warranty or covenant. The Company shall have the right to update the Disclosure Schedule hereto between the date hereof and the Effective Time to reflect actions taken by the Company and its Subsidiaries which are permitted to be taken pursuant to this Section 5.1.

Section 5.2    Control of the Company’s Operations.    Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise complete control of its business and operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1    Company Stockholder Approval; Proxy Statement.    (a) The Company shall take all action reasonably necessary in accordance with the MBCA and its Articles of Organization and By-Laws to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) for the purpose of voting upon the Merger and this Agreement, as soon as reasonably practicable following clearance of the Proxy Statement by the SEC. The Company’s Board of Directors shall recommend to the Company’s stockholders the approval of the Merger and this Agreement and include such recommendation in the Proxy Statement; provided that the Board of Directors may withdraw (or modify in a manner adverse to Parent) its approval and recommendation of this Agreement or the Merger (i) in accordance with the provisions of Section 6.3 or (ii) other than in connection with an Acquisition Proposal, if the Board of Directors shall have determined in good faith (based on the advice of the Company’s outside counsel) that failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Board of Directors under applicable law; provided that notwithstanding any withdrawal, modification or amendment made pursuant to clause (ii) of the foregoing proviso, the Company shall still be required to take all actions required pursuant to this Section 6.1 to prepare and file the Proxy Statement and hold the Stockholder Meeting.

(b) As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file a preliminary Proxy Statement with the SEC; provided, that the parties acknowledge that (i) the Company’s goal is to file the Proxy Statement within 20 business days after the date hereof and (ii) if the Company does not file the Proxy Statement within such period, its senior executives shall discuss the reasons for the failure to meet such goal with the senior executives of Parent and shall seek to file the Proxy Statement as promptly as practicable thereafter, and in any event no later than 45 days following the date hereof. The Company shall use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act. Parent, Sub and their counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC. The Company shall promptly notify Parent and Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and shall provide Parent and Sub with copies of all correspondence between the Company, on the one hand, and the SEC or its staff, on the other hand. Parent and Sub will cooperate with the Company in the preparation of, and will provide the Company with all material information (including information related to Parent, Sub, the Equity Parties, their respective Affiliates and the Financing) within Parent’s control that is required to be included in the Proxy Statement. Each of the Company, Sub and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and cause the Proxy Statement to be cleared by the SEC. As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the holders of shares of Common Stock.

(c) Each of Parent and Sub agrees to advise the Company as promptly as reasonably practicable if at any time prior to the Stockholder Meeting any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Parent and Sub will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent, and its Affiliates, to comply with applicable law after the mailing thereof to the stockholders of the Company.

(d) The Company agrees to advise Parent as promptly as reasonably practicable if at any time prior to the Stockholder Meeting information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect. The Company will as promptly as reasonably practicable furnish such supplemental information as may be necessary in order to cause the Proxy Statement to comply with applicable law after the mailing thereof to the stockholders of the Company.

Section 6.2    Directors’ and Officers’ Indemnification.    (a) Parent shall cause the Surviving Corporation and its Subsidiaries (together with their successors, the “Indemnifying Parties”) to establish and maintain for a period of not less than six years from and after the Effective Time provisions in their articles of organization, by-laws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s former and current officers, directors, employees and agents that are no less favorable to those persons than the provisions of the Articles of Organization, By-Laws and other organizational documents of the Company and its Subsidiaries as in effect as of the date hereof, and such provisions shall not be amended, repealed or otherwise modified in any respect adverse to such former and current officers, directors, employees and agents, except as required by applicable law. Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms each of the covenants contained in this Section 6.2.

(b) In addition to and not in limitation of the terms of Section 6.2(a), from and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless, and provide advancement of expenses to, to the fullest extent permitted under applicable law and without limit as to time, each present and former director, officer and employee of the Company or any of its Subsidiaries (each such director, officer or employee, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) any acts or omissions occurring or alleged to occur prior to the Effective Time in their capacities as officers or directors of the Company or any of its Subsidiaries or taken by them at the request of the Company or any of its Subsidiaries (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or (ii) the adoption and approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement; provided that such Indemnified Party undertakes to repay such amount if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under the MBCA or other applicable law with respect to such proceeding. Notwithstanding anything to the contrary set forth in this Section 6.2(b), an Indemnifying Party (i) shall not be liable for any settlement entered into without its prior written consent (which consent shall not be unreasonably withheld or delayed), and (ii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.2(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Parties of such claim and the relevant facts and circumstances with respect thereto; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify materially prejudices the Indemnifying Parties’ ability to defend such claim, action, suit, proceeding or investigation.

(c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect, without any lapse in coverage, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the directors and officers than the current policies) with respect to matters arising on or before the Effective Time; provided, however, that (i) during this period, Parent shall not be required to procure any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 300% of the current annual premium paid by the Company for its existing coverage (such 300% being referred to as the “Maximum Premium”), and (ii) in lieu of the purchase of such insurance by Parent, the Company, at Parent’s option, may purchase a six-year extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage, and, if Parent is unable to obtain such “tail” insurance for an amount equal to or less than the Maximum Premium, Parent shall be entitled to obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium.

(d) The Surviving Corporation and Parent shall pay all reasonable out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.2.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Articles of Organization or By-Laws or any other organizational documents of the Company or any of its Subsidiaries, the indemnification arrangements in existence as of the date of this Agreement that are filed (or the forms of which are filed) as exhibits to the Company SEC Documents, the MBCA or otherwise. The provisions of this Section 6.2 shall survive the consummation of the Merger and are expressly intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and shall be binding on the Surviving Corporation and its successors and assigns.

Section 6.3    No Solicitation.    (a) Subject to the provisions of Section 6.3(b) , after the date hereof and prior to the Effective Time, the Company agrees that the Company and its Subsidiaries and the Company’s and its Subsidiaries’ respective officers and directors shall not, and that the Company shall not give permission or authorize, and shall use its reasonable best efforts to cause the Company’s and its Subsidiaries’ other employees, investment bankers, attorneys and other advisors or representatives of the Company or its Subsidiaries, not to, (i) solicit, knowingly encourage or initiate, or take any other action to knowingly facilitate, any proposal or offer which would reasonably be expected to lead to a merger, acquisition, recapitalization, consolidation, tender offer, exchange offer or similar transaction involving, or any proposal or offer to purchase or acquire in any manner (A) assets representing 30% or more of the assets of the Company and its Subsidiaries, taken as a whole, or (B) an equity interest in 30% or more of the voting securities of the Company or of any of its Subsidiaries if such Subsidiaries own directly or indirectly 30% or more of the assets referred to in clause A (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), other than the transactions contemplated by this Agreement, or (ii) enter into, participate, continue or otherwise engage in discussions or negotiations with, or provide any non-public information to any Person (other than Parent, Sub and their representatives) with respect to any inquiries regarding, or the making of, an Acquisition Proposal, or (iii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to an Acquisition Proposal. If the Company becomes aware of a violation of any standstill or confidentiality agreement that the Company has entered into since July 1, 2006 in connection with such Person’s (other than Parent and Sub) consideration of a possible acquisition of the Company, the Company agrees to use its reasonable best efforts to enforce the terms of such standstill or confidentiality agreement. The Company will request that each Person who has executed a confidentiality agreement since July 1, 2006 with the Company or its Affiliates in connection with that Person’s consideration of the possible acquisition of the Company return or destroy all non public information furnished to that Person by or on behalf of the Company.

(b) Notwithstanding anything in this Agreement to the contrary, prior to (but not after) the receipt of Stockholder Approval, the Company may (A) provide information in response to a request by a Person who has made a bona fide written Acquisition Proposal that was not initiated or solicited in violation of Section 6.3(a) if the Company receives from the Person so requesting the information an executed confidentiality agreement no more favorable in any material respect to such Person than the Confidentiality Agreement (as defined in Section 6.4) is to Parent and the Company concurrently discloses or makes available to Parent the same information provided to such Person; and/or (B) engage in discussions or negotiations with any Person who has made a bona fide written Acquisition Proposal that was not initiated or solicited in violation of Section 6.3(a), if, in each case, the Board of Directors of the Company (1) determines in good faith (after consultation with outside legal counsel) that failure to take this action would reasonably be expected to result in a breach of its fiduciary duties under applicable law and (2) determines in good faith that the Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal. As used in this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal (for this purpose substituting “more than 50%” for each reference to 30% in the definition of “Acquisition Proposal”) in writing that the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) (i) is reasonably expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and (ii) if consummated, would result in a transaction more favorable to the stockholders of the Company from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by this Agreement agreed to by Parent pursuant to Section 6.3(c)).

(c) The Company shall notify Parent orally and in writing within three business days after receipt of any Acquisition Proposal or of any request made to the Company for information or inquiry regarding or relating to an Acquisition Proposal. The written notice shall include the material terms and conditions of the Acquisition Proposal and the name of the party making the Acquisition Proposal, and the Company shall keep Parent reasonably informed of any material changes with respect to such Acquisition Proposal. The Company shall promptly notify Parent upon determination by the Board of Directors of the Company that an Acquisition Proposal is a Superior Proposal. At any time prior to receipt of Stockholder Approval, if the Board of Directors of the Company (after consultation with the Company’s financial advisor and outside counsel) determines in good faith that any Acquisition Proposal which was not solicited in violation of Section 6.3(a) constitutes a Superior Proposal and (after consultation with the Company’s outside counsel) the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to the Company’s stockholders under applicable laws, the Board of Directors of the Company may: (A) withdraw or modify its approval or recommendation of the Merger and this Agreement, (B) approve or recommend such Superior Proposal, (C) cause the Company or any of the Company Subsidiaries to enter into a binding written agreement with respect to, and containing the terms of, such Superior Proposal (a “Superior Proposal Agreement”) and (D) terminate this Agreement in accordance with, and after complying with all of the provisions of, Section 8.1(f); provided, however, the Company shall not exercise its right to terminate this Agreement pursuant to Section 8.1(f) hereof or enter into a Superior Proposal Agreement until after the third business day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, attaching the most recent draft of any written agreement with respect to, and containing the terms of, such Superior Proposal, and stating that the Board of Directors of the Company intends to exercise its right to terminate this Agreement pursuant to Section 8.1(f). The Company agrees that during the three-business day period specified in the preceding sentence, Parent will be permitted to propose to the Company revisions to the terms of the transactions contemplated by this Agreement, and the Company and its representatives will, if requested by Parent, negotiate in good faith with Parent and its representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. If, following this three Business Day period, the Board of Directors of the Company again determines in good faith (after consultation with the Company’s financial advisor and outside counsel) that such Acquisition Proposal remains a Superior Proposal and (after consultation with the Company’s outside counsel) the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to the Company’s stockholders under applicable laws, the Company may enter into a Superior Proposal Agreement, but not prior to such time as the Company has provided Parent with written notice that the Company has elected to terminate this Agreement pursuant to Section 8.1(f) and otherwise complied with the Company’s obligations pursuant to Section 6.7(b).

(d) Nothing contained in this Section 6.3 shall prohibit the Company or its Board of Directors from (i) taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) from making such disclosure to the Company’s stockholders which, in the judgment of the Board of Directors of the Company after receiving advice of outside counsel, may be required under applicable law (it being understood, however, that this clause (ii) shall not be deemed to permit the Board of Directors of the Company to modify or withdraw its recommendation of this Agreement or the Merger, in each case except to the extent permitted by Section 6.1 or Section 6.3(c)).

Section 6.4    Access to Information; Confidentiality.    Subject to restrictions of applicable law (including antitrust laws), the Company shall, and shall cause each of its Subsidiaries to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, upon reasonable notice, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, personnel, books, contracts, commitments and records (including Tax records) and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that such investigation or access shall not unreasonably disrupt the Company’s operations. Notwithstanding anything to the contrary in this Section, the Company shall not be required to provide any information which it reasonably believes (based on the advice of outside legal counsel) it may not provide Parent or Sub by reason of applicable law (including antitrust laws), rules or regulations, which constitutes information protected by attorney/client privilege or which the Company or any Subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties. All information exchanged between the parties pursuant to this Section 6.4 or otherwise in connection with or in contemplation of the transaction contemplated by this Agreement shall be subject to the confidentiality agreement between the Company and Madison Dearborn Partners, LLC, dated August 10, 2006 (the “Confidentiality Agreement”).

Section 6.5    Reasonable Best Efforts; Notification.    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including (i) the obtaining of all Consents and the making of all Registrations specified in Sections 3.3(c) and 4.3(b) and the taking of all reasonable steps as may be necessary to obtain such Consents and to make such Registrations, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement; provided, however, that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company expressly permitted under Section 6.3. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be obligated to prepay or redeem debt (or notes), amend or waive the provisions of any Contract, or to pay any consent or similar fees or payments unless such action is conditioned upon the consummation of the Merger. Without limiting the foregoing, Parent and its Subsidiaries shall not take or agree to take any action with respect to any acquisition of businesses or assets which would reasonably be expected to delay or prevent consummation of the Merger.

(b) Each of Parent and the Company undertakes and agrees to file as soon as practicable, and in any event prior to seven days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”). Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Parent shall commit to take all steps which it is capable of taking to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity with respect to the Merger so as to enable the consummation thereof as promptly as reasonably practicable and shall defend through litigation on the merits any claim asserted in any court by any party, including appeals. Without limiting the foregoing, Parent shall propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries or otherwise commit to take any action which it is capable of taking, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the consummation of the Merger. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its Subsidiaries, provided that any such action shall be conditioned upon the consummation of the Merger and the transactions contemplated hereby. Each party shall (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

(c) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable that are within Parent’s and Sub’s control to (i) maintain in effect the Financing Commitments and to satisfy on a timely basis all the conditions to obtaining the Financing set forth therein (including by consummating the equity financing pursuant to the terms and conditions of the Equity Commitment Letter), (ii) enter into definitive financing agreements with respect to the Debt Financing as contemplated by the Debt Commitment Letter (the “Financing Agreements”), so that the Financing Agreements are in effect at or prior to Closing and (iii) consummate the Financing at or prior to Closing. Parent and Sub shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Financing Commitments without first consulting with the Company, and will obtain the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed) prior to agreeing to any such amendment, modification or waiver that would materially increase the likelihood that the conditions to funding would not be satisfied. Parent and Sub will give the Company prompt notice of any material breaches by any party of the Financing Commitments or any termination of the Financing Commitments. Parent shall keep the Company informed of the status of the financing process relating thereto and shall provide from time to time, such information as the Company may reasonably request in respect thereof. The Company shall provide all reasonable cooperation as may be reasonably requested by Parent in connection with the Debt Financing or any substitute or replacement debt financing, including (i) upon reasonable advance notice by Parent, participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (ii) using reasonable best efforts to furnish to Parent business projections, audited financial statements, unaudited financial statements (which shall have been reviewed by Accountants as provided in SAS No. 100 (subject to exceptions customary for a Rule 144A offering), pro forma statements and other financial data and pertinent information about the Company and its Subsidiaries, in each case of the type and form customarily included in offering memoranda, private placement memoranda, prospectuses and similar documents, including, to the extent available, unaudited financial information relating to sales, EBITDA and comparable store sales and, to the extent such information would be available at the time requested, unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for the 52 weeks and 13 weeks ended December 30, 2006 (collectively, the “Required Financial Information”), which Required Financial Information shall be Compliant, (iii) reasonably facilitating the pledging of collateral, effective at the Effective Time, (iv) the execution and delivery of loan agreements and related documents, effective at the Effective Time, (v) using reasonable best efforts to obtain the written consent of the independent accountants for the Company (“Accountants”) to permit the use of the Company’s audited financial statements and the Accountant’s audit report thereon and the Accountant’s report on the Company’s internal control over financial reporting in connection with the Financing, including any registration statement filed in connection therewith, and using reasonable best efforts to cause the Accountants to provide a customary comfort letter (including customary “negative assurances”) in accordance with SAS 72 (subject to any requirements set forth in SAS 72) for any such offering, which comfort letter shall be reasonably satisfactory to Parent’s lenders, (vi) executing any reasonably necessary management representation letters to the Accountants to issue reports with respect to the financial statements to be included in any offering documents and in any updated filings or amendments thereto, (vii) using reasonable best efforts to cause the current outside legal counsel for the Company to deliver a legal opinion at the Closing with respect to such matters concerning the Company and its subsidiaries as are customary for such transactions, which legal opinion shall be reasonably satisfactory to Parent’s lenders and (viii) allowing Parent and its lender’s representatives such access as may be reasonably necessary for their due diligence, including without limitation by letting such lender’s representatives inspect the Company’s records and premises and to consult with the Company’s officers, employees, attorneys, and agents with financial and operating data and other information with respect to the Company such lenders reasonably request; provided that, the Company shall not be required to provide any such assistance which would interfere unreasonably with the ongoing business or operations of the Company and its Subsidiaries and provided, further that, without the Company’s consent, which shall not unreasonably be withheld, in no event shall any property level due diligence involve environmental tests or assessments more intrusive to such properties than those tests and assessments necessary to prepare Phase I reports. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out of pocket third party costs incurred by the Company or any of its Subsidiaries in connection with such cooperation. Parent and Sub shall, on a joint and several basis, indemnify and hold harmless, the Company, its Subsidiaries, and their directors, officers, employees and representatives for and against any losses, damages and claims which any of them may suffer resulting from or arising out of the arrangement of the Debt Financing and any information used in connection therewith (other than information provided by the Company or its Subsidiaries) and this sentence is intended to be for the benefit of, and will be enforceable by, each such director, officer, employee and representative and their respective heirs. In connection with any of the foregoing, none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee, reimburse the expenses of any party, or incur any other liability prior to the Effective Time. As used in this Section 6.5(c), “Compliant” means that such Required Financial Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X and is of the type and form customarily included in private placements under Rule 144A of the Securities Act at the time during the Company’s fiscal year such offering will be made. For purposes of this Agreement, “Marketing Period” shall mean the first period of thirty (30) consecutive days, commencing not earlier than January 3, 2007, throughout which all conditions to Closing set forth in Sections 7.1 and 7.2 (other than conditions that, by their own terms, cannot be satisfied until the Closing) shall be and remain satisfied and throughout which Parent and Sub have the Compliant Required Financial Information; provided, however, if the Required Financial Information that is available to Parent and Sub on the first day of such Marketing Period would be “stale” on any day during such Marketing Period if a registration statement using such financial statements were to be filed with the SEC on such date, then a new 30-day period shall commence (for purposes of the foregoing, “stale” means that if a registration statement using the Required Financial Information were to be filed by the Company, such registration statement would be required to include audited financial statements for the year ended December 30, 2006); and provided further, however, without limiting the preceding proviso, if on any day during such Marketing Period, the Accountants conclude that it is not possible to deliver a customary comfort letter (including customary “negative assurances”) until such time as the Company issues its audited financial statements for the year ended December 30, 2006, notwithstanding that the Required Financial Information is not “stale”, then a new 30-day period shall commence on the earlier of (i) the 17th day thereafter and (ii) the date the audited financial statements are provided to Parent.

(d) If, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations under Section 6.5(c), any of the Debt Commitment Letter or the Debt Financing Agreements expire or are terminated prior to the Closing, in whole or in part, for any reason, Parent shall (i) promptly notify the Company of such expiration or termination and the reasons therefor and (ii) use its reasonable best efforts promptly to arrange for alternative debt financing to replace the financing contemplated by such expired or terminated commitments or agreements on terms not materially less beneficial to Parent or the Company and in an amount sufficient to consummate the transactions contemplated by this Agreement on the date upon which the Closing Date is contemplated to occur in accordance with Section 1.2.

Section 6.6    Benefit Plans.    (a) For the period beginning on the Effective Time and ending not less than two years following the Effective Time, Parent agrees to cause the Surviving Corporation (i) to at least maintain (x) the base salary or base wages of the current employees of the Company and its Subsidiaries and (y) the Employee Benefit Plans and Foreign Plans (other than equity-based plans) in effect on the date of this Agreement or (ii) to provide base salary or base wages and employee benefits (other than equity-based plans) to each current employee of the Company and its Subsidiaries that, taken as a whole, are not materially less favorable in the aggregate to each such employee than those benefits in effect for each such employee on the date of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Parent, the Surviving Corporation, or any of their Affiliates (including, for the avoidance of doubt, the Company and its Subsidiaries) from terminating the employment of any employee at any time and for any or no reason.

(b) In addition to the agreement set forth in Section 6.6(a), for the period beginning on the Effective Time, Parent shall cause the Company or the Surviving Corporation, as applicable, to honor the obligations of the Company and its Subsidiaries under the Employee Benefit Plans and the Material Employment Agreements in accordance with their respective terms (as in effect on the date of this Agreement), and the Company or the Surviving Corporation, as applicable, shall perform the obligations of the Company and its Subsidiaries under such Employee Benefit Plans and Material Employment Agreements provided to Parent, including, without limitation, the Company’s severance, retention, change in control and bonus plans and policies. In addition, each of Parent and the Surviving Corporation shall assume the obligations of the Company under all existing indemnification agreements in existence as of the date of this Agreement that are filed (or the forms of which are filed) as exhibits to the Company SEC Documents.

(c) Parent and the Company each hereby acknowledge and agree that, with respect to each of the executives listed in Section 6.6(c) of the Disclosure Schedule, the consummation of the Merger will be a “Change of Control” or a “Change in Control” as such terms are defined in the executives’ agreements with the Company.

(d) To the extent that employees of the Company and its Subsidiaries become eligible to participate in any employee benefit plan, program or arrangement maintained by Parent or any of its Subsidiaries (including any severance plan, but other than any equity-based plan, program or arrangement), then only for purposes of determining eligibility to participate and vesting and levels of benefits under severance and vacation policies, service with the Company or any of its Subsidiaries prior to the Effective Time recognized under an analogous Employee Benefit Plan shall be treated as service with Parent or any of its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits. In addition, Parent shall take such action as may be reasonably necessary so that, in the plan year in which the Effective Time occurs, all such plans shall waive any pre-existing conditions, actively-at-work exclusions and waiting periods with respect to participation by and coverage of such employees to the extent waived or satisfied under an analogous Employee Benefit Plan as of the Effective Time (except to the extent that such pre-existing conditions, actively-at-work exclusions and waiting periods would not have been satisfied or waived under the comparable Employee Benefit Plans immediately prior to the Effective Time.) and shall provide that any expenses, co-payments, and deductibles paid or incurred on or before the Effective Time by or on behalf of any such employees shall be taken into account under applicable Parent benefit plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

(e) Parent shall, or shall cause the Surviving Corporation to, pay to each employee of the Company or any of its Subsidiaries who is terminated “without cause” (as such term is defined in the relevant Employee Benefit Plans) during the fiscal year in which the Effective Time occurs, a bonus for the fiscal year of such termination, under the applicable annual cash bonus plan of the Company or its Subsidiaries (all such plans, collectively, the “Bonus Plans”) in an amount not less than the bonus to which such employee would have been entitled under such Bonus Plan as in effect immediately prior to the Effective Time in accordance with the terms of such Bonus Plan, assuming satisfaction of all applicable performance at the “target,” “satisfactory,” “acceptable,” or other similar level multiplied by a fraction, the numerator of which is the number of days elapsed from January 1 of the year of termination through the date of termination and the denominator of which is 365, and deeming to be satisfied all other terms of conditions of such plan (including, without limitation, any requirement of continued employment). Such payment shall be made at or as soon as practicable after the date of termination, except to the extent required to comply with Section 409A of the Code. In addition, to the extent not inconsistent with the preceding two sentences, Parent shall, or shall cause the Surviving Corporation to, (i) retain the Bonus Plans in accordance with their terms as in effect immediately prior to the Effective Time for the entirety of fiscal year in which the Effective Time occurs and (ii) for such fiscal year administer the Bonus Plans (including the making of bonus determinations thereunder) in a manner materially consistent with the Company’s historical practice.

(f) To the extent the Company has not done so prior to the Effective Time, Parent shall cause the Company or the Surviving Corporation, as applicable, to (i) make a matching contribution on behalf of each participant in the Company’s 401(k) and Profit Sharing Plan (the “401(k) Plan”) who, under the terms of the 401(k) Plan, is eligible to receive a matching contribution in respect of 2006, in an amount set forth in Section 6.6(f)(i) of the Disclosure Schedule; (ii) make a matching contribution on behalf of each participant in the Deferred Compensation Plan who, under the terms of the Deferred Compensation Plan, is eligible to receive a matching contribution in respect of 2006, in an amount required by the terms of the Deferred Compensation Plan as in effect on the date hereof; and (iii) fund the bonus pool under the Company’s Management Incentive Plans at the 2006 “Target” level, from which the Company’s Chief Executive Officer will make individual bonus payments, in the case of (i), (ii) and (iii) which payments will be made at the time set forth in the applicable plan.

(g) Except to the extent inconsistent with Section 2.9 and 6.6(f), nothing in this Section 6.6 or any other provision of this Agreement shall be construed to modify, amend, or establish any benefit plan, program or arrangement or in any way affect the ability of the parties hereto or any other Person to modify, amend or terminate any of its benefit plans, programs or arrangements. This Section 6.6 is not intended to, and shall not be construed to, confer upon any Person other than the parties to this Agreement any rights or remedies hereunder.

Section 6.7    Fees and Expenses.    (a) Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the filing fees required to be paid in connection with the filing of the Notification and Report Form under the HSR Act and the costs and expenses incurred in connection with the printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company, except in the event this Agreement is terminated by the Company pursuant to Section 8.1(f) or Parent pursuant to Sections 8.1(c) or 8.1(d), in which case the costs and expenses incurred in connection with the printing and mailing of the Proxy Statement shall be paid entirely by the Company (and any amounts previously paid by Parent shall be promptly reimbursed by the Company).

(b) Subject to Section 6.7(d), the Company agrees to pay to Madison Dearborn Partners V-B, L.P., a Delaware limited partnership, a fee equal to FIFTY SIX MILLION FIVE HUNDRED FORTY-EIGHT THOUSAND DOLLARS ($56,548,000) if:

(i) this Agreement is terminated by Parent pursuant to Section 8.1(d) (in which case, the fee shall be payable within two business days after such termination);

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(f) (in which case, the fee shall be payable at the time of termination); or

(iii) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), and, in all such cases, prior to the Stockholder Meeting but after the date hereof, an Acquisition Proposal (which, for purposes of this Section 6.7(b)(iii), shall have the meaning set forth in the definition of Acquisition Proposal contained in Section 6.3(a), except that all references to 30% shall be deemed references to “more than 50%”) for the Company shall have been made (other than by Parent or its Affiliates) and within twelve months after such termination either the Company has entered into a definitive agreement relating to an Acquisition Proposal for the Company or a transaction contemplated by an Acquisition Proposal for the Company has been consummated; provided further, that in the case of a termination pursuant to Section 8.1(b)(i), such Acquisition Proposal shall have been made known to the Company, and in the case of a termination pursuant to Section 8.1(b)(iii), such Acquisition Proposal shall have been made directly to the holders of Common Stock or shall otherwise have become publicly known and shall not have been publicly withdrawn at least 3 business days prior to the Stockholders Meeting (in which case, the fee shall be payable within two business days after such event).

(c) The fee payable pursuant to Section 6.7(b) shall be made by wire transfer of same day funds. The Company acknowledges that the agreements contained in Section 6.7(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 6.7(b), and, in order to obtain such payment, Parent or Sub takes action to collect such payment, including without limitation commencing a suit which results in a binding nonappealable judgment rendered by a court of competent jurisdiction or otherwise seeks enforcement against the Company for the fee set forth in Section 6.7(b), the Company shall pay to Parent or Sub its costs and expenses (including attorneys’ fees) in connection with such suit or action.

(d) Parent agrees that the payment provided for in Section 6.7(b) shall be the sole and exclusive remedy of Parent upon termination of this Agreement under circumstances giving rise to an obligation (or potential obligation) of the Company to pay the amounts set forth in Section 6.7(b) and such remedy shall be limited to the aggregate of the sums stipulated in such Section 6.7(b). In no event shall the Company be required to pay more than one termination fee pursuant to Section 6.7(b).

(e) Subject to Section 6.7(g), if this Agreement is properly terminated by the Company pursuant to Section 8.1(g) as a result of a failure by Parent to effect the Closing and deposit the Closing Funds, and such failure by Parent results because Parent has not received the proceeds of the Debt Financing or any alternative debt financing (a “Financing Failure”), Parent agrees to pay the Company a fee equal to FIFTY SIX MILLION FIVE HUNDRED FORTY-EIGHT THOUSAND DOLLARS ($56,548,000) (“Parent Termination Fee”) (in which case, the fee shall be payable within two business days after such termination by wire transfer of same day funds).

(f) Parent acknowledges that the agreements contained in Section 6.7(e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to promptly pay the amount due pursuant to Section 6.7(e), and, in order to obtain such payment, the Company takes action to collect such payment, including without limitation commencing a suit which results in a binding nonappealable judgment rendered by a court of competent jurisdiction or otherwise seeks enforcement against Parent for the fee set forth in Section 6.7(e), Parent shall pay to the Company its costs and expenses (including attorneys’ fees) in connection with such suit or action.

(g) Notwithstanding anything to the contrary in this Agreement, (i) in the event that Parent becomes obligated to pay the Parent Termination Fee because of a breach by Parent of its obligation under Section 2.2 and Section 2.7 to effect the Closing and deposit the Closing Funds as a result of a Financing Failure, and Parent is not otherwise in breach of any provision of this Agreement such that the conditions set forth in Section 7.3 would otherwise be satisfied (any such event, a “Non-Breach Financing Failure”), the Company agrees that its right to receive the Parent Termination Fee upon termination of this Agreement pursuant to Section 8.1(g) or the guarantee thereof pursuant to the Guarantee shall be its sole and exclusive remedy against Parent, Sub or any of their respective former, current or future stockholders, partners, members, directors, officers, employees, Affiliates or agents (each a “Identified Person”) for any loss or damage suffered as a result of the failure of the transactions contemplated hereby to be consummated or the breach of any representation, warranty or covenant of Parent or Sub hereunder, and upon payment of the Parent Termination Fee in accordance with Section 6.7(e) none of Parent, Sub or any of their respective Identified Persons shall have any further liability or obligation to the Company or any other Person relating to or arising out of this Agreement or the transactions contemplated hereby, and (ii) whether or not this Agreement shall have been terminated, in no event shall any of Parent, Sub or any of their respective Identified Persons be subject to any liability in excess of ONE HUNDRED THIRTEEN MILLION AND NINETY-SIX THOUSAND DOLLARS ($113,096,000) in the aggregate (including any Parent Termination Fee) for all losses or damages relating to or arising out of this Agreement or the Equity Commitment Letter or the transactions contemplated hereby and thereby, including breaches by Parent or Sub of any representations, warranties, covenants and agreements contained herein or therein or arising from any other claim or cause of action.

Section 6.8    Public Announcements.    Parent and Sub, on the one hand, and the Company, on the other hand, shall use reasonable best efforts to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement and, unless it has made reasonable best efforts to do the foregoing, shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 6.9    Sub.    Parent will take all action necessary (a) to cause Sub to perform its obligations under this Agreement to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.

Section 6.10    Transfer Taxes.    Parent shall assume liability for and pay all sales, use, transfer, real property transfer, documentary, recording, stock transfer and similar transfer Taxes and fees, and any deficiency, interest or penalty asserted with respect thereof (collectively, “Transfer Taxes”) arising out of or in connection with the transactions effected pursuant to this Agreement. For the avoidance of doubt, Parent shall not be required to assume liability for or pay any income or gains Tax of any Securityholder or any deficiency, interest or penalty asserted with respect to or as a result of any such income or gains Tax. The Company shall cooperate with Parent as to the filing of all necessary documentation and Tax Returns with respect to such Transfer Taxes.

Section 6.11    Stockholder Litigation.    Subject to a customary joint defense agreement, the Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, provided, however, nothing herein shall require either party to take any action that its counsel reasonably concludes would jeopardize the work product privilege or the attorney-client privilege. The Company shall not enter into any settlement of such litigation without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

Section 6.12    Corporate Headquarters.    The Surviving Corporation shall, for a period of at least five years following the Merger, maintain its corporate headquarters in South Deerfield, Massachusetts, unless the Surviving Corporation’s executive officers agree to move the corporate headquarters prior to such time.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the holders of shares of Common Stock in accordance with the MBCA (the “Stockholder Approval”).

(b) No Injunctions or Restraints. No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing, or rendering illegal, the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order, to have any such order or injunction lifted or withdrawn, and to appeal as promptly as practicable any such injunction or other order that may be entered.

(c) The waiting period under the HSR Act applicable to the Merger shall have expired or been terminated.

Section 7.2    Additional Conditions to Obligations of Parent and Sub.    The obligation of Parent and Sub to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding any limitation as to “materiality” or “Material Adverse Effect on the Company” set forth therein) on the date of this Agreement and at the Closing (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date), except where the failure of the representations and warranties to so be true and correct has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; provided, however, notwithstanding the foregoing, the representations and warranties contained in Sections 3.2(a) and 3.3(a) shall be true and correct in all material respects. Parent shall have received a certificate to such effect signed on behalf of the Company by an executive officer of the Company.

(b) Performance of Obligations. The Company shall have performed or complied with, in all material respects, all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Resignations. Except as otherwise specified in writing by Parent to the Company, Parent shall have received the resignations of all of the directors of the Company, effective as of the Effective Time.

Section 7.3    Additional Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties; Agreements and Covenants. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects (disregarding any limitation as to “materiality” set forth therein) on the date of this Agreement and at the Closing (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of that date). The Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub to such effect.

(b) Performance of Obligations. Parent and Sub shall have performed or complied with, in all material respects, all obligations and covenants required to be performed or complied with by them under this Agreement at or prior to Closing, and the Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub to such effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Effective Time shall not have occurred on or before April 24, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date, including the failure of the Company to take all action reasonably necessary to call and hold the Stockholder Meeting in accordance with Section 6.1, and the failure of Parent to use its reasonable best efforts to obtain the Financing in accordance with Sections 6.5(c) and (d);

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable and would result in a failure to satisfy the condition set forth in Section 7.1(b) of this Agreement, provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party’s obligations set forth in Section 6.5) has been the principal cause of, or resulted in, such action; or

(iii) if, upon a vote at a duly held Stockholder Meeting (including any adjournment or postponement thereof) to obtain the Stockholder Approval in accordance with this Agreement, the Stockholder Approval is not obtained;

(c) by Parent, if the Company breaches or fails to perform any of its representations, warranties, covenants or obligations contained in this Agreement, in any case, as a result of which a condition set forth in Section 7.2(a) or 7.2(b) is incapable of being satisfied as of the Termination Date and, in any such case, such breach (if curable) has not been cured within 30 days after notice to the Company or waived by the Parent (provided that Parent or Sub is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(d) by Parent:

(i) if prior to the receipt of the Stockholder Approval, the Board of Directors of the Company publicly withdraws its approval or recommendation of this Agreement or the Merger or recommends to the stockholders of the Company any Acquisition Proposal other than the Merger;

(ii) if the Company shall have entered into a definitive agreement for a Superior Proposal.

(e) by the Company, if Parent or Sub breaches or fails to perform any of its representations, warranties, covenants or obligations contained in this Agreement, in any case, as a result of which a condition set forth in Section 7.3(a) or 7.3(b) is incapable of being satisfied as of the Termination Date and, in any such case, such breach (if curable) has not been cured within 30 days after notice to Parent or waived by the Company (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(f) subject to the Company’s and its Subsidiaries compliance with the provisions of Section 6.3 and 6.7(b), by the Company prior to the receipt of the Stockholder Approval in order to enter into a definitive agreement for a Superior Proposal; or

(g) by the Company if (i) all of the conditions set forth in Section 7.1 have been satisfied and the conditions set forth in Section 7.2(a) and 7.2(b) would be then capable of being satisfied at a Closing and (ii) on or after the last day of the Marketing Period Parent has failed to effect the Closing and deposit cash in an aggregate amount equal to the Closing Funds under Article II.

Section 8.2    Effect of Termination.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the indemnity contained in Section 6.5(c), obligations under the Confidentiality Agreement, Section 6.7, this Section 8.2 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from a fraud or a willful and intentional breach by a party of any representation, warranty or covenant set forth in this Agreement.

Section 8.3    Amendment.    This Agreement may be amended by the parties at any time before or after receipt of the Stockholder Approval; provided, however, that after receipt of the Stockholder Approval, there shall be made no amendment that by applicable law requires further approval by the stockholders of the Company without the further approval of such stockholders; and provided, further, that after this Agreement is adopted by the Company’s stockholders, no such amendment or modification shall be made that reduces the amount or changes the form of Merger Consideration or otherwise materially and adversely affects the rights of the Company’s stockholders hereunder, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.4    Extension; Waiver.    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement (provided, that a waiver must be in writing and signed by the party against whom the waiver is to be effective). Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No provision of this Agreement requiring any party to use reasonable best efforts or to act in good faith in any context shall be interpreted to require a party, as part of such party’s duty to use reasonable best efforts or to act in good faith in the context in question, to waive any condition to the obligations of such party hereunder or to refrain from exercising any right or power such party may have hereunder.

Section 8.5    Procedure for Termination, Amendment, Extension or Waiver.    A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section 8.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Non-Survival of Representations, Warranties and Agreements.    All representations and warranties set forth in this Agreement shall terminate at the Effective Time.

Section 9.2    Notices.    Except for notices that are specifically required to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered in person or by facsimile (upon confirmation of receipt), (b) on the first business day following the date of dispatch, if delivered by a recognized overnight courier service (upon proof of delivery) or (c) on the seventh business day following the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, addressed as follows :

If to the Company:

The Yankee Candle Company, Inc.

16 Yankee Candle Way

South Deerfield, MA 01373

Attention: James A. Perley, Esq.

Telephone: (413) 665-8306

Facsimile: (413) 665-9147

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004-1980

Attention:	Lois F. Herzeca, Esq.
Facsimile:	(212) 859-4000
Telephone:	(212) 859-8000

If to Parent or Sub:

c/o Madison Dearborn Partners, LLC

Three First National Plaza

38th Floor

Chicago, Illinois 60602

Attention:	Robin P. Selati
George Peinado
Facsimile:	(312) 895-1056
Telephone:	(312) 895-1000

with a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attention:	Edward T. Swan, P.C.
Michael D. Paley
Facsimile:	(312) 861 2200
Telephone:	(312) 861 2000

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

Section 9.3    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and, subject to Section 6.7(g) and the provisions of the Guarantee, to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. For the avoidance of doubt, the parties agree that in the event of a Non-Breach Financing Failure, the Company’s sole and exclusive remedy shall be the payment of the Parent Termination Fee.

Section 9.4    Assignment; Binding Effect.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed); provided that Parent shall have the right to assign all or any portion of its rights and obligations under this Agreement to (i) an affiliate of Parent that is controlled by one or more of the Equity Parties (including any such affiliate which may be organized subsequent to the date hereof), (ii) from and after the Effective Time, in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Company, or (iii) from and after the Effective Time, to any lender providing financing to Parent or the Company or any of their Affiliates, for collateral security purposes, and any such lender may exercise all of the rights and remedies of Parent hereunder, provided that no such assignment shall in any manner limit or impair Parent’s obligations hereunder or release Parent from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.5    Entire Agreement.    This Agreement, the Disclosure Schedule, the agreements contemplated hereby and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

Section 9.6    Governing Law.    (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE MERGER WILL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of New York or of any New York state court in the event any dispute arises out of this agreement or the transactions contemplated by this agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this agreement or the transactions contemplated by this agreement in any court other than a court of the United States located in the State of New York or a New York state court.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.7    Counterparts.    This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

Section 9.8    Headings and Table of Contents.    Headings of the Articles and Sections of this Agreement, the Table of Contents, and the Index of Definitions are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. The phrases “made available to the Parent” or “furnished to the Parent” or similar phrases as used in this Agreement mean that true and complete copies of the subject documents were posted to the “Project Yosemite” data room at www.intralinks.com on or prior to, and remain accessible to the Parent on, the date that is one day prior to the date of this Agreement.

Section 9.9    No Third Party Beneficiaries.    Except as provided in Section 2.2(c) (Exchange of Certificates – Exchange Procedures), Section 6.2(e) (Directors’ and Officers’ Indemnification), Section 6.5(c) (Reasonable Best Efforts; Notification), this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.10    Incorporation of Exhibits.    The Disclosure Schedule and the Exhibit attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 9.11    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.12    Subsidiaries.    As used in this Agreement, “Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such person. As used in this Agreement, “Significant Subsidiary” has the meaning assigned to such term in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

Section 9.13    Person.    As used in this Agreement, “Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

Section 9.14    Knowledge of the Company; Knowledge of Parent.    As used in this Agreement, “knowledge of the Company” means the actual (but not constructive or imputed) knowledge of Craig W. Rydin, Harlan M. Kent, Bruce H. Besanko, Martha S. LaCroix and James A. Perley. As used in this Agreement, “knowledge of Parent” means the actual (but not constructive or imputed) knowledge of Robin P. Selati, George Peinado and Richard Copans.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

YCC HOLDINGS LLC

By:	/S/ ROBIN P. SELATI
Name: Robin P. Selati
Title:

YANKEE ACQUISITION CORP.

By:	/S/ ROBIN P. SELATI
Name: Robin P. Selati
Title:

THE YANKEE CANDLE COMPANY, INC.

By:	/S/ CRAIG W. RYDIN
Name: Craig W. Rydin
Title: Chairman and Chief Executive Officer

ANNEX B

Opinion of Lehman Brothers

October 24, 2006

Board of Directors

The Yankee Candle Company, Inc.

16 Yankee Candle Way

South Deerfield, MA 01373-0110

Members of the Board:

We understand that The Yankee Candle Company, Inc. (“Yankee” or the “Company”) intends to enter into an Agreement and Plan of Merger, dated as of October 24, 2006 (the “Agreement”), by and among the Company, YCC Holdings, LLC (the “Buyer”) and Yankee Acquisition Corp., a wholly owned subsidiary of the Buyer (“Merger Sub”), pursuant to which, (i) Merger Sub will merge with and into the Company, and (ii) upon the effectiveness of such merger, each issued and outstanding share of Yankee common stock will be converted into the right to receive $34.75 in cash (the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including Annual Reports on Form 10-K for the fiscal year ended December 31, 2005 and Quarterly Reports on Form 10-Q for the quarters ended April 1, 2006 and July 1, 2006, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Company Projections”), (4) a trading history of the Company’s common stock from October 24, 2005 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, and (7) the results of the Company’s and our efforts to solicit indications of interest and definitive proposals from third parties with respect to an acquisition of the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon advice of the Company we have assumed that such Company Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We also have considered certain somewhat more conservative assumptions and estimates than those reflected in the Company Projections. We have discussed these assumptions and estimates with the management of the Company and they have permitted us to use them in performing our analysis. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We have performed various investment banking services for the Company and Madison Dearborn Partners, LLC (“MDP”) and its affiliates in the past, and expect to provide such services in the future, and have received, and expect to receive, customary fees for such services. Upon the Company’s request, we also plan to offer all or a portion of the financing for the Proposed Transaction, for which we expect to receive customary fees in connection therewith. In addition, we and our affiliates have investments in certain funds affiliated with MDP. In the ordinary course of our business, we actively trade in the securities of the Company and affiliates of MDP for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/S/    LEHMAN BROTHERS

LEHMAN BROTHERS

2

ANNEX C

Opinion of PJSC

520 Madison Avenue New York, New York 10022 TEL: 2I2.508.1600 FAX: 212.508.1633 info@pjsolomon.com October 24, 2006

Board of Directors

The Yankee Candle Company, Inc.

16 Yankee Candle Way

South Deerfield, MA 01373

Ladies and Gentlemen:

We understand that The Yankee Candle Company, Inc., a Massachusetts corporation (“Yankee”), proposes to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 24, 2006 (the “Agreement”), which provides for the merger of Yankee Acquisition Corp., a Massachusetts corporation (“Merger Sub”) with and into Yankee (the “Merger”). Pursuant to the Merger, each outstanding share of Yankee common stock, par value $0.01 per share (“Yankee Common Stock”), shall be converted into the right to receive $34.75 in cash (the “Merger Consideration”).

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of Yankee Common Stock of the Merger Consideration to be received by such holders pursuant to the Merger.

For purposes of the opinion set forth herein, we have:

(i)        reviewed certain publicly available financial statements and other information of Yankee;

(ii)       reviewed certain internal financial statements and projections relating to earnings and cash flow (the “Projections”) and other financial and operating data concerning Yankee prepared by the management of Yankee;

(iii)      discussed the past and current operations, financial condition and prospects of Yankee with the management of Yankee;

(iv)      reviewed the reported prices and trading activity of Yankee Common Stock;

(v)       compared the financial performance and condition of Yankee and the reported prices and trading activity of Yankee Common Stock with that of certain other comparable publicly traded companies;

(vi)      reviewed publicly available information regarding the financial terms of certain transactions comparable, in whole or in part, to the Merger;

(vii)     performed discounted cash flow analyses based on the Projections;

(viii)    participated in certain discussions among representatives of Yankee;

(ix)      reviewed the draft Agreement described above and certain related documents; and

(x)       performed such other analyses and taken into account such other matters as we have deemed appropriate.

C-1

We have assumed and relied upon the accuracy and completeness of the information reviewed by us for purposes of this opinion, and we have not assumed any obligation or liability for independent verification of such information. We have further relied on the assurances of the management of Yankee that they are not aware of any facts that would make any such information inaccurate or misleading. With respect to the Projections and other information provided to us, we have assumed that such Projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Yankee. We have not assumed any responsibility for, nor have we made, any independent valuation or appraisal of the assets or liabilities of Yankee, nor have we been furnished with any such valuation or appraisal.

We have further assumed that the Merger will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement. We have also assumed that all representations and warranties set forth in the Agreement are true and correct and that all parties to the Agreement will comply with all covenants of such party thereunder.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, October 23, 2006. We are not expressing an opinion herein as to the prices at which Yankee Common Stock will trade or an opinion as to anything other than the fairness from the financial point of view of the Merger Consideration to be received by holders of Yankee Common Stock in the Merger. Furthermore, our opinion does not address Yankee’s underlying business decision to undertake the Merger, and our opinion does not address the relative merits of the Merger as compared to any alternative transactions that might be available to Yankee. We have not considered any tax, accounting or legal effects of the merger on any person or entity.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving Yankee or any of its assets. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of Yankee or the ability of Yankee to pay its obligations when they become due.

The financial advisory services we have provided to Yankee in connection with the Merger were limited to the delivery of this opinion. We will receive a fee upon the delivery of this opinion. In addition, Yankee has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

This letter is for the information and use of the board of directors of Yankee in its consideration of the Merger. This letter does not constitute a recommendation to any holder of Yankee Common Stock as to how any such holder or any other person should vote or act on any matter relating to the Merger.

Based on, and subject to, the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration proposed to be received by the holders of Yankee Common Stock pursuant to the Merger is fair from a financial point of view to such holders.

Very truly yours,

/s/ Peter J. Solomon Company

PETER J. SOLOMON COMPANY L.P

2

ANNEX D

MASSACHUSETTS BUSINESS CORPORATION ACT

Part 13 – DISSENTERS’ RIGHTS

Subdivision A. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

Section 13.01. DEFINITIONS

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

Section 13.02. RIGHT TO APPRAISAL

(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 13.03. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Subdivision B. PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

Section 13.20. NOTICE OF APPRAISAL RIGHTS

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Section 13.21. NOTICE OF INTENT TO DEMAND PAYMENT

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Section 13.22. APPRAISAL NOTICE AND FORM

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

Section 13.23. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Section 13.24. PAYMENT

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Section 13.25. AFTER-ACQUIRED SHARES

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Section 13.26. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Subdivision C. JUDICIAL APPRAISAL OF SHARES

Section 13.30. COURT ACTION

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’ s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Section 13.31. COURT COSTS AND COUNSEL FEES

(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

ANNEX E

Proxy

Proxy—THE YANKEE CANDLE COMPANY, INC.

SPECIAL MEETING OF STOCKHOLDERS—[date]

This Proxy is solicited on behalf of the Board of Directors of The Yankee Candle Company, Inc.

The undersigned, having received notice of the [date] special meeting (the “Special Meeting”) and proxy statement therefor, and revoking all prior proxies, hereby appoints(s) Bruce H. Besanko and James A. Perley, and each of them (with full power of substitution), as proxies of the undersigned to attend the Special Meeting of The Yankee Candle Company, Inc. (“Yankee”) to be held on [day], [date] and any adjourned or postponed sessions thereof, and there to vote and act upon the stated matters on the reverse side in respect of all shares of common stock of Yankee which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the Special Meeting or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned shall vote said shares in person at such Special Meeting or adjourned or postponed session. If the undersigned hold(s) any of the shares of Yankee in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE.

E-1

Special Meeting Proxy Card

A	Issues
	The Board of Directors recommends voting FOR the following proposal.	For	Against	Abstain

1.

The approval and adoption of the merger (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of October 24, 2006 (the “Merger Agreement”), among YCC Holdings LLC, Yankee Acquisition Corp. and Yankee and the Merger Agreement.

The Board of Directors recommends voting FOR the following proposal.

		☐	☐	☐

2.	An adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve and adopt the Merger and the Merger Agreement, if proposed by the Board of Directors.	☐	☐	☐

B	Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) exactly as appearing hereon. When signing as attorney, executor, administrator, other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box

Date (mm/dd/yyyy)

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